      As filed with the Securities and Exchange Commission on December 29, 1998

                       Registration Statement No. 33-__________

                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                  -------------------------------------------------

                                       FORM S-4

                                REGISTRATION STATEMENT

                                        UNDER

                              THE SECURITIES ACT OF 1933

                  -------------------------------------------------

                             FIRST MERCHANTS CORPORATION
                (Exact name of registrant as specified in its charter)

             INDIANA                                   35-1544218
(State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                  Identification No.)

                                        6712
              (Primary Standard Industrial Classification Code Number)

                              200 East Jackson Street
                               Muncie, Indiana  47305
                                   (765) 747-1500
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  ------------------------------------------------

     Larry R. Helms                             With a copy to:
     Senior Vice President                          David R. Prechtel, Esq.
     First Merchants Corporation                    Bingham Summers Welsh &
     200 East Jackson Street                                   Spilman
     Muncie, Indiana 47305                          2700 Market Tower
     (765) 747-1530                                 10 West Market Street
                                                    Indianapolis, Indiana  46204
                                                    (317) 635-8900

     (Name, address, including zip code,
     and telephone number, including area
     code, of agent for service)

     Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger described in the accompanying Proxy Statement/Prospectus.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.    /  /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   /  /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   /  /

                          CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------
Title of each class               Amount                Proposed                  Proposed               Amount of
of securities                     to be              maximum offering          maximum aggregate        registration
to be registered               registered(1)         price per unit(2)         offering price (2)           fee
---------------------------------------------------------------------------------------------------------------------
Common Stock,                   Up to
 no par value                 1,098,837 shares            $13.240748               $14,549,424          $4,292.08


(1) This represents the maximum number of shares to be offered to Jay Financial Corporation shareholders.

(2) The maximum offering price is based on an estimate solely for the purpose of calculating the registration fee and has been calculated in accordance with Rule 457 (f)(2) on the basis of the book value on November 30, 1998 of the shares of common stock of Jay Financial Corporation to be cancelled in connection with the merger.

                 -------------------------------------------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             JAY FINANCIAL CORPORATION
                                112 WEST MAIN STREET
                                   P.O. BOX 1089
                              PORTLAND, INDIANA 47371

                            NOTICE OF SPECIAL MEETING OF
                              SHAREHOLDERS TO BE HELD
                               _______________, 1999

     Notice is hereby given that, pursuant to the call of the Board of Directors, a Special Meeting of the Shareholders of Jay Financial Corporation, will be held on ________________ ___, 1999, at _______ p.m. local time, at the main office of The First National Bank of Portland located at 112 West Main Street, Portland, Indiana 47371.

     The purposes of the Special Meeting are:

     1. To consider and vote upon the transactions contemplated by the Agreement of Reorganization and Merger dated August 20, 1998, between First Merchants Corporation and Jay Financial Corporation. Pursuant to the Agreement, Jay Financial Corporation will be merged into First Merchants Corporation and The First National Bank of Portland will become a wholly-owned subsidiary of First Merchants Corporation. The merger is more fully described in the accompanying Proxy Statement-Prospectus; and

     2. To transact such other business as may properly be presented at the Special Meeting.

     Holders of Class A and Class B common stock of record at the close of business on ______________ ___, 1999, will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Holders of Class A and Class B common stock shall vote as one group and no distinction shall be drawn between Class A and Class B shares.

     Shareholders of Jay Financial Corporation are entitled to assert dissenters' rights of appraisal in connection with the proposed merger under Chapter 44 of the Indiana Business Corporation Law, a copy of which is attached as Appendix B to the accompanying Proxy Statement-Prospectus.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                   By Order of the Board of Directors


                                   Barry J. Hudson, Chairman of the Board

__________, 1999
Portland, Indiana

                PROSPECTUS OF FIRST MERCHANTS CORPORATION FOR UP TO
                          1,098,837 SHARES OF COMMON STOCK
                                        AND
                    PROXY STATEMENT OF JAY FINANCIAL CORPORATION
        FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD __________, 1999

     The Boards of Directors of First Merchants Corporation ("FIRST MERCHANTS") and Jay Financial Corporation ("JAY FINANCIAL") have agreed to merge Jay Financial with and into First Merchants. This Proxy Statement-Prospectus serves as a Prospectus with respect to a maximum of 1,098,837 shares of First Merchants common stock being offered to shareholders of Jay Financial in connection with the proposed merger. This Proxy Statement-Prospectus constitutes the Proxy Statement of Jay Financial in connection with the Special Meeting of Shareholders to be held on __________________ ___, 1999 for the purpose of voting on the merger.

     If Jay Financial is merged into First Merchants, each share of Jay Financial common stock shall be converted into the right to receive 13.41681 shares of First Merchants common stock. This exchange ratio is subject to adjustment under the circumstances described in this Proxy Statement-Prospectus. First Merchants will pay cash for any fractional share interests resulting from the exchange ratio.

     The merger cannot be completed unless the shareholders of Jay Financial approve it. Jay Financial will hold a special meeting of its shareholders for that purpose. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and returning the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

     The Special Meeting of the Shareholders of Jay Financial will be held on ____________ __, 1999 at ___ p.m. local time, at the main office of The First National Bank of Portland located at 112 West Main Street, Portland, Indiana 47371.

      This document provides you with detailed information about the Special Meeting and the proposed merger. We encourage you to read this entire document carefully. You can also get information about First Merchants from publicly available documents that First Merchants has filed with the Securities and Exchange Commission. Additionally, shares of First Merchants common stock are traded in the over-the-counter market and share prices are reported by the NASDAQ National Market System under the symbol FRME.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS PROXY
STATEMENT-PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  PROXY STATEMENT-PROSPECTUS DATED ___________, 1999
              AND FIRST MAILED TO SHAREHOLDERS ON _______________, 1999.

THIS PROXY STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT FIRST MERCHANTS THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THE INFORMATION INCORPORATED BY REFERENCE IS AVAILABLE WITHOUT CHARGE TO EACH JAY FINANCIAL SHAREHOLDER UPON WRITTEN OR ORAL REQUEST TO LARRY R. HELMS, SENIOR VICE PRESIDENT AND GENERAL COUNSEL, FIRST MERCHANTS CORPORATION, 200 EAST JACKSON STREET, MUNCIE INDIANA 47305, (765) 747-1530. TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST SUCH INFORMATION BY __________, 1999.


                                  TABLE OF CONTENTS

                                                                          PAGE
SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     The Companies . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     The Shareholders Meeting. . . . . . . . . . . . . . . . . . . . . .     1
     Record Date; Vote Required. . . . . . . . . . . . . . . . . . . . .     2
     Reasons for the Merger. . . . . . . . . . . . . . . . . . . . . . .     2
     Recommendation to Shareholders. . . . . . . . . . . . . . . . . . .     2
     The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
     Exchange of Shares. . . . . . . . . . . . . . . . . . . . . . . . .     3
     Opinion of Financial Adviser. . . . . . . . . . . . . . . . . . . .     3
     What We Need to Do to Complete the Merger . . . . . . . . . . . . .     3
     Termination of the Merger . . . . . . . . . . . . . . . . . . . . .     4
     Waiver and Amendment. . . . . . . . . . . . . . . . . . . . . . . .     4
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . .     4
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . .     4
     Restrictions Placed on the Sale of First Merchants Stock Issued to
         Certain Jay Financial Shareholders. . . . . . . . . . . . . . .     5
     Comparative Rights of First Merchants Shareholders And Jay
         Financial Shareholders. . . . . . . . . . . . . . . . . . . . .     5
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . .     5
     Certain Federal Income Tax Consequences . . . . . . . . . . . . . .     5
     Management and Operations After the Merger. . . . . . . . . . . . .     5
     Interests of Directors and Officers in the Merger that are Different
         From Your Interests . . . . . . . . . . . . . . . . . . . . . .     6
     Pro Forma Comparative Per Share Data. . . . . . . . . . . . . . . .     6

SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . .     8

SPECIAL MEETING (Jay Financial Shareholders) . . . . . . . . . . . . . .    15
     General Information . . . . . . . . . . . . . . . . . . . . . . . .    15
     Matters To Be Considered. . . . . . . . . . . . . . . . . . . . . .    15
     Votes Required. . . . . . . . . . . . . . . . . . . . . . . . . . .    15
     Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
     Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . .    16
     Recommendations . . . . . . . . . . . . . . . . . . . . . . . . . .    16


                                         (i)

MERGER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     Description of the Merger . . . . . . . . . . . . . . . . . . . . .    17
     First Merchants' Reasons for the Merger . . . . . . . . . . . . . .    17
     Jay Financial's Reasons for the Merger. . . . . . . . . . . . . . .    17
     Opinion of Financial Advisor. . . . . . . . . . . . . . . . . . . .    19
     Recommendation of the Board of Directors. . . . . . . . . . . . . .    23
     Exchange of Jay Financial Common Stock. . . . . . . . . . . . . . .    23
     Conversion Ratio Adjustment . . . . . . . . . . . . . . . . . . . .    24
     Rights of Dissenting Shareholders . . . . . . . . . . . . . . . . .    24
     Resale of First Merchants Common Stock by Jay Financial Affiliates.    26
     Conditions to Consummation of the Merger. . . . . . . . . . . . . .    27
     Termination; Waiver; Amendment. . . . . . . . . . . . . . . . . . .    27
     Restrictions Affecting Jay Financial. . . . . . . . . . . . . . . .    28
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . .    29
     Effective Date of the Merger. . . . . . . . . . . . . . . . . . . .    29
     Management After the Merger . . . . . . . . . . . . . . . . . . . .    30
     Interests of Certain Persons in the Merger. . . . . . . . . . . . .    30
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . .    31
     Registration Statement. . . . . . . . . . . . . . . . . . . . . . .    31

FEDERAL INCOME TAX CONSEQUENCES. . . . . . . . . . . . . . . . . . . . .    32

COMPARATIVE PER SHARE DATA . . . . . . . . . . . . . . . . . . . . . . .    34
     Nature of Trading Market. . . . . . . . . . . . . . . . . . . . . .    34
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35

DESCRIPTION OF FIRST MERCHANTS . . . . . . . . . . . . . . . . . . . . .    37
     Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
     Acquisition Policy and Pending Transactions . . . . . . . . . . . .    37
     Incorporation of Certain Information by Reference . . . . . . . . .    38

DESCRIPTION OF JAY FINANCIAL . . . . . . . . . . . . . . . . . . . . . .    39
     Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
     Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
     Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
     Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
     Security Ownership of Certain Beneficial Owners and Management. . .    41
     Certain Relationships and Related Transactions. . . . . . . . . . .    43

JAY FINANCIAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . . . . . . .    44

REGULATION AND SUPERVISION OF FIRST MERCHANTS,
JAY FINANCIAL AND SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . .    67
     Bank Holding Company Regulation . . . . . . . . . . . . . . . . . .    67
     Capital Adequacy Guidelines for Bank Holding Companies. . . . . . .    67
     Bank Regulation . . . . . . . . . . . . . . . . . . . . . . . . . .    68


                                         (ii)

     Bank Capital Requirements . . . . . . . . . . . . . . . . . . . . .    69
     FDICIA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    69
     Deposit Insurance . . . . . . . . . . . . . . . . . . . . . . . . .    70
     Brokered Deposits . . . . . . . . . . . . . . . . . . . . . . . . .    70
     Interstate Banking And Branching. . . . . . . . . . . . . . . . . .    71
     Additional Matters. . . . . . . . . . . . . . . . . . . . . . . . .    71

COMPARISON OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . .    72
     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . .    72
     Authorized But Unissued Shares. . . . . . . . . . . . . . . . . . .    72
     Preemptive Rights . . . . . . . . . . . . . . . . . . . . . . . . .    73
     Dividend Rights . . . . . . . . . . . . . . . . . . . . . . . . . .    73
     Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .    73
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . .    74
     Liquidation Rights. . . . . . . . . . . . . . . . . . . . . . . . .    75
     Assessment and Redemption . . . . . . . . . . . . . . . . . . . . .    75
     Anti-Takeover Provisions. . . . . . . . . . . . . . . . . . . . . .    75
     Director Liability. . . . . . . . . . . . . . . . . . . . . . . . .    77

LEGAL OPINIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    77

EXPERTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    78

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    78


WHERE YOU CAN FIND ADDITIONAL INFORMATION. . . . . . . . . . . . . . . .    78

FORWARD LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .    80

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . .  F-1

APPENDICES
     A.  Agreement of Reorganization and Merger. . . . . . . . . . . . .  A-1
     B.  Indiana Business Corporation Law, Chapter 44
         (Dissenters' Rights of Appraisal) . . . . . . . . . . . . . . .  B-1
     C.  Fairness Opinion of Professional Bank Services, Inc.. . . . . .  C-1

                                        (iii)

                                      SUMMARY

THIS BRIEF SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THE PROXY STATEMENT-PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THE ENTIRE PROXY STATEMENT-PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS TO UNDERSTAND THE MERGER FULLY. SEE "WHERE YOU CAN FIND ADDITIONAL INFORMATION" ON PAGE 78.

THE COMPANIES (PAGES 37 AND 39 )

FIRST MERCHANTS CORPORATION
200 East Jackson Street
Muncie, Indiana  47305
(765) 747-1500

First Merchants is a multi-bank holding company organized under the laws of the State of Indiana and headquartered in Muncie, Indiana. First Merchants has five banking subsidiaries, First Merchants Bank, National Association, First United Bank, Pendleton Banking Company, The Union County National Bank of Liberty and The Randolph County Bank. In addition, Pendleton Banking Company owns First Merchants Insurance Services, Inc. See "DESCRIPTION OF FIRST MERCHANTS."

First Merchants has also entered into a definitive agreement to acquire Anderson Community Bank. See "DESCRIPTION OF FIRST MERCHANTS--Acquisition Policy and Pending Transactions."

JAY FINANCIAL CORPORATION
112 West Main Street
P.O. Box 1089
Portland, Indiana  47371
(219) 726-7158

Jay Financial is a one bank holding company organized under the laws of the State of Indiana. The First National Bank of Portland is a wholly-owned subsidiary of Jay Financial. See "DESCRIPTION OF JAY FINANCIAL."

THE SHAREHOLDERS MEETING (PAGE 15)

The Special Meeting of Shareholders of Jay Financial will be held on ________ __, 1999, at ____ p.m. local time, at The First National Bank of Portland, 112 West Main Street, Portland, Indiana 47371. At the Special Meeting, Jay Financial shareholders will be asked:

     1.   to approve the merger of Jay Financial and First Merchants; and

     2. to act on any other items that may be submitted to a vote at the Special Meeting.

RECORD DATE; VOTE REQUIRED (PAGE 15)

You can vote at the Special Meeting of Shareholders if you owned either Class A or Class B common stock of Jay Financial at the close of business on _________, 1999. You can cast one vote for each share of stock you owned on that date. To approve the merger, the holders of a majority of the shares of Jay Financial common stock outstanding must vote in its favor. You can vote your shares by attending the Special Meeting of Shareholders or you can mark the enclosed proxy card with your vote, sign it and mail it in the enclosed return envelope. You can revoke your proxy as late as the date of the meeting either by sending in a new proxy or by attending the meeting and voting in person.

Jay Financial's executive officers, directors and their affiliates control in the aggregate, directly and indirectly, 58,592 shares or approximately 71% of the shares of Jay Financial common stock outstanding. Barry J. Hudson, Chairman of the Board of Jay Financial, has agreed to cause all shares of Jay Financial common stock owned by him of record or beneficially to be voted in favor of the merger. Mr. Hudson owns of record or beneficially 54,879 shares or approximately 67% of the shares of Jay Financial common stock outstanding. As a result, approval of the merger is assured merely by the vote of all shares controlled by Barry Hudson in favor of the merger.

REASONS FOR THE MERGER (PAGE 17)

FIRST MERCHANTS. First Merchants' Board of Directors considered a number of financial and nonfinancial factors in making its decision to merge with Jay Financial, including its respect for the ability and integrity of the Jay Financial Board of Directors, management and staff. The Board believes that expanding First Merchants' operations in the areas Jay Financial operates offers long term strategic benefits to First Merchants.

JAY FINANCIAL. In considering the merger with First Merchants, the Board of Directors of Jay Financial collected and evaluated a variety of economic, financial and market information regarding First Merchants and its subsidiaries, their respective businesses and First Merchants' reputation and future prospects. In the opinion of the Board of Directors of Jay Financial, favorable factors included First Merchants' strong earnings and stock performance, its management, the compatibility of its markets to those of Jay Financial and the attractiveness of First Merchants' offer from a financial perspective. Consideration was further given to the potential benefits of ownership of First Merchants common stock, which is traded in the over-the-counter market and reported on the NASDAQ National Market System, as compared to Jay Financial common stock, which has no established public trading market. In addition, the Board of Directors considered the opinion of Professional Bank Services, Inc., the financial advisor to Jay Financial, indicating that the consideration to be received by Jay Financial's shareholders under the Agreement is fair from a financial perspective. The Board of Directors believes that the merger will have a positive, long-term impact on The First National Bank of Portland's customers and employees and the communities served by The First National Bank of Portland.

RECOMMENDATION TO SHAREHOLDERS (PAGES 16 AND 23)

The Board of Directors of Jay Financial believes that the merger is in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the merger.

THE MERGER (PAGE 17)

WE HAVE ATTACHED THE AGREEMENT OF REORGANIZATION AND MERGER (THE "AGREEMENT") TO THIS DOCUMENT AS APPENDIX A. PLEASE READ THE AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

Jay Financial will merge with First Merchants and thereafter Jay Financial will cease to exist. As a result of the merger, The First National Bank of Portland will become a wholly-owned subsidiary of First Merchants. We hope to complete this merger in the first quarter of 1999.

EXCHANGE OF SHARES (PAGE 23)

As a Jay Financial shareholder, each of your shares of Jay Financial common stock will be converted into the right to receive 13.41681 shares of First Merchants common stock. Cash will be paid for fractional shares of First Merchants common stock resulting from the conversion ratio. The exact number of shares of First Merchants common stock that you will receive is subject to adjustment under certain circumstances described in detail later in this document.

There is currently no established trading market for shares of Jay Financial common stock. Shares of First Merchants common stock are traded in the over-the-counter market and are reported on the NASDAQ National Market System. The closing price of First Merchants common stock was $27.33 per share on August 19, 1998 (as adjusted to take into account a 3-for-2 stock split of First Merchants common stock effected in October, 1998), the business day before the merger was
publicly announced, and was $_______ per share on ________ __, 1999.   Based on
the conversion ratio of 13.41681, the market value of the consideration that Jay Financial shareholders will receive in the merger for each share of Jay Financial common stock would be $366.68 based on First Merchants' closing stock price on August 19, 1998 and $_______ based on First Merchants' closing stock price on __________ __, 1999. Of course, the market price of First Merchants' shares will fluctuate prior to the merger, while the conversion ratio is fixed.

OPINION OF FINANCIAL ADVISER (PAGE 19)

The Board of Directors of Jay Financial has received the written opinion of Professional Bank Services, Inc. dated August 19, 1998, that the terms of the merger are fair from a financial point of view to the shareholders of Jay Financial. The opinion was updated as of the date of this Proxy Statement-Prospectus. We have attached a copy of the opinion and update to this document as Appendix C.

WHAT WE NEED TO DO TO COMPLETE THE MERGER (PAGE 27)

The completion of the merger depends on a number of conditions being met. In addition to our compliance with the Agreement, these conditions include among others:

     1.   approval of the Agreement by Jay Financial shareholders;

     2.   approval of the merger by certain regulatory agencies;

     3. the receipt of a letter from First Merchants' independent public accountants as to its ability to account for the merger as a "pooling of interests;" and

     4. the receipt of an opinion of counsel with respect to certain federal income tax matters.

TERMINATION OF THE MERGER (PAGE 27)

The Agreement may be terminated before the merger becomes effective upon the occurrence of certain events, including among others:

     1.   a material misrepresentation or breach of the Agreement;

     2. a material adverse change in the financial condition of First Merchants or Jay Financial since June 30, 1998;

     3.   the failure of the merger to qualify as a tax-free reorganization;

     4. the failure of the merger to qualify for "pooling of interests" accounting treatment;

     5.   the merger not having been completed before April 30, 1999; or

     6. the average daily closing price of First Merchants common stock for a defined period before closing of the merger being less than $22.93 or greater than $34.40, subject to the right of the nonterminating party to preserve the Agreement by adjusting the conversion ratio.

WAIVER AND AMENDMENT (PAGE 27)

We can agree to amend the Agreement, and each of us can waive our right to require the other party to adhere to the terms and conditions of the Agreement, where the law allows. However, we may not do so after the Jay Financial shareholders approve the merger if the amendment or waiver would have a material adverse effect on the Jay Financial shareholders.

ACCOUNTING TREATMENT (PAGE 31)

We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company.

REGULATORY APPROVALS (PAGE 29)

The merger must be approved by the Board of Governors of the Federal Reserve System and the Indiana Department of Financial Institutions. We have filed all of the required applications or notices with the Federal Reserve Board and the Indiana Department.

RESTRICTIONS PLACED ON THE SALE OF FIRST MERCHANTS STOCK ISSUED TO CERTAIN JAY FINANCIAL SHAREHOLDERS (PAGE 26)

Certain resale restrictions apply to the sale or transfer of the shares of First Merchants common stock issued to directors, executive officers and 10% shareholders of Jay Financial in exchange for their shares of Jay Financial common stock.

COMPARATIVE RIGHTS OF FIRST MERCHANTS SHAREHOLDERS
AND JAY FINANCIAL SHAREHOLDERS (PAGE 72)

The rights of shareholders of First Merchants and Jay Financial differ in some respects. Upon completion of the merger, Jay Financial shareholders who receive First Merchants common stock will take such stock subject to its terms and conditions. The Articles of Incorporation of First Merchants contain certain anti-takeover measures which may discourage or render more difficult a subsequent takeover of First Merchants by another corporation.

DISSENTERS' RIGHTS (PAGE 24)

Indiana law permits you to dissent from the merger and have the fair value of your stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including giving Jay Financial certain notices and NOT VOTING YOUR SHARES IN FAVOR OF THE MERGER. You will not receive any stock in First Merchants if you dissent and follow all of the required procedures. Instead, you will only receive the value of your stock in cash. The relevant sections of Indiana law governing this process are attached to this document as Appendix B.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGE 32)

In general, no gain or loss, for federal income tax purposes, will be recognized by you upon distribution to you of shares of First Merchants common stock. Gain or loss, for federal income tax purposes, will be recognized, however, with respect to cash payments received by you in lieu of fractional share interests resulting from the conversion ratio. Gain or loss will also be recognized with respect to cash payments received by you if you perfect your dissenters' rights. You are urged to consult with your own tax advisors with respect to the tax consequences of the merger to you.

Our obligation to complete the merger is conditioned on our receipt of a legal opinion about the federal income tax consequences of the merger. The opinion will not however bind the Internal Revenue Service which could take a different view. Determining the actual tax consequences of the merger to you can be complicated.

MANAGEMENT AND OPERATIONS AFTER THE MERGER (PAGE 30)

Jay Financial's corporate existence will cease after the merger. Accordingly, directors and officers of Jay Financial will not serve in such capacities after the effective date of the merger. The directors and officers of The First National Bank of Portland will continue in their respective positions after the merger, subject to certain restrictions.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS (PAGE 30)

Some of Jay Financial's directors and officers have interests in the merger that are different from, or in addition to, their interests as shareholders of Jay Financial. These interests exist because of agreements that the Jay Financial directors and officers have with First Merchants, including the following.

When we complete the merger, Barry J. Hudson, current Chairman of the Board of Jay Financial, will be nominated for election as a director of First Merchants to serve for three years following the merger. The officers and directors of Jay Financial will remain officers and directors of The First National Bank of Portland. The merger is conditioned on First Merchants offering change of control agreements to Barry J. Hudson and James A. Meinerding, the current Chairman of the Board and President, respectively, of Jay Financial.

The members of the Jay Financial Board of Directors knew about these additional interests, and considered them, when they approved the Agreement.

PRO FORMA COMPARATIVE PER SHARE DATA

The following tables show information about Jay Financial's and First Merchants' income per share, dividends per share and book value per share, and similar information reflecting the merger (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods.

We also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes (a method known as "pooling of interests" accounting). The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the conversion ratio of 13.41681. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not attempt to predict or suggest future results.

The information in the following table is based on the historical financial information of Jay Financial included in this document and historical financial information of First Merchants which it has presented in its prior Securities and Exchange Commission filings. The historical financial information of First Merchants has been incorporated into this document by reference. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION" on page 78.

      FIRST MERCHANTS AND JAY FINANCIAL HISTORICAL AND PRO FORMA PER SHARE DATA






                                         NINE MONTHS ENDED       FOR THE YEARS ENDED DECEMBER 31
     FIRST MERCHANTS -- HISTORICAL (1)  SEPTEMBER 30, 1998       1997          1996       1995
                                        ------------------       ----          ----       -----
Net income
       Basic                                 $1.15              $1.44         $1.33       $1.22
       Diluted                                1.13               1.43          1.32        1.21
Cash dividends                                 .57                .69           .59         .51
Book value at period end                     12.88              12.20         11.38       10.66

     JAY FINANCIAL -- HISTORICAL
Net income                                  $13.31             $17.84        $20.40      $16.53
Cash dividends                                1.00               2.00          2.00        1.00
Book value at period end                    179.11             166.39        149.89      131.49



                                         NINE MONTHS ENDED       FOR THE YEARS ENDED DECEMBER 31
     FIRST MERCHANTS -- PRO FORMA (1)   SEPTEMBER 30, 1998       1997          1996        1995
                                        ------------------       ----          ----        -----
Net income
     Basic                                   $1.13              $1.43         $1.35       $1.22
     Diluted                                  1.12               1.42          1.34        1.22
Cash dividends                                 .57                .69           .59         .51
Book value at period end                     12.93              12.39         11.36       10.43

JAY FINANCIAL -- EQUIVALENT (2)
Net income
     Basic                                  $15.16             $19.19        $18.11      $16.37
     Diluted                                 15.03              19.05         17.98       16.37
Cash dividends                                7.65               9.26          7.92        6.84
Book value at period end                    173.48             166.23        152.41      139.94


(1) Restated for 3-for-2 stock splits of First Merchants common stock effected in October 1995 and 1998.
(2) Computed by multiplying First Merchants pro forma per share information by the indicated conversion ratio of 13.41681.

                              SELECTED FINANCIAL DATA

The following tables show summarized historical financial data for each of Jay Financial and First Merchants and also show similar pro forma information reflecting the merger. The pro forma information reflects the "pooling of interests" method of accounting.

We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not take into account these expected expenses or these anticipated financial benefits, or otherwise attempt to predict or suggest future results.

The information in the following tables is based on historical financial information of Jay Financial included in this document and historical financial information of First Merchants that it has presented in its prior Securities and Exchange Commission filings. All of the summary financial information we provide in the following tables should be read in connection with this historical financial information. The historical information of First Merchants has been incorporated into this document by reference. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION" on page 78. First Merchants' audited historical financial statements were audited by Olive, LLP, independent certified public accountants, and Jay Financial's audited historical financial statements were audited by Crowe, Chizek & Co. LLP, independent certified public accountants.

                                   FIRST MERCHANTS
               FIVE YEAR SUMMARY OF SELECTED HISTORICAL FINANCIAL DATA
                   (Dollars in Thousands, Except Per Share Amounts)


                                        NINE MONTHS ENDED
                                           SEPTEMBER 30                         FOR THE YEARS ENDED DECEMBER 31
                                      -------------------------------------------------------------------------------------------
                                        1998         1997           1997           1996           1995          1994         1993
                                        ----         ----           ----           ----           ----          ----         ----
     SUMMARY OF OPERATIONS
Interest income- tax equivalent       $60,905     $57,669        $77,864        $71,607        $68,400        $59,738      $58,592
Interest expense                       28,088      26,376         35,725         32,349         31,351         23,829       24,056
                                      -------      -------        -------        -------        -------       -------      -------
Net interest income- tax equivalent    32,817      31,293         42,139         39,258         37,049         35,909       34,536
Tax equivalent adjustment               1,902       1,763          2,389          2,111          1,952          1,971        2,011
                                      -------      -------        -------        -------        -------       -------      -------
Net interest income                    30,915      29,530         39,750         37,147         35,097         33,938       32,525
Provision for loan losses               1,268         952          1,297          1,253          1,388          1,202        1,654
Noninterest income                      8,385       6,755          9,229          8,342          7,592          6,919        7,350
Noninterest expense                    20,358      19,104         25,748         24,135         22,992         22,632       22,108
                                      -------      -------        -------        -------        -------       -------      -------
Income before income tax and
  cumulative effect of change in
  accounting principle                 17,674      16,229         21,934         20,101         18,309         17,023       16,113
Income tax expense                      6,161       5,557          7,561          6,959          6,261          5,660        5,250
                                      -------      -------        -------        -------        -------       -------      -------

Income before cumulative effect of
  change in accounting principle       11,513      10,672         14,373         13,142         12,048         11,363       10,863

Cumulative effect of change in
  accounting principle                                                                                                         260
                                      -------      -------        -------        -------        -------       -------      -------

NET INCOME                            $11,513     $10,672        $14,373        $13,142        $12,048        $11,363      $11,123
                                      -------     -------        -------        -------        -------        -------      -------
                                      -------     -------        -------        -------        -------        -------      -------

     PER SHARE DATA (1)
Income before cumulative effect
  of change in accounting principle
     Basic                              $1.15       $1.07          $1.44          $1.33          $1.22          $1.15        $1.09
     Diluted                             1.13        1.06           1.43           1.32           1.21           1.15         1.09





                                               NINE MONTHS ENDED
                                                  SEPTEMBER 30                       FOR THE YEARS ENDED DECEMBER 31
                                        --------------------------    ----------------------------------------------------------
                                              1998           1997           1997      1996        1995         1994         1993
                                              ----           ----           ----      ----        ----         ----         ----
Net income
   Basic                                     $1.15         $1.07           $1.44     $1.33      $1.22         $1.15       $1.12
   Diluted                                    1.13          1.06            1.43      1.32       1.21          1.15        1.11
Cash dividends (2)                             .57           .51             .69       .59        .51           .47         .42

     BALANCES END OF PERIOD
Total assets                            $1,113,879    $1,007,711      $1,020,136  $967,993   $942,156      $868,153    $842,681
Total loans                                733,659       699,495         703,784   631,700    553,074       528,641     495,703
Total deposits                             860,588       789,366         843,812   794,451    783,936       720,009     688,644
Securities sold under repurchase
     agreements                             78,302        33,802          15,398    20,054     28,887        19,010      27,319
Federal home loan bank advances             29,704        18,700          20,700     9,150      9,000         8,000       6,000
Stockholders' equity                       129,827       119,714         121,969   112,687    104,967        92,754      89,257

     SELECTED RATIOS
Return on average assets                      1.47%         1.44%           1.45%     1.41%      1.35%         1.33%       1.34%
Return on average equity                     12.23         12.29           12.28     12.16      12.17         12.42       12.89




(1) Restated for 3-for-2 stock splits effected January 1993 and October 1995 and 1998.

(2) Dividends per share are for First Merchants only, not restated for pooling transactions.

                                    JAY FINANCIAL
               FIVE YEAR SUMMARY OF SELECTED HISTORICAL FINANCIAL DATA
                   (Dollars in Thousands, Except Per Share Amounts)



                                                      NINE MONTHS ENDED
                                                         SEPTEMBER 30                FOR THE YEARS ENDED DECEMBER 31
                                                    ---------------------    -----------------------------------------------------
                                                     1998          1997       1997         1996        1995       1994        1993
                                                     ----          ----       ----         ----        ----       ----        ----
   SUMMARY OF OPERATIONS
Interest income - tax equivalent  (1)              $6,519        $6,364     $8,565       $8,215      $7,379     $6,481      $6,548
Interest expense                                    2,904         2,774      3,754        3,525       3,159      2,704       2,855
                                                    ------------------------------------------------------------------------------
Net interest income - tax equivalent (1)            3,615         3,590      4,811        4,690       4,220      3,777       3,693
Tax equivalent adjustment (1)                         (97)         (143)      (187)        (211)       (239)      (275)       (258)
                                                    ------------------------------------------------------------------------------
Net interest income                                 3,518         3,447      4,624        4,479       3,981      3,502       3,435
Provision for loan losses                            (180)         (180)      (240)        (281)       (155)      (139)       (139)
Noninterest income                                    582           523        689          846         596        523         583
Noninterest expense                                 2,241         2,133      2,844        2,483       2,423      2,258       2,134
                                                    ------------------------------------------------------------------------------

Income before income taxes and cumulative
   effect of change in accounting principle         1,679         1,657      2,229        2,561       1,999      1,628       1,745
Income tax expense                                    589           573        768          890         645        476         553
                                                    ------------------------------------------------------------------------------
Income before cumulative effect of change in
    accounting principle                            1,090         1,084      1,461        1,671       1,354      1,152       1,192
Cumulative effect of change in
   accounting principle                               -             -          -            -           -          -            53
                                                    ------------------------------------------------------------------------------

NET INCOME                                         $1,090        $1,084     $1,461       $1,671      $1,354     $1,152      $1,245
                                                   -------       -------     ------      ------      ------     ------      ------
                                                   -------       -------     ------      ------      ------     ------      ------




                                                      NINE MONTHS ENDED
                                                         SEPTEMBER 30                FOR THE YEARS ENDED DECEMBER 31
                                                   ---------------------    ------------------------------------------------------
                                                     1998          1997       1997         1996        1995       1994        1993
                                                     ----          ----       ----         ----        ----       ----        ----
    PER SHARE DATA (2)
Income before cumulative effect of change in
  accounting principle                             $13.31        $13.24     $17.84       $20.40      $16.53     $14.07      $14.56
Net income                                          13.31         13.24      17.84        20.40       16.53      14.07       15.20
Cash dividends                                       1.00          1.00       2.00         2.00        1.00       0.95        0.95

    BALANCES END OF PERIOD
Total Assets                                     $108,626      $103,570   $104,977     $101,679     $92,492    $87,391     $84,907
Total Loans                                        88,242        84,484     84,908       77,502      64,660     55,565      49,545
Total Deposits                                     88,872        83,685     83,602       87,151      80,829     76,213      74,739
Noninterest-bearing deposits                        5,205         4,508      5,441        7,040       6,660      6,555       5,532
Interest-bearing deposits                          83,667        79,177     78,161       80,111      74,169     69,658      69,207
Long-term borrowings                                3,800         3,800      4,800        1,000           0          0         568
Shareholders' equity                               14,669        13,318     13,627       12,276      10,769      8,912       8,449

     SELECTED RATIOS
Return on average assets                             1.37%         1.42%      1.42%        1.70%       1.52%      1.37%       1.51%
Return on average equity                            10.25         11.29      11.25        14.44       13.70      13.34       15.82




(1) Net interest income has been presented on both a tax equivalent and non-tax equivalent basis. The tax equivalent basis was calculated using a 34% tax rate for all periods presented. The tax equivalent adjustment reverses the tax equivalent basis in order to present net interest income in accordance with generally accepted accounting principles (GAAP), as reflected in the consolidated financial statements.

(2) Per share data has been retroactively adjusted to reflect stock dividends.

                                  FIRST MERCHANTS
                    PRO FORMA SUMMARY OF SELECTED FINANCIAL DATA
                  (Dollars In Thousands, Except Per Share Amounts)




                                           NINE MONTHS ENDED       FOR THE YEARS ENDED DECEMBER 31
                                              SEPTEMBER 30     -------------------------------------
                                                  1998           1997            1996          1995
                                                  ----           ----            ----          ----
     SUMMARY OF OPERATIONS
Interest income -- tax equivalent               $67,424        $86,429        $79,822        $75,779
Interest expense                                 30,992         39,479         35,874         34,510
                                                -------        -------         -------       -------
Net interest income -- tax equivalent            36,432         46,950         43,948         41,269
Tax equivalent adjustment                         1,999          2,576          2,322          2,191
                                                -------        -------         -------       -------
Net interest income                              34,433         44,374         41,626         39,078
Provision for loan losses                         1,448          1,537          1,534          1,543
Noninterest income                                8,967          9,918          9,188          8,188
Noninterest expense                              22,599         28,592         26,618         25,415
                                                -------        -------         -------       -------
Income before income tax                         19,353         24,163         22,662         20,308
Income tax expense                                6,750          8,329          7,849          6,906
                                                -------        -------         -------       -------
Net income                                      $12,603        $15,834        $14,813        $13,402
                                                -------        -------         -------       -------
                                                -------        -------         -------       -------

     PER SHARE DATA (1)
Net income
  Basic                                           $1.13          $1.43          $1.35          $1.22
  Diluted                                          1.12           1.42           1.34           1.22
Cash dividends (2)                                  .57            .69            .59            .51

     BALANCES END OF PERIOD
Total assets                                 $1,222,505     $1,125,113     $1,069,672     $1,034,648
Total loans                                     821,901        788,692        709,202        617,734
Total deposits                                  949,460        927,414        881,602        864,765
Securities sold under repurchase
   agreements                                    78,302         15,398         20,054         28,887
Federal home loan bank advances                  33,504         25,500         10,150          9,000




                                           NINE MONTHS ENDED       FOR THE YEARS ENDED DECEMBER 31
                                              SEPTEMBER 30     -------------------------------------
                                                  1998           1997            1996          1995
                                                  ----           ----            ----          ----

Stockholders' equity                           $144,496       $135,596       $124,963       $115,736


    SELECTED RATIOS
Return on average assets                           1.46%          1.44%          1.44%          1.37%
Return on average equity                          12.03          12.18          12.38          12.30



(1) Restated for 3-for-2 stock splits effected January 1993 and October 1995 and 1998.
(2) Dividends per share are for First Merchants only, not restated for pooling transactions.

                                  SPECIAL MEETING

                         SPECIAL MEETING OF SHAREHOLDERS OF
                             JAY FINANCIAL CORPORATION

GENERAL INFORMATION

     This Proxy Statement-Prospectus is furnished to the shareholders of Jay Financial Corporation ("JAY FINANCIAL") in connection with the solicitation by the Board of Directors of Jay Financial of proxies for use at the Special Meeting of Shareholders to be held on ___________________, 1999, at ________ o'clock p.m., local time, at the main office of The First National Bank of Portland, 112 West Main Street, Portland, Indiana 47371. This Proxy Statement-Prospectus is first being mailed to Jay Financial shareholders on _______________________ ___, 1999.

MATTERS TO BE CONSIDERED

     The purpose of the Special Meeting is to consider and vote upon an Agreement of Reorganization and Merger (the "AGREEMENT"), dated August 20, 1998, by and between First Merchants Corporation ("FIRST MERCHANTS") and Jay Financial. Pursuant to the Agreement, Jay Financial will merge with and into First Merchants and The First National Bank of Portland will become a wholly-owned subsidiary of First Merchants.

VOTES REQUIRED

     Approval of the Agreement requires the affirmative vote of a majority of the outstanding shares of Jay Financial Class A and Class B common stock. Only holders of record of Jay Financial common stock at the close of business on _____________ ___, 1999, are entitled to notice of, and to vote at, the Special Meeting. Jay Financial had 81,900 shares of common stock issued and outstanding on the record date, which shares were held of record by approximately 74 shareholders. Each share of Jay Financial common stock is entitled to one vote.

     Jay Financial's executive officers, directors and their affiliates control in the aggregate, directly and indirectly, 58,592 shares or approximately 71% of the shares of Jay Financial common stock outstanding. Barry J. Hudson, Chairman of the Board of Jay Financial, has agreed to cause all shares of Jay Financial common stock owned by him of record or beneficially to be voted in favor of the merger. Mr. Hudson owns of record or beneficially 54,879 shares or approximately 67% of the shares of Jay Financial common stock outstanding. As a result, approval of the merger is assured merely by the vote of all shares controlled by Barry Hudson in favor of the merger.

PROXIES

     The shares represented by proxies properly signed and returned will be voted at the Special Meeting. In the absence of specific instructions to the contrary, proxies will be voted FOR approval of the Agreement described in this Proxy Statement-Prospectus and in accordance with the judgment of the persons named as proxies with respect to any other matter which may properly come before the Special Meeting. Any shareholder giving a proxy has the right to revoke it before it is exercised. Therefore, execution of a proxy will not affect a shareholder's right to vote in person if he or she attends the Special Meeting. Revocation may be made by a later dated proxy delivered to Jay Financial; by written notice sent to the Secretary of Jay Financial at 112 West Main Street, Portland, Indiana 47371; or by personal oral or written request at the Special Meeting. To be effective, any revocation must be received before the proxy is exercised.

     Because approval of the Agreement and the merger of Jay Financial into First Merchants requires the affirmative vote of a majority of the outstanding shares of Jay Financial common stock, abstentions and broker non-votes will have the same effect as voting against approval of the Agreement. Accordingly, the Jay Financial Board urges the Jay Financial shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope.

SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by Jay Financial. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and certain employees of Jay Financial, who will not be specially compensated for such soliciting. In soliciting proxies, the directors, officers and employees of Jay Financial have no authority to make any representations and warranties about the merger or the Agreement in addition to or contrary to the provisions stated in this Proxy Statement-Prospectus. No statement made by a director, officer or employee of Jay Financial regarding the merger or the Agreement should be relied upon except as expressly stated in this Proxy Statement-Prospectus.

RECOMMENDATIONS

     The Jay Financial Board has unanimously approved the Agreement and the transactions contemplated thereby. The Board believes that the merger is in the best interests of Jay Financial and its shareholders. The Board unanimously recommends that the Jay Financial shareholders vote "FOR" the Agreement and the transactions contemplated thereby. See "MERGER - Jay Financial's Reasons for the Merger - Recommendation of the Board of Directors."

                                       MERGER

THE FOLLOWING SUMMARY OF CERTAIN ASPECTS OF THE AGREEMENT DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE TERMS OF THE AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT-PROSPECTUS AS APPENDIX A AND IS INCORPORATED INTO THIS PROXY STATEMENT-PROSPECTUS BY REFERENCE.

DESCRIPTION OF THE MERGER

     Under the terms of the Agreement, Jay Financial will merge with and into First Merchants and the separate corporate existence of Jay Financial will cease. As a result, The First National Bank of Portland (the "BANK") will become a wholly-owned subsidiary of First Merchants. It is the present intention of First Merchants to continue to operate the Bank as a subsidiary after the effective date of the merger.

FIRST MERCHANTS' REASONS FOR THE MERGER

     In adopting the Agreement and the merger, the First Merchants Board considered a number of factors concerning First Merchants' benefits of the merger. Without assigning any relative or specific weights to the factors, the First Merchants Board considered the following material factors:

          1. First Merchants' respect for the ability and integrity of the Jay Financial Board of Directors, management, and staff, and their affiliates and First Merchants' belief that expanding its operations in the areas served by Jay Financial offers important long range strategic benefits to First Merchants;

          2. a review of (i) the business, operations, earnings, and financial condition including the capital levels and asset quality, of Jay Financial on a historical, prospective, and pro forma basis in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the market in which Jay Financial operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on a historical and prospective basis, and (iii) the results of First Merchants' due diligence review of Jay Financial; and

          3. a variety of factors affecting and relating to the overall strategic focus of First Merchants, including First Merchants' desire to expand into contiguous markets.

JAY FINANCIAL'S REASONS FOR THE MERGER

     Among other items considered by the Jay Financial Board of Directors in evaluating whether to remain independent or whether to pursue a merger with First Merchants were the following factors:

          1. the prospects of Jay Financial and First Merchants, as separate institutions and as combined;

          2. the compatibility of First Merchants' subsidiary banks' markets to that of Jay Financial's market;

          3. the anticipated tax-free nature of the merger to the shareholders of Jay Financial receiving solely First Merchants common stock in exchange for their shares of Jay Financial common stock;

          4. the possibility of increased liquidity through ownership of First Merchants common stock as compared to Jay Financial common stock because First Merchants common stock is traded in the over-the-counter market and share prices are reported on the NASDAQ National Market System;

          5. the timeliness of a merger given the state of the economy and the stock markets as well as anticipated trends in both;

          6.   regulatory requirements;

          7. relevant price information involving recent comparable bank acquisitions which occurred in the Midwest United States;

          8. First Merchants' intention to operate the Bank as a wholly-owned subsidiary of First Merchants;

          9. an analysis of alternatives to Jay Financial merging with First Merchants, including other potential acquirors; and

          10. the opinion of Professional Bank Services, Inc. indicating that the consideration to be received by Jay Financial's shareholders under the Agreement is fair from a financial perspective.

     The Board of Directors of Jay Financial also considered the impact of the merger on Jay Financial's and the Bank's customers and employees and the communities served by the Bank. First Merchants' historical practice of retaining employees of acquired institutions with competitive salary and benefit programs was considered, as was the opportunity for training, education, growth and advancement of the Bank's employees within First Merchants or one of its subsidiaries. The Board of Directors of Jay Financial examined First Merchants' continuing commitment to the communities served by the institutions previously acquired by First Merchants. Further from the standpoint of the Bank's customers, it was anticipated that more products and services would become available because of First Merchants' greater resources.

     Based upon the foregoing factors, the Board of Directors of Jay Financial concluded that it was advantageous to merge with First Merchants. The importance of the various factors relative to one another cannot be precisely determined or measured.

OPINION OF FINANCIAL ADVISOR

     Professional Bank Services, Inc. ("PBS") was engaged by Jay Financial to advise Jay Financial's Board of Directors as to the fairness of the consideration, from a financial perspective, to be paid by First Merchants to the Jay Financial shareholders as set forth in the Agreement.

     PBS is a bank consulting firm with offices in Louisville, Chicago, Nashville and Washington, D.C. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in Jay Financial or First Merchants. PBS was selected to advise Jay Financial's Board of Directors based upon its familiarity with Indiana financial institutions and knowledge of the banking industry as a whole.

     PBS performed certain analyses described herein and presented the range of values for Jay Financial resulting from such analyses to the Board of Directors of Jay Financial in connection with its advice as to the fairness of the consideration to be paid by First Merchants.

     A Fairness Opinion of PBS was delivered to the Board of Directors of Jay Financial on August 19, 1998, at a meeting of the Board of Directors and has been updated as of the date of this Prospectus/Proxy Statement. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, and the update are attached as Appendix C to this Proxy Statement-Prospectus and should be read in its entirety.

     In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to Jay Financial and First Merchants. PBS considered certain financial and stock market data of Jay Financial and First Merchants, compared that data with similar data for certain other publicly-held bank holding companies and considered the financial terms of certain other comparable bank transactions in the State of Indiana that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of Jay Financial or First Merchants. PBS took into consideration the results of PBS' wholly owned subsidiary's, Investment Bank Services, Inc. ("IBS"), solicitation of indications of interest from other financial institutions concerning their interest in a possible affiliation with Jay Financial. PBS reviewed the correspondence and information received from interested financial institutions that were contacted. PBS reviewed all offers received by Jay Financial.

     As part of preparing this Fairness Opinion, PBS performed a due diligence review of First Merchants on August 19, 1998. As part of the due diligence, PBS reviewed the following items: minutes of the meetings of the Board of Directors of First Merchants for 1997 and year to date 1998; regulatory reports of examination of First Merchants and First Merchants Bank, National Association; December 31, 1995, 1996 and 1997 audited annual reports and supplemental management letters issued by First Merchants' independent external auditors; the June 30, 1998 Consolidated Reports of Condition and Income for each of First Merchants' subsidiary banks; the Consolidated Financial Statements for Bank Holding Companies (FR Y-9C), the Bank Holding Company Performance Report for March 31, 1998; various asset quality related reports; the most recent Allowance for Loan and Lease Loss analysis reports for First Merchants and each affiliate bank; and independent internal audit reports.

     PBS reviewed and analyzed the historical performance of Jay Financial and Jay Financial's wholly-owned subsidiary, the Bank, contained in: audited Annual Reports and financial statements dated December 31, 1996 and 1997 of Jay Financial; December 31, 1997, March 31, 1998 and June 30, 1998 Consolidated Reports of Condition and Income filed by the Bank with the Federal Deposit Insurance Corporation; December 31, 1997 and March 31, 1998 Uniform Bank Performance Reports of the Bank; historical common stock trading activity of Jay Financial; and the premises and other fixed assets. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

     In connection with rendering the Fairness Opinion and preparing its written and oral presentation to Jay Financial's Board of Directors, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Jay Financial's or First Merchants' control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

     ACQUISITION COMPARISON ANALYSIS: In performing this analysis, PBS reviewed all bank acquisition transactions in the State of Indiana since 1990. There were 64 bank acquisition transactions in Indiana announced since 1990 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Indiana bank acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of Jay Financial. In addition to reviewing recent Indiana bank transactions, PBS performed separate comparable analyses for acquisitions of banks which, like Jay Financial, had an equity-to-asset ratio between 10.00% and 13.50%, had total assets between $75.0 - $200.0 million, had a return on average equity ("ROAE") between 11.00% - 13.50% and bank transactions effected in

Indiana since January 1, 1996. In addition, median values for the 64 Indiana acquisitions expressed as multiples of both book value and earnings were 1.70 and 17.87, respectively. The median multiples of book value and earnings for acquisitions of Indiana banks which, like Jay Financial, had an equity-to-asset ratio between 10.00% and 13.50% were 1.71 and 20.55, respectively. For acquisitions of Indiana banks with assets between $75.0 - $200.0 million, the median multiples were 1.85 and 19.89. For Indiana acquisitions of banks with a ROAE between 11.00% - 13.50%, the median multiples of book value and earnings were 1.96 and 16.61, respectively. The median multiples of book value and earnings for acquisitions of Indiana banks since January 1, 1996, were 2.21 and 24.20, respectively.

     The Agreement provides that, in the proposed transaction, Jay Financial shareholders will receive an aggregate of 732,558 shares of First Merchants common stock (or 1,098,837 shares of First Merchants common stock after taking into account a 3-for-2 stock split of First Merchants common stock effected in October, 1998) for all 81,900 shares of Jay Financial common stock outstanding, as further defined in the Agreement. On August 17, 1998, the average of the bid/ask price for First Merchants common stock on the National Association of Securities Dealers Automated Quotation System was $40.375 per share. Such price does not reflect the effect of the 3-for-2 stock split of First Merchants common stock effected in October, 1998. Using this average price of $40.375 per share of First Merchants common stock, the proposed consideration to be received represents an aggregate value of $29,577,029 or $361.14 per share of Jay Financial common stock. The $361.14 per share of Jay Financial common stock represents a multiple of Jay Financial's December 31, 1997 book value and a multiple of Jay Financial's 1997 net income of 2.17X and 20.24X, respectively.

     The market value of the proposed transaction's percentile ranking was prepared and analyzed with respect to the above Indiana comparable transaction groups. Compared to all Indiana bank transactions, the acquisition value ranked in the 78th percentile as a multiple of book value and in the 62nd percentile as a multiple of earnings. Compared to Indiana bank transactions where the acquired institution had an equity-to-asset ratio between 10.00% and 13.50%, the acquisition value ranked in the 78th percentile as a multiple of book value and the 48th percentile as a multiple of earnings. For Indiana bank acquisitions where the acquired institution had between $75.0 - $200.0 million in assets, the acquisition value ranked in the 75th percentile as a multiple of book value and the 52nd percentile as a multiple of earnings. For Indiana bank transactions where the acquired institution had a ROAE between 11.00% and 13.50%, the acquisition value ranked in the 60th percentile as a multiple of book value and the 70th percentile as a multiple of earnings. For Indiana bank transactions effected since January 1, 1996, the acquisition value ranked in the 49th percentile as a multiple of book value and in the 23rd percentile as a multiple of earnings.

     ADJUSTED NET ASSET VALUE ANALYSIS: PBS reviewed Jay Financial's balance sheet data to determine the amount of material adjustments required to the stockholders' equity of Jay Financial based on differences between the market value of Jay Financial's assets and their value reflected on Jay Financial's financial statements. PBS determined that two adjustments were warranted. Equity was increased $15,000 to reflect the after tax appreciation in Jay Financial's held to maturity securities portfolio. PBS also reflected a value of the non-interest bearing demand deposits of approximately $1,266,000. The aggregate adjusted net asset value of Jay Financial was determined to be $14,908,000 or $182.03 per share of Jay Financial common stock.

     DISCOUNTED EARNINGS ANALYSIS: A dividend discount analysis was performed by PBS pursuant to which a range of values of Jay Financial was determined by adding (i) the present value of estimated future dividend streams that Jay Financial could generate over a five-year period and (ii) the present value of the "terminal value" of Jay Financial's earnings at the end of the fifth year. The "terminal value" of Jay Financial's earnings at the end of the five-year period was determined by applying a multiple of 17.87 times the projected terminal year's earnings. The 17.87 multiple represents the median price paid as a multiple of earnings for all Indiana bank transactions since 1990.

     Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Jay Financial's common stock. The aggregate value of Jay Financial, determined by adding the present value of the total cash flows, was $26,289,000 or $320.99 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate of 6.0%, and a return on assets of 1.50% in year 1, 1.55% in year 2 and 1.60% in years 3 through 20. Dividends were equal to 50.0% of income throughout the analysis. This long-term projection resulted in an aggregate value of $19,810,000 or $241.88 per share of Jay Financial common stock.

     SPECIFIC ACQUISITION ANALYSIS: PBS valued Jay Financial based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror as to price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay in the aggregate $24,494,000, or $299.07 per share, assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on a funding cost of 6.5% adjusted for taxes, amortization of the acquisition premium over 15 years and a projected December 31, 1998 earnings level of $1,659,000. This analysis was repeated assuming a potential acquiror would attain non-interest expense reductions of 10% in the transaction. Based on this analysis an acquiring institution would pay in aggregate $26,120,000 or $318.92 per share of Jay Financial common stock.

     PRO FORMA MERGER ANALYSIS: PBS compared the historical performance of Jay Financial to that of First Merchants and other regional holding companies. This analysis included, among other things, a comparison of profitability, asset quality and capital measures. In addition, the contribution of Jay Financial and First Merchants to the income statement and balance sheet of the pro forma combined company was analyzed.

     The effect of the affiliation on the historical and pro forma financial data of Jay Financial was prepared and analyzed. Jay Financial's historical financial data was compared to the pro forma combined historical and projected earnings, book value and dividends per share.

     The Fairness Opinion is directed only to the question of whether the consideration to be received by Jay Financial's shareholders under the Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Jay Financial shareholder to vote in favor of the affiliation. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by Jay Financial.

     Based on the results of the various analyses described above, PBS concluded that the consideration to be received by Jay Financial's shareholders under the Agreement is fair and equitable from a financial perspective to the shareholders of Jay Financial.

     Based on a First Merchants stock price of $40.375 (which stock price does not reflect the effect of the 3-for-2 stock split of First Merchants common stock effected in October, 1998), PBS and IBS will receive fees of approximately $119,000 for all services performed in connection with the sale of Jay Financial and the rendering of the Fairness Opinion. In addition, Jay Financial has agreed to indemnify PBS and IBS and its directors, officers and employees, from liability in connection with the transaction, and to hold PBS and IBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' or IBS' acts or decisions made in good faith and in the best interest of Jay Financial.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF JAY FINANCIAL HAS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE AGREEMENT AND UNANIMOUSLY RECOMMENDS TO THE JAY FINANCIAL SHAREHOLDERS THAT THEY APPROVE THE AGREEMENT.

EXCHANGE OF JAY FINANCIAL COMMON STOCK

     Under the terms of the Agreement, as of the effective date of the merger, each outstanding share of Jay Financial common stock, other than shares as to which dissenters' rights have been exercised, will be converted into the right to receive 13.41681 shares of First Merchants common stock. The Agreement originally provided for a conversion ratio of 8.94454. However, as a result of First Merchants October 23, 1998, 3-for-2 stock split, the conversion ratio was adjusted to 13.41681. The conversion ratio is subject to further adjustment under certain circumstances. See "MERGER -- Conversion Ratio Adjustment."

     No fractional shares of First Merchants common stock will be issued to Jay Financial shareholders. Each shareholder who otherwise would be entitled to a fractional interest in a First Merchants share as a result of the exchange ratio will, upon surrender of all of the shareholder's certificates, promptly receive cash for the fractional interest. The price of the fractional interest will equal First Merchants' average closing price (as reported by NASDAQ) for the five business days immediately preceding the effective date of the merger.

     After the effective date of the merger, stock certificates previously representing Jay Financial common stock will represent only the right to receive shares of First Merchants common stock and cash for any fractional shares, or, in the case of dissenters, the right to receive cash. After the effective date of the merger and until holders of Jay Financial common stock exchange their stock certificates for First Merchants certificates, they will not receive First Merchants' dividends or other distributions. However, any accumulated dividends or other distributions previously declared will be paid, without interest, upon the exchange of Jay Financial stock certificates for those of First Merchants. On the effective date of the merger, the stock transfer books of Jay Financial will be closed and no transfer of shares of Jay Financial common stock will thereafter be made. If, after the effective date, certificates representing shares of Jay Financial common stock are presented for registration or transfer, they will be cancelled and exchanged for shares of First Merchants' common stock and cash, as applicable.

     Distribution of stock certificates representing shares of First Merchants common stock and cash payments for fractional shares will be made to each former shareholder of Jay Financial within ten days of the shareholder's delivery of his or her certificates. Delivery of Jay Financial shares for conversion will not be taken until after the effective date of the merger. First Merchants Bank, National Association will act as conversion agent in the merger. Instructions as to delivery of stock certificates will be sent to each shareholder shortly after the effective date of the merger.

CONVERSION RATIO ADJUSTMENT

     The Agreement provides that Jay Financial may terminate the Agreement if the First Merchants Average Price (as defined below) is less than $22.93 (a "JAY FINANCIAL PRICE TERMINATION EVENT"). The Agreement also provides that First Merchants may terminate the Agreement if the First Merchants Average Price is greater than $34.40 (a "FIRST MERCHANTS PRICE TERMINATION EVENT"). As a result of First Merchants October 23, 1998, 3-for-2 stock split, such prices have been adjusted from $34.40 and $51.60, respectively, as originally provided in the Agreement.

     If a Jay Financial Price Termination Event occurs and Jay Financial's Board exercises its right to terminate the Agreement, it must give written notice to First Merchants of its election to terminate the merger within 24 hours of the Determination Date (as defined below). Within two business days after the receipt of such notice, First Merchants will have the option of increasing the conversion ratio to equal a number equal to a quotient, the numerator of which is the product of $22.93 and the conversion ratio (as then in effect) and the denominator of which is the First Merchants Average Price. If First Merchants elects to make such an adjustment to the conversion ratio, the Agreement will remain in effect in accordance with its terms (except for the adjustment to the conversion ratio).

     If a First Merchants Price Termination Event occurs and First Merchants' Board exercises its right to terminate the Agreement, it must give written notice to Jay Financial of its election to terminate the merger within 24 hours of the Determination Date. Within two business days after the receipt of such notice, Jay Financial will have the option of decreasing the conversion ratio to equal a number equal to a quotient, the numerator of which is the product of $34.40 and the conversion ratio (as then in effect) and the denominator of which is the First Merchants Average Price. If Jay Financial elects to make such an adjustment to the conversion ratio, the Agreement will remain in effect in accordance with its terms (except for the adjustment to the conversion ratio).

     "First Merchants Average Price" means the average of the daily closing prices of the common stock of First Merchants as reported in The Wall Street Journal (Midwest Edition) for the ten NASDAQ trading days preceding the fifth calendar day prior to the Determination Date. "Determination Date" means the fifth calendar day prior to the closing date of the merger.

RIGHTS OF DISSENTING SHAREHOLDERS

     The Indiana Business Corporation Law ("IBCL") provides shareholders of merging corporations with certain dissenters' rights. The dissenters' rights of Jay Financial shareholders are set forth in Chapter 44 of the IBCL, a copy of which is attached to this Proxy Statement-

Prospectus as Appendix B. Shareholders will not be entitled to dissenters' rights absent strict compliance with the procedures of Indiana law.

     Chapter 44 of the IBCL provides that Jay Financial shareholders have the right to demand payment in cash for the fair value of their shares immediately before the merger becomes effective. Such fair market value excludes any appreciation or depreciation in anticipation of the merger, unless a court determines that such exclusion would be inequitable. To claim this right, the shareholder must first:

          1. deliver to Jay Financial before the vote is taken, written notice of the shareholder's intent to demand payment in cash for the shareholder's shares if the merger is effectuated; AND

          2.   not vote in favor of the merger in person or by proxy.

Dissenting shareholders may send their written notice to Barry J. Hudson, Chairman of the Board, Jay Financial Corporation, 112 West Main Street, Portland, Indiana 47371.

     If the merger is approved by the Jay Financial shareholders, First Merchants or Jay Financial will, within 10 days after shareholder approval, send a notice of dissenters' rights to those shareholders who have satisfied the above conditions. The notice will state the procedures that dissenting shareholders must follow to exercise dissenters' rights under Indiana law.

     A Jay Financial shareholder who is sent such a notice must then:

          1. demand payment for his or her shares of Jay Financial common stock;

          2. certify that beneficial ownership of the Jay Financial shares was acquired before the date set forth in such notice; and

          3. deposit the Jay Financial stock certificates in accordance with the terms of the notice.

     A JAY FINANCIAL SHAREHOLDER WHO DOES NOT STRICTLY COMPLY WITH EACH OF THE CONDITIONS DESCRIBED ABOVE WILL BE CONSIDERED NOT TO BE ENTITLED TO RIGHTS UNDER CHAPTER 44 OF THE IBCL. SHAREHOLDERS WHO EXECUTE AND RETURN THE ENCLOSED PROXY BUT DO NOT SPECIFY A CHOICE ON THE MERGER PROPOSAL WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE MERGER AND ACCORDINGLY TO HAVE WAIVED THEIR DISSENTERS' RIGHTS, UNLESS THE SHAREHOLDER REVOKES THE PROXY PRIOR TO ITS BEING VOTED.

     Upon consummation of the merger, First Merchants will pay each dissenting Jay Financial shareholder who has complied with all of the requirements of Chapter 44 and of the notice, First Merchants' estimate of the fair value of the shares as of the time immediately prior to the merger, EXCLUDING ANY APPRECIATION IN VALUE IN ANTICIPATION OF THE MERGER. The determination of the estimate of "fair value" will be based on the value of such shares of Jay Financial common stock on August 19, 1998, the day immediately prior to the announcement of the merger.

     Dissenters can object to the fair value established by First Merchants by stating their estimate of the fair value and demand payment of the additional amount within 30 days after First Merchants makes or offers payment to the dissenter. First Merchants can elect to agree to the dissenter's fair value demand or commence an action within 60 days of receipt of the dissenter's demand in the Circuit or Superior Court of Jay County for a judicial determination of the fair value. The Court may appoint appraisers to determine the fair value. The costs of the proceeding, including compensation and expenses of the appraisers, counsel for the parties and experts, will be assessed against all parties to the action in such amounts as the Court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the Court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by First Merchants.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS ADDRESSES ALL MATERIAL FEATURES OF THE APPLICABLE INDIANA DISSENTERS' RIGHTS STATUTE BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS ATTACHED HERETO AS APPENDIX B.

     A SHAREHOLDER'S FAILURE TO COMPLY WITH THE STATUTORY REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WILL RESULT IN A LOSS OF SUCH RIGHTS AND SHAREHOLDERS WHO MAY WISH TO EXERCISE DISSENTERS' RIGHTS SHOULD CONSIDER SEEKING LEGAL COUNSEL.

RESALE OF FIRST MERCHANTS COMMON STOCK BY JAY FINANCIAL AFFILIATES

     Generally, no restrictions on the sale or transfer of the shares of First Merchants common stock issued pursuant to the merger will be imposed solely as a result of the merger. However, certain restrictions will apply to the transfer of First Merchants' shares owned by any shareholder deemed a Jay Financial "affiliate" under Rule 145 of the Securities Act of 1933, as amended (the "SECURITIES ACT"). Directors, executive officers and 10% shareholders are generally deemed to be affiliates for purposes of Rule 145.

     The Agreement provides that Jay Financial will provide First Merchants with a list identifying each affiliate of Jay Financial. The Agreement also requires that each Jay Financial affiliate deliver to First Merchants, prior to the effective date of the merger, a written transfer restriction agreement. The transfer restriction agreement shall provide that the affiliate will not sell, pledge, transfer or otherwise dispose or reduce such affiliate's market risk with respect to the First Merchants common stock to be received:

          1. during the period 30 days prior to the effective date of the merger;

          2. until such time as financial results covering at least 30 days of combined operations of Jay Financial and First Merchants have been published; and

          3. unless done pursuant to an effective registration statement under the Securities Act or pursuant to Rule 145 or another exemption from the registration requirements under the Securities Act.

     The certificates representing First Merchants common stock issued to Jay Financial affiliates in the merger may contain a legend indicating these resale restrictions. IF YOU ARE AN AFFILIATE OF JAY FINANCIAL, YOU SHOULD CONFER WITH LEGAL COUNSEL REGARDING THE TRANSFER RESTRICTIONS THAT MAY APPLY.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the merger is conditioned upon, among other things, the satisfaction of each of the following conditions:

          1. the approval of the Agreement by the affirmative vote of the holders of a majority of the outstanding shares of common stock of Jay Financial;

          2. the registration of First Merchants common stock with the Securities and Exchange Commission and the receipt of all state securities and blue sky approvals required for the offer and sale of First Merchants common stock to Jay Financial shareholders;

          3.   the receipt of all regulatory approvals required for the merger;

          4. the receipt of an opinion of counsel with respect to certain federal income tax matters;

          5. the receipt by First Merchants of a letter from its independent public accountants confirming its ability to account for the merger as a "pooling of interests";

          6. the receipt by First Merchants of certain undertakings from affiliates of Jay Financial; and

          7. First Merchants offering change of control agreements to Barry J. Hudson and James A. Meinerding.

      Consummation of the merger is further conditioned upon both parties receipt of certain officers' certificates and legal opinions, the accuracy of representations and warranties contained in the Agreement and the fulfillment of certain covenants set forth in the Agreement. The conditions to consummation of the merger are requirements not subject to unilateral waiver and may be altered only by the written consent of the parties. See "MERGER -- Resale of First Merchants Common Stock by Jay Financial Affiliates," "MERGER -- Regulatory Approvals," "MERGER - Interests of Certain Persons in the Merger," "FEDERAL INCOME TAX CONSEQUENCES" and Appendix A.

TERMINATION; WAIVER; AMENDMENT

     The Agreement may be terminated before the merger becomes effective under the following conditions:

          1. either party makes a material misrepresentation in or materially breaches the Agreement;

          2. either party reasonably determines that consummation of the merger is inadvisable due to the commencement or threat of material legal proceedings against one of the parties;

          3. a material adverse change occurs in the consolidated financial condition or business of First Merchants or Jay Financial since June 30, 1998;

          4. the merger will not constitute a tax-free reorganization under the Internal Revenue Code of 1986;

          5.   the merger cannot be accounted for as a "pooling of interests";

          6. certain information provided pursuant to the Agreement by Jay Financial to First Merchants prior to consummation of the merger has had or may have a material adverse effect on the financial condition or business of Jay Financial or The First National Bank of Portland;

          7.   consummation of the merger has not occurred by April 30, 1999; or

          8.   as described under "MERGER - Conversion Ratio Adjustment."

     Upon termination for any of these reasons, the Agreement will be void and of no further force or effect.

     The parties can agree to amend the Agreement and can waive their right to require the other party to adhere to the terms and conditions of the Agreement, where the law allows. However, no amendment to the Agreement is permissible after the Jay Financial shareholders approve the merger if the amendment or waiver would have a material adverse effect on the Jay Financial shareholders.

RESTRICTIONS AFFECTING JAY FINANCIAL

     The Agreement contains certain restrictions regarding the conduct of business of Jay Financial and The First National Bank of Portland. Among other items, neither Jay Financial nor the Bank may, without the prior written consent of First Merchants, materially change its capital structure, declare or pay any dividends or make any other distribution to its shareholders. Notwithstanding, the Agreement allows for Jay Financial to make quarterly dividend payments on its common stock in October, 1998, December, 1998 and April, 1999, which dividends shall not exceed $0.50 per share, respectively. Jay Financial may not pay any such dividend with respect to the fiscal quarter in which the merger becomes effective and in which Jay Financial shareholders become entitled to receive dividends on the shares of First Merchants received in the merger. The First National Bank of Portland is permitted under the Agreement to pay dividends to Jay Financial to cover its expenses of operations and expenses related to the merger.

REGULATORY APPROVALS

     The merger is subject to the prior approval requirements of the Indiana Financial Institutions Act and the Bank Holding Company Act of 1956. Applications thereunder have been filed with the Indiana Department of Financial Institutions ("INDIANA DEPARTMENT") and with the Board of Governors of the Federal Reserve System ("FEDERAL RESERVE"). In reviewing the Indiana Department application, the Indiana Department considers various factors including:

          1.   the managerial and financial resources of First Merchants;

          2. whether First Merchants' subsidiaries, First Merchants Bank, National Association, Pendleton Banking Company, First United Bank, The Union County National Bank of Liberty and The Randolph County Bank, have met, and propose to continue to meet, the credit needs of their communities; and

          3. whether the interests of depositors, creditors, and the public generally are jeopardized by the transaction.

     In reviewing the Federal Reserve application, the Federal Reserve takes into consideration various factors including the financial and managerial resources and future prospects of First Merchants and its subsidiaries, as well as the competitive effects of the acquisition and the convenience and needs of the community served by The First National Bank of Portland. The Federal Reserve may not approve a transaction if it finds that the effect of the transaction substantially lessens competition, tends to create a monopoly or results in a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the proposed transaction are outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     After the Federal Reserve's approval is received, the merger cannot be consummated for 30 days, during which time the United States Department of Justice has the authority to challenge the merger on antitrust grounds. With the approval of the Federal Reserve and the Department of Justice, the waiting period can be reduced to no later than 15 days.

     The approvals of the Indiana Department and the Federal Reserve are not to be interpreted as the opinion of those regulatory authorities that the merger is favorable to the shareholders of Jay Financial from a financial point of view or that those regulatory authorities have considered the adequacy of the terms of the merger. The approvals in no way constitute an endorsement or a recommendation of the merger by the Indiana Department or the Federal Reserve.

EFFECTIVE DATE OF THE MERGER

     The merger will become effective in the month in which the last required approval to consummate the merger is received or, if later, in which any applicable waiting period following an approval expires. First Merchants and Jay Financial currently anticipate that the effective date of the merger will occur during the first quarter of 1999.

MANAGEMENT AFTER THE MERGER

     First Merchants will be the surviving corporation in the merger and Jay Financial's separate corporate existence will cease. Accordingly, the directors and officers of Jay Financial will no longer serve in such capacities after the effective date of the merger.

     The officers and directors of The First National Bank of Portland immediately prior to the merger will continue to be the officers and directors of the Bank following the merger subject to the provisions of the Bank's Articles of Association and By-Laws. Bank directors who desire to continue to serve in that capacity shall do so for at least the remainder of the one year terms to which they have been elected. The First National Bank of Portland's directors will be subject to First Merchants' policy of mandatory retirement at age 70; provided, however, the policy of mandatory retirement will not apply to any of the Bank's current directors until 12 months after the merger.

     In accordance with the Agreement, First Merchants shall cause all necessary action to be taken to cause the current Chairman of the Board of Jay Financial, Barry J. Hudson, to either (i) be nominated for election as a member of the First Merchants Board of Directors for a three year term at the first annual meeting of First Merchants' shareholders following the merger, or (ii) be appointed as a director at the Board's first meeting following the completion of the merger. As an appointed director, Mr. Hudson would serve until the next annual meeting of First Merchants' shareholders and then be nominated for election to a three year term as a director. The timing of the merger's completion will dictate the option that is followed.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain of the directors and officers of Jay Financial have interests in the merger other than their interests as Jay Financial shareholders, pursuant to certain agreements and understandings that are reflected in the Agreement.
     Those agreements and understandings are as follows.

     First Merchants has agreed that it will cause the current Chairman of the Board of Jay Financial, Barry J. Hudson, to be nominated for election to the First Merchants Board of Directors for a three year term at the first annual meeting of First Merchants' shareholders following the merger. If First Merchants' Board meets after the merger but before the next annual meeting of First Merchants' shareholders, the Board shall appoint Mr. Hudson as a director to serve until the first annual meeting of First Merchants.

     The officers and directors of Jay Financial will remain officers and directors of the First National Bank of Portland after the merger.

     The merger is conditional upon First Merchants offering change of control agreements to Barry J. Hudson and James A. Meinerding, the current Chairman of the Board and President, respectively, of Jay Financial. The agreements are expected to provide severance benefits in the event of a change in control of First Merchants or the termination or constructive termination of the executive. The severance benefits payable in such a circumstance will be approximately 2.9 times the executive's annual cash compensation at the time. Mr. Hudson's agreement is to be in effect for so long as he serves as the Chief Executive Officer of the First National Bank of Portland and Mr. Meinerding's is to be for a term of three years after the merger.

     The members of the Jay Financial Board of Directors knew about those additional interests, and considered them, when they approved the Agreement.

ACCOUNTING TREATMENT

     The merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. It is a condition of the merger that First Merchants shall have received a letter from its independent accountants to the effect that, in their opinion, the merger will qualify as a pooling of interests transaction under generally accepted accounting principles. Olive, LLP are the independent accountants for First Merchants.

REGISTRATION STATEMENT

     First Merchants has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission registering under the Securities Act the shares of First Merchants common stock to be issued pursuant to the merger. First Merchants common stock, for so long as it is listed on the NASDAQ National Market System, is exempt from the statutory registration requirements of each state in the United States. Therefore, First Merchants has not taken any steps to register its stock under those statutes.

                          FEDERAL INCOME TAX CONSEQUENCES

THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN FEDERAL INCOME TAX ASPECTS OF THE MERGER. THE DISCUSSION DOES NOT PURPORT TO COVER ALL FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER AND DOES NOT CONTAIN ANY INFORMATION WITH RESPECT TO STATE, LOCAL OR OTHER TAX LAWS.

     The merger is expected to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). As such, the following is a summary of the federal income tax consequences that will result:

          1. No gain or loss will be recognized by Jay Financial shareholders who exchange all of their Jay Financial common stock for First Merchants common stock pursuant to the merger, except to the extent of gain or loss attributable to any cash received in lieu of receipt of a fractional share of First Merchants common stock;

          2. The basis of the First Merchants common stock received (including any fractional share interests deemed received) by Jay Financial shareholders who exchange all of their Jay Financial common stock for First Merchants common stock will be the same as the basis of the Jay Financial common stock surrendered in exchange therefor;

          3. The holding period of the First Merchants common stock received (including any fractional share interests deemed received) by Jay Financial shareholders who exchange all of their Jay Financial common stock for First Merchants common stock will include the period during which the Jay Financial common stock was held, provided the Jay Financial common stock was held as a capital asset on the date of the exchange;

          4. Where a cash payment is received by a Jay Financial shareholder in lieu of fractional shares of First Merchants common stock, the cash payment will be treated as a distribution in redemption of the deemed fractional share interest by First Merchants, subject to the provisions and limitations of Section 302 of the Code. Where such exchange qualifies under the provisions and limitations of Section 302(a) of the Code, such shareholder will recognize a capital gain or loss provided that the Jay Financial common stock was held as a capital asset on the date of the merger;

          5. Any Jay Financial shareholder who perfects dissenter's rights and receives solely cash in exchange for his or her Jay Financial common stock shall be treated as having received such cash as a distribution in redemption of the Jay Financial common stock subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, such Jay Financial shareholder owns no First Merchants common stock, either directly or through the application of the constructive ownership rules of
               Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and the cash will be treated as a distribution in full payment and exchange for the Jay Financial common stock as provided in Section 302(a) of the Code. Under Section 1001 of the Code, gain or loss (subject to any applicable limitations of the Code) will be realized and recognized to such Jay Financial shareholder in an amount equal to the difference between the redemption price and the adjusted basis of the Jay Financial common stock surrendered in exchange therefor;

          6. No gain or loss will be recognized by Jay Financial or First Merchants in connection with the transaction; and

          7. The basis of the assets of Jay Financial acquired by First Merchants in the merger will be the same as the basis of such assets in the hands of Jay Financial immediately prior to the merger.

     Receipt of an opinion of tax counsel with respect to the above is a condition precedent to consummation of the merger. The tax opinion will be based upon representations made by the management of First Merchants and Jay Financial. The opinion will not however be binding on the Internal Revenue Service which could take a different view. No ruling has been sought from the Internal Revenue Service regarding the tax-free nature of the merger.

     THE FOREGOING IS ONLY A GENERAL DESCRIPTION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR JAY FINANCIAL SHAREHOLDER. EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF EXISTING AND PROPOSED FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                             COMPARATIVE PER SHARE DATA

NATURE OF TRADING MARKET

     Shares of First Merchants common stock are traded in the over-the-counter market and share prices are reported by the NASDAQ National Market System under the symbol FRME. On August 19, 1998, the business day immediately preceding the public announcement of the merger, the closing price of First Merchants common stock was $27.33 per share (as adjusted to take into account a 3-for-2 stock split of First Merchants common stock effected in October, 1998). On ____________, 1999, the closing price of First Merchants common stock was $______ per share. The following table sets forth, for the periods indicated, First Merchants' high and low closing prices per share. Prices reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent the actual transaction. All prices have been adjusted to give effect to stock dividends and stock splits.


1996                         HIGH                       LOW
----                         ----                       ---
First Quarter                $18.33                    $16.67
Second  Quarter              $18.33                    $16.33
Third Quarter                $17.33                    $15.50
Fourth Quarter               $17.83                    $16.04

1997
----
First Quarter                $20.00                    $16.83
Second Quarter               $20.50                    $18.50
Third Quarter                $21.59                    $20.00
Fourth Quarter               $25.33                    $21.42

1998
----
First Quarter                $27.67                    $23.83
Second Quarter               $31.17                    $26.17
Third Quarter                $30.83                    $21.67


     There is no established public trading market for shares of Jay Financial common stock. Most trades are isolated and occur after private negotiations, with the result that management of Jay Financial is not directly informed of trades or prices. The best information available to Jay Financial's management indicates that in 1996, 1997 and 1998, the following number of shares of Jay Financial common stock were traded in the number of transactions and for prices to be within the ranges set forth below:


                               Number of                     Sales Price
                                Shares      Number of        -----------
            Year                Traded     Transactions     High        Low
            ----                ------     ------------     ----        ----
            1996                 4547           12         $166.50    $140.00
            1997                   0             0           0           0
            1998                   0             0           0           0
(through September 30, 1998)


     Management of Jay Financial has not verified the accuracy of the above prices. Further, the prices may not be a reliable indicator of the price at which more than a limited number of shares of Jay Financial common stock would trade and there may have been additional shares of Jay Financial common stock traded at higher or lower prices of which Jay Financial management is unaware. The last trade of Jay Financial common stock, of which Jay Financial management is aware, occurred on or about June 5, 1996 and involved the sale of 210 shares at a price which, to the best of Jay Financial management's knowledge, was approximately $140 per share.

     As of __________, 199__, there were approximately ____ holders of First Merchants common stock and approximately 74 holders of Jay Financial common stock, not including individual participants in security position listings.

DIVIDENDS

     The following table sets forth the per share cash dividends declared on shares of First Merchants common stock and Jay Financial common stock since January 1, 1996. All dividends have been adjusted to give effect to stock dividends and stock splits.


                                    First Merchants       Jay Financial
1996                                Common Stock (1)      Common Stock (2)
----                                ----------------      ----------------
First Quarter                            $0.13                 $0.00
Second  Quarter                          $0.13                 $0.25
Third Quarter                            $0.16                 $0.40
Fourth Quarter                           $0.16                 $1.35

1997
----
First Quarter                            $0.16                 $0.00
Second Quarter                           $0.16                 $0.50
Third Quarter                            $0.19                 $0.50
Fourth Quarter                           $0.19                 $1.00

1998
----
First Quarter                            $0.19                 $0.00
Second Quarter                           $0.19                 $0.50
Third Quarter                            $0.20                 $0.50


(1) There can be no assurance as to the amount of future dividends that may be declared or paid on shares of First Merchants common stock since dividend policies are subject to the discretion of the Board of Directors of First Merchants, general business conditions and dividends paid to First Merchants by its affiliate banks. For certain restrictions on the payment of dividends on shares of First Merchants common stock, see "COMPARISON OF COMMON STOCK--Dividend Rights."

(2) During 1996, 1997 and 1998, Jay Financial has declared and paid dividends on a quarterly basis. In accordance with the Agreement, Jay Financial is permitted to pay dividends on its common stock in October 1998, December 1998, and April 1999, which dividends shall not exceed $0.50 per share, respectively, provided that Jay Financial may not pay any such dividend during the fiscal quarter in which the merger becomes effective and in which Jay Financial shareholders become entitled to receive dividends on the shares of First Merchants common stock into which their shares of Jay Financial common stock are to be converted.

                           DESCRIPTION OF FIRST MERCHANTS

BUSINESS

     First Merchants was incorporated under Indiana law on September 20, 1982 as the bank holding company for First Merchants Bank, National Association, a national banking association incorporated on February 6, 1893. On November 30, 1988, First Merchants acquired Pendleton Banking Company, a state chartered commercial bank organized in 1872. On July 31, 1991, First Merchants acquired First United Bank, a state chartered commercial bank organized in 1882. On August 1, 1996, First Merchants acquired The Union County National Bank of Liberty, a national banking association organized in 1872. On October 2, 1996, First Merchants acquired The Randolph County Bank, a state chartered commercial bank organized in 1865.

     First Merchants is headquartered in Muncie, Indiana and is presently conducting commercial banking business through the 26 offices of its five bank subsidiaries. These commercial banking activities include accepting demand, savings and time deposits; making agricultural, commercial, industrial, consumer and real estate loans; installment credit lending; collections, safe deposit operations, performing fiduciary and trust services; and providing other services relating to the general banking business.

     First Merchants' bank subsidiaries make and service both secured and unsecured loans to individuals, firms and corporations. Their installment loan departments make direct loans to individuals and purchase installment obligations from retailers without recourse. In addition, First Merchants' subsidiaries make a variety of residential, industrial, commercial and agricultural loans.

     First Merchants is also conducting an insurance agency business through First Merchants Insurance Services, Inc., a wholly-owned subsidiary of Pendleton Banking Company. First Merchants Insurance Services, Inc. commenced operations in 1998.

ACQUISITION POLICY AND PENDING TRANSACTIONS

     First Merchants anticipates that it will continue its policy of geographic expansion through acquisitions of additional financial institutions. First Merchants management periodically reviews and analyzes potential acquisitions. As of the date of this Proxy Statement-Prospectus, First Merchants is a party to a definitive agreement to acquire Anderson Community Bank through a merger of Anderson Community Bank into Pendleton Banking Company. Anderson Community Bank's principal executive offices are located in Anderson, Indiana. As of September 30, 1998, Anderson Community Bank had assets of approximately $75.7 million, deposits of approximately $67.7 million, shareholders' equity of approximately $7.3 million and net income for the nine month period then ended of approximately $763,000.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Additional information concerning First Merchants is included in the First Merchants documents incorporated by reference in this Proxy
Statement-Prospectus. Shareholders desiring copies of such documents may contact First Merchants at its address or telephone number indicated under "WHERE YOU CAN FIND ADDITIONAL INFORMATION."

                            DESCRIPTION OF JAY FINANCIAL

BUSINESS

     Jay Financial is an Indiana corporation which was incorporated in 1988 and which is a registered bank holding company owning all of the issued and outstanding common stock of The First National Bank of Portland (the "BANK"). Jay Financial's principal office is located in Portland, Indiana and its business consists primarily of the ownership, supervision and control of the Bank. The common stock of the Bank is Jay Financial's principal asset and dividends paid by the Bank are Jay Financial's principal source of income.

     The Bank is a national bank which was established in 1904 and which has been in continuous operation since that date. The Bank provides various commercial and consumer banking services to its customers located primarily in Jay County, Indiana. These services include accepting demand, savings and time deposits; making commercial, consumer and real estate loans; administering trusts and estates; and providing other services relating to the general banking business, such as, for example, safe deposit facilities.

PROPERTIES

     The main office of Jay Financial and the Bank is located at 112 West Main Street, Portland, Indiana. The Bank also operates two branches located at 115 West Main Street, Portland, Indiana and 218 West Lincoln Street, Portland, Indiana. The main office and one of the branches are owned by the Bank. The remaining branch is located in leased premises.

LITIGATION

     There is no pending litigation of a material nature in which Jay Financial or the Bank is a party or in which any of their respective property is subject, other than ordinary routine litigation incidental to the normal business of Jay Financial or the Bank. Further, there is no material legal proceeding in which any director, executive officer, principal shareholder or associate of any such director, executive officer, principal shareholder or affiliate is a party or has a material interest adverse to Jay Financial or the Bank. None of the ordinary routine litigation in which Jay Financial or the Bank is involved is expected to have a material adverse impact upon the financial condition or results of operation of Jay Financial or the Bank.

EMPLOYEES

     As of September 30, 1998, the Bank had 48 full-time equivalent employees to whom it provides a variety of benefits. Management of the Bank considers its relations with its employees to be good. As of the same date, Jay Financial had three employees, one of whom is an executive officer of both Jay Financial and the Bank and none of whom is separately compensated by Jay Financial for his services to Jay Financial.

MANAGEMENT

     The following table contains certain information about each director and executive officer of Jay Financial as of the date of this Proxy
Statement-Prospectus:



DIRECTORS:
                                 PRINCIPAL OCCUPATION FOR           SERVED AS DIRECTOR
       NAME          AGE               LAST 5 YEARS               CONTINUOUSLY SINCE (1)
       ----          ---               ------------               ----------------------
Barry J. Hudson     58     Chairman of the Board, Chief            1988      (1981)
                           Executive Officer and Investment
                           Officer, The First National Bank of
                           Portland; Chairman of the Board of
                           Mutual Security, Inc.

Bonnie Maitlen,     48     Training and Development                1988      (1985)
M.D.                       Consultant/Specialist

Greg Moser          46     Owner - Moser Engineering               1994      (1994)

Stephen R. Myron,   43     Administrator - Preferred Medical       1988      (1983)
M.D.                       Management

Sam Shoemaker       61     Director of Adult Education-Jay         1988      (1987)
                           County School System

Stanley Teeter      69     Owner - Baird Freeman Funeral Home      1988      (1983)

Gary L. Whitenack   50     Owner - Whitenack Farm & Supply Co.     1993      (1993)



(1) Years in parenthesis relate to service as a director of the Bank. All of Jay Financial's directors are also directors of the Bank. The only other director of the Bank is John F. Brigham, age 66, who is the President of Mutual Security, Inc. and has been a director of the Bank since 1965. Mr. Brigham is the only director of the Bank who is not a director of Jay Financial.

EXECUTIVE OFFICERS:


           NAME           AGE                           OFFICE
           ----           ---                           ------
Barry J. Hudson           58        Chairman of the Board of Jay Financial
                                    since 1988 and Chairman of the Board, Chief
                                    Executive Officer and Investment Officer of
                                    the Bank since 1981


                                          40

James A. Meinerding       48        President and Chief Operations Officer of
                                    the Bank since 1998

Robert G. Bell            47        Executive Vice President, Chief Loan
                                    Officer and Investment Officer of the Bank
                                    since 1998

Chuck Huffman             41        Senior Vice President, Cashier, Chief Trust
                                    and Investment Officer of the Bank since
                                    1998

Jeff Whetstone            41        Chief Financial Officer and Loan Review
                                    Officer of the Bank since 1995

Stanley Teeter            69        Treasurer of Jay Financial since 1988 and
                                    Owner of Baird Freeman Funeral Home since
                                    1980

Stephen R. Myron, M.D.    43        Secretary of Jay Financial since 1988 and
                                    Administrator of Preferred Medical
                                    Management since 1988


     All of Jay Financial's directors and executive officers hold office for a term of one year or until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the directors or executive officers and any other persons according to which any of Jay Financial's or the Bank's directors or executive officers have been selected for their respective positions.

     In accordance with the Agreement, First Merchants shall cause all necessary action to be taken to cause the current Chairman of the Board and Chief Executive Officer of the Bank, Barry J. Hudson, to either (i) be nominated for election as a member of the First Merchants Board of Directors for a three year term at the first annual meeting of First Merchants' shareholders following the merger, or (ii) be appointed as a director at the Board's first meeting following the completion of the merger. As an appointed director, Mr. Hudson would serve until the next annual meeting of the First Merchants shareholders and then to be nominated for election to a three year term as Director. The timing of the merger's completion will dictate the option that is followed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following is a summary of the amount and percent of Jay Financial's common stock beneficially owned on October 31, 1998, by each beneficial owner of more than five percent of Jay Financial's common stock, by each director of Jay Financial, by each executive officer of Jay Financial, and by all directors and executive officers as a group. Unless otherwise noted, the beneficial owner has sole voting and investment power.


                             AMOUNT AND NATURE
     BENEFICIAL OWNER     OF BENEFICIAL OWNERSHIP (1)      PERCENT OF CLASS
     ----------------     -----------------------          ----------------
 Patsy J. Elick                     4,580 (2)                   5.59%

 Barry J. Hudson                   54,879 (3)                   67.01%

 Bonnie Maitlen, M.D.                 472 (4)                     *

 James A. Meinderding                 336                         *

 Greg Moser                           517                         *

 Stephen R. Myron, M.D.               840                       1.03%

 Sam Shoemaker                        556 (5)                     *

 Stanley Teeter                       572                         *

 Gary L. Whitenack                    420                         *

 Mutual Security, Inc.             20,916 (6)                   25.54%

 Directors and Executive           58,592                       71.54%
 Officers as a Group (8
 Individuals)



(1) The information contained in this column is based upon information furnished to Jay Financial by the persons and entities named above and shareholder records of Jay Financial.

(2)  Patsy J. Elick's mailing address is 405 East High Street, Portland, IN
     47371.

(3) Includes 19,076 shares held jointly with his spouse, Elizabeth Hudson; 201 shares held by his minor son, Aaron Eugene Hudson; 201 shares held by his minor daughter, Mary Catherine Hudson; and 20,916 shares held by Mutual Security, Inc. over which he has sole voting and investment power. Mr. Hudson's mailing address is 112 West Main Street, Portland, IN 47371.

(4)  Includes 472 shares held jointly with her spouse, Gary Maitlen.

(5)  Includes 556 shares held jointly with his spouse, Sue Shoemaker.

(6) Includes 3,250 Class A voting shares and 17,666 Class B non-voting shares. All such shares are entitled to be voted in connection with the merger and are included in the shares beneficially owned by Barry J. Hudson. Mutual Security, Inc.'s mailing address is 108 East Main Street, Portland, IN 47371.

  *  Percentage beneficially owned is less than 1% of the outstanding shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain directors and executive officers of Jay Financial and the Bank are customers of and have had transactions with Jay Financial or the Bank from time to time in the ordinary course of business. Similar transactions may be expected to take place in the ordinary course of business in the future. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

                 JAY FINANCIAL MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                (Dollar amounts in thousands, except per share data)

THE FOLLOWING DISCUSSION AND ANALYSIS REVIEWS THE CONSOLIDATED OPERATING RESULTS AND FINANCIAL CONDITION OF JAY FINANCIAL AND ITS SUBSIDIARY, THE FIRST NATIONAL BANK OF PORTLAND. THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS, NOTES THERETO AND OTHER FINANCIAL INFORMATION PRESENTED THEREIN WHICH ARE INCLUDED IN THIS PROXY STATEMENT-PROSPECTUS.

CERTAIN STATEMENTS IN THIS SECTION CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF JAY FINANCIAL TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

Jay Financial is a one-bank holding company located in Portland, Indiana, and conducts business from three offices of The First National Bank of Portland (the "BANK") in Jay County, Indiana. The Bank provides a wide range of commercial and personal banking activities, including accepting deposits; making commercial and consumer loans; originating mortgage loans; providing personal and corporate trust services; and providing investment advisory and brokerage services.

FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

RESULTS OF OPERATIONS

NET INCOME

Jay Financial earned $1,461, or $17.84 per share for 1997 compared to $1,671, or $20.40 per share for 1996. Net interest income increased during 1997; however, this increase was more than offset by decreases in noninterest income and increases in noninterest expenses.

Return on average assets (ROA) was 1.42% and 1.70% for 1997 and 1996, respectively, while return on average equity (ROE) was 11.25% and 14.44% for those same periods.

NET INTEREST INCOME

Net interest income is the most significant component of Jay Financial's earnings. Net interest income is the difference between interest and fees realized on earning assets, primarily loans and securities, and interest paid on deposits and other borrowed funds. The net interest margin is this difference expressed as a percentage of average earning assets. Net interest income is determined by several factors, including the volume of earning assets and liabilities, the mix of earning assets and liabilities, and interest rates. For 1997 and 1996, net interest income was $4,624 and $4,479, respectively. This represents a $145, or 3.2% increase over the prior year. The increase in net interest income during 1997 is primarily attributable to the higher loan volume generated by Jay Financial.

Total interest income for 1997 was $374, or 4.7% greater than for 1996.
Interest and fees on loans increased $556, or 8.0%, to $7,530 for 1997, compared to $6,974 for 1996. Growth in Jay Financial's loan portfolio accounted for the increase in total interest income, as average loan balances were approximately $8,517, or 11.7% higher in 1997 compared to 1996. Partially offsetting the growth in loan interest income, was a decrease in interest income on securities and other investments (federal funds sold and interest-bearing balances with banks). This decrease occurred as securities and other investments were used to partially fund the loan growth, resulting in a decrease in the average balances of securities and other investments of $4,282 in 1997 compared to 1996.

Total interest expense for 1997 increased $229, or 6.5%, compared to 1996. The increase was primarily attributable to increased borrowings, as average borrowings increased approximately $2,786, or 359.0% during 1997. Deposits did not grow significantly, resulting in the use of borrowings to help fund the loan growth.

See Tables 2 and 3 for an analysis of Jay Financial's net interest income (on a tax-equivalent basis) for 1997 and 1996.

Net interest income, on a tax equivalent basis, for 1997 was $121, or 2.6% higher than for 1996. The net interest margin, on a tax equivalent basis for 1997 and 1996 was 4.98% and 5.08%, respectively. The net interest margin remains strong, however it declined during 1997 and the increase in net interest income was modest. Although loan growth was experienced, the average rate on loans declined 32 basis points and the average rate on earning assets declined 3 basis points. In addition, a general increase in the cost of funds coupled with the increase in borrowings resulted in an increase in the average rate on interest-bearing liabilities of 12 basis points. The net decline in interest rate spread of 15 basis points offset the growth in loans to moderate the growth in net interest income and cause the decline in net interest margin. Contributing to the decrease in the rate on loans and in net interest margin was approximately $100 of loan interest income recovery recorded in 1996. A bit over one half of the 32 basis point decline in rate on loans is attributable to this 1996 loan interest income recovery.

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance is maintained at an amount believed by management to be sufficient to absorb losses inherent in the credit portfolio. Management conducts, on a quarterly basis, a detailed evaluation of the adequacy of the allowance.

See Table 4 for a summary of the activity in and composition of the allowance for loan losses. The provision for loan losses was $240 for 1997 and $281 for 1996. A lower provision was required as a result of decreased net charge-offs. Net charge-offs were $170 and $365 for 1997 and 1996, respectively. The decrease in net charge-offs was primarily attributable to the fact that 1996 charge-offs included one large commercial loan charge-off of approximately $190, while two large commercial loan recoveries were recorded in 1997. The allowance for loan losses substantially kept pace with loan growth as the allowance at year end 1997 was $992, or 1.17% of total loans compared to $922, or 1.19% of total loans at year end 1996.

Nonperforming loans include nonaccrual loans, restructured loans, and loans delinquent 90 days or more. Loans are classified as nonaccrual when management believes that collection of interest is doubtful, typically when payments are past due 90 days, unless the loans are well secured and in the process of collection.

See Table 5 for a summary of nonperforming loans. Nonperforming loans were very stable between 1997 and 1996, while the growth in the allowance provided an increased level of coverage of allowance as a percentage of nonperforming loans.

Impaired loans are those loans for which full payment in accordance with the contractual terms is not expected. See Note 1 and Note 4 to Jay Financial's consolidated financial statements included in this Proxy Statement-Prospectus (the "Consolidated Financial Statements") regarding information on Jay Financial's impaired loans. Impaired loans decreased to $563 at year end 1997 from $980 at year end 1996.

Management designates certain loans for internal monitoring purposes in a watch category. Loans may be placed on management's watch list as a result of delinquent status, concern about the borrower's financial condition or the value of the collateral securing the loan, substandard classification during regulatory examinations, or simply as a result of management's desire to monitor more closely a borrower's financial condition and performance. Watch category loans may include loans with loss potential that are still performing and accruing interest and may be current under the terms of the loan agreement; however, management may have a significant degree of concern about the borrowers' ability to continue to perform according to the terms of the loan. Loss exposure on these loans is typically evaluated based primarily upon the estimated liquidation value of the collateral securing the loan. Also, watch category loans may include credits which, although adequately secured and performing, reflect a past delinquency problem or unfavorable financial trends exhibited by the borrower.

At December 31, 1997, Jay Financial had a total of $1,015 of loans on its watch list which were not included in impaired or nonperforming loans.

NONINTEREST INCOME AND EXPENSE

See Table 6 for an analysis of changes in noninterest income and expense.

Noninterest income decreased $157, or 18.6% to $689 compared to the prior year. This was primarily due to decreases in trust income and other noninterest income. Trust income declined $25 in 1997 compared to 1996 due to one-time increased trust billings in 1996. Trust income is generally recorded on a cash basis, which materially approximates the accrual basis; however, in 1996 certain trust billings were changed from billing in arrears to advance billings. Other noninterest income decreased $143, or 29.5% in 1997. The decrease in noninterest income was primarily due to a 1996 recovery on an unrecorded loan.

Total noninterest expense for 1997 was $361, or 14.5% higher than the prior year.

Salaries and employee benefits for 1997 were $1,551, a $176, or 12.8% increase from the 1996 amount. Salaries increased $79 due to annual raises and an increase of two full-time equivalent employees. 401(k) contribution expense increased $42, as a new matching contribution percentage was in effect for the first full year in 1997, and $23 was expensed to correct for an error in prior year matching contributions.

Premises and equipment expense increased $59, or 17.2% in 1997. The increase was due to increased depreciation expense, as a result of fixed asset expenditures over the past two years, primarily related to remodeling and data processing.

Other noninterest expenses increased $126, or 16.5% in 1997. Legal expense increased $28 due to settlement of litigation during 1997. Credit card processing expense increased $36 due to increased merchant processing activity. Other real estate expenses increased $33 due to the payment of significantly past due property taxes on a foreclosed property during 1997.

INCOME TAXES

The provision for income taxes was stable as a percent of income before income taxes for 1997 and 1996. The effective income tax rate for 1997 and 1996 was 34.5% and 34.8%, respectively. Further tax information regarding Jay Financial can be found in Note 1 and Note 8 to the Consolidated Financial Statements.


FINANCIAL CONDITION

Total assets were $104,977 at year end 1997 compared to $101,679 at year end 1996, an increase of $3,298, or 3.2%. Increases were realized in loans and cash value of life insurance, partially offset by decreases in cash and cash equivalents and securities.

Cash value of life insurance increased as new policies were purchased to fund increased retirement benefits to certain officers. See Note 12 to the Consolidated Financial Statements for more information regarding Jay Financial's benefit plans.

Cash and cash equivalents decreased during 1997 primarily as a result of the need to fund loan growth. See the consolidated statement of cash flows and the Liquidity and Rate Sensitivity discussion for more information on cash and cash equivalents.

SECURITIES

See Note 3 to the Consolidated Financial Statements and Table 7 for information about Jay Financial's securities. Jay Financial classifies all securities as available for sale, except small issues of states and political subdivisions.

During 1997, securities available-for-sale and held-to-maturity declined by $2,677 as Jay Financial funded its loan growth. No significant changes in the composition of securities occurred since the prior year.

LOANS

See Note 4 to the Consolidated Financial Statements and Table 8 for information about Jay Financial's loan portfolio.

Loans increased $7,406 or 9.6% from year end 1997 to year end 1996. This growth occurred primarily in commercial and commercial real estate loans, accounting for $4,802 of the increase in loans. The majority of this increase occurred in loans dependent on the agriculture industry, as agriculture loans increased to $17,136 at year end 1997 from $13,429 at year end 1996. Residential real estate loans also grew during 1997, increasing $2,867 or 10.6%. Management believes this level of loan growth is relatively consistent with the demand in the Bank's market and the Bank's relative market share.

DEPOSITS

See Note 6 to the Consolidated Financial Statements and Tables 2 and 9 for more information about Jay Financial's deposits. Jay Financial's average deposits for 1997 were very stable compared to 1996. However, total deposits at year end 1997 were $3,549, or 4.1% less than year end 1996. Management attributes the majority of the decrease in year end deposits to the timing of outflows of public fund deposits and large certificates of deposit. However, during 1997 a trend of lower deposit growth than loan growth continued, resulting in the need to borrow funds.

BORROWINGS

At year end 1997 short-term borrowings increased $1,508, or 236.7%, and FHLB advances increased $3,800, or 380.0% from year end 1996. The increase in borrowings was used to fund loan growth in the absence of growth in deposits. See Note 9 to the consolidated financial statements for more information on Jay Financial's FHLB advances.

CAPITAL

The Bank is subject to various regulatory capital guidelines as required by federal banking agencies. These guidelines define the various components of core capital and assign risk weights to various categories of assets.

Tier 1 capital consists of shareholders' equity excluding unrealized gains and losses on securities available for sale, as defined by bank regulators. The definition of Tier 2 capital includes the amount of allowance for loan losses which does not exceed 1.25% of gross risk weighted assets. Total capital is the sum of Tier 1 and Tier 2 capital.

The minimum requirements under the capital guidelines are generally at least a 4.00% leverage ratio (Tier 1 capital divided by average assets excluding unrealized gains/losses), a 4.00% Tier 1 risk-based capital ratio (Tier 1 capital divided by risk-weighted assets), and a 8.00% total capital ratio (Tier 1 capital plus Tier 2 capital divided by risk-weighted assets).

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires federal regulatory agencies to define capital tiers. These are: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under these regulations, a "well-capitalized" institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, and a total capital ratio of at least 10.00%, and a leverage ratio of at least 5.00% and not be under a capital directive order. Failure to meet capital requirements can initiate regulatory action that could have a direct material effect on Jay Financial's financial statements. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions, asset growth, and expansion is limited, in addition to the institution being required to submit a capital restoration plan.

Management believes the Bank met all the capital requirements as of December 31, 1997, and was well-capitalized under the guidelines established by the banking regulators. To be well-capitalized, the Bank must maintain the prompt corrective action capital guidelines described above.

At December 31, 1997, management was not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on Jay Financial's consolidated liquidity, capital resources or operations.

The Bank's actual capital amounts and ratios are presented in Note 11 to the Consolidated Financial Statements.

LIQUIDITY AND RATE SENSITIVITY

Liquidity refers to the availability of funds to meet deposit withdrawals and borrowing repayments, fund loan commitments and pay expenses. Jay Financial has many sources of liquid funds, including cash and cash equivalents, payments and maturities of loans and securities, growth in deposits, and net income. In addition, Jay Financial has the ability to sell securities available for sale, and Jay Financial may borrow from the Federal Reserve and the Federal Home Loan Bank.

The consolidated statement of cash flows and Table 10 illustrate the sources and uses of Jay Financial's cash and cash equivalents. During 1997, average loans increased $8,517. This loan increase was funded approximately one half by decreases in securities and other investments, approximately one third by increased borrowings, and the remainder by decreases in cash balances.

Management believes Jay Financial has sufficient liquidity to meet reasonable borrower, depositor, and creditor needs in the present economic environment. Jay Financial has not received any recommendations from regulatory authorities which would materially affect liquidity, capital resources or operations.

Jay Financial's interest rate sensitivity position is influenced by the timing of the maturity or repricing of interest earning assets and interest-bearing liabilities. One method of gauging sensitivity is by a static gap analysis, as presented in Table 11. Rate sensitivity gap is defined as the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. Rising interest rates are likely to increase net interest income in a positive gap position, while declining rates are likely to be beneficial in a negative gap position.

As seen in Table 11, the Bank has a negative cumulative gap position for all time periods except the over five year category. This would suggest that the Bank may earn more net interest income if rates fall, or less net interest income if rates rise. However, a limitation of the traditional static gap analysis is that it does not consider the timing or magnitude of noncontractual repricing. In addition, the static gap analysis treats demand and savings deposits as repriceable within the earliest time category due to the lack of contractual maturity; however, experience suggests that these deposits are actually somewhat resistant to rate sensitivity. As a practical matter, the Bank has the ability to adjust rates on deposit accounts in an effort to achieve a neutral interest rate sensitivity position.

INFLATION

The effects of price changes and inflation on a financial institution vary considerably from an industrial organization. Changes in interest rates, rather than changes in the prices of goods and services, is the primary determinant of profitability of a financial institution. Inflation affects the growth of total assets, but it is difficult to assess its impact because neither the timing nor the magnitude of the changes in the consumer price index directly coincide with changes in interest rates. During periods of high inflation there are normally corresponding increases in the money supply. During such times financial institutions often experience above average growth in loans and deposits. Also, general increases in the price of goods and services will result in increased operating expenses. Over the past few years the rate of inflation has been relatively low, and its impact on the growth in the balance sheets and increased levels of income and expense has been nominal.


YEAR 2000

Jay Financial's Board of Directors and management is aware of the possible consequences the Year 2000 may pose with regard to the computer systems utilized to conduct business on a daily basis. A "Year 2000 Committee" prepared a detailed plan to address this issue. Prior to the pending merger, replacement and testing of specific system applications and hardware was scheduled to be completed by the end of 1998. However, due to the pending merger Jay Financial now plans to convert its mission critical systems to First Merchants' systems, which is expected to occur early in the second quarter of 1999. Jay Financial's contingency plan in the event the merger does not occur is to proceed with the previously planned system upgrade with the current system vendor. Certain other systems that are not dependent upon the merger are expected to be Year 2000 compliant by year end 1998. Jay Financial has communicated with customers to promote awareness of the Year 2000 issue, and a risk assessment process has also been implemented to evaluate the Year 2000 preparedness of certain significant commercial borrowers of Jay Financial.

Management does not believe the remaining necessary steps involved to resolve this issue will significantly impair the organization's ability to operate and conduct business in a normal fashion, and Jay Financial does not expect the total cost to address this issue to be significant to operations.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

RESULTS OF OPERATIONS

NET INCOME

Jay Financial earned $387, or $4.73 per share for the third quarter of 1998 compared to $371, or $4.53 per share for the third quarter of 1997. Net income increased $6, or 0.6% to $1,090 for the nine month period ending September 30, 1998 compared to the same period in 1997. Net income per share was $13.31 and $13.24 for the nine month period ending September 30, 1998 and 1997, respectively. Net interest income increased during the period; however, this increase was largely offset by decreases in trust income and service charge income, as well as increased noninterest expenses, such as salaries and employee benefits.

Annualized return on average assets (ROA) was 1.37% and 1.42% for the periods ending September 30, 1998 and 1997, respectively, while annualized return on average equity (ROE) was 10.25% and 11.29% for those same periods ending September 30, 1998 and 1997, respectively.

NET INTEREST INCOME

For the nine months ended September 30, 1998 and 1997, net interest income was $3,518 and $3,447, respectively. This represents a $71, or 2.1% increase over the prior year. Net interest income for the third quarter of 1998 was $54, or 4.6% higher than for the same 1997 period. The increase in net interest income during 1998 is primarily attributable to the continued growth in loans.

Total interest income increased $201, or 3.2% for the nine month period ending September 30, 1998, and $100, or 4.7% for the third quarter of 1998. Interest and fees on loans increased $275, or 4.9%, to $5,853 for the first nine months of 1998, compared to $5,578 for the first nine months of 1997. For the third quarter of 1998, interest and fees on loans increased $103, or 5.3% compared to the third quarter of 1997. Growth in Jay Financial's loan portfolio continued to account for the majority of the increase in total interest income, as average loan balances were approximately $5,496, or 6.9% higher for the nine months ended September 1998 compared to 1997. The increase in loan interest income was partially offset by a decline in interest income on securities. Average securities balances declined by $3,443 for the nine months ended September 1998 compared to 1997, as proceeds from sales, maturities and payments on securities were used to help fund loan growth.

Total interest expense increased $130, or 4.7% for the nine month period ending September 30, 1998, and $46, or 4.8% for the third quarter of 1998. The increase was primarily attributable to increased long-term debt, as average long term debt increased $2,583, or 125.5% for the nine month period ended September 1998. Average deposits did not change significantly during 1998, resulting in the use of long-term borrowings to help fund loan growth.

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

See Table 4 for a summary of the activity in and composition of the allowance for loan losses, and see Table 5 for a summary of nonperforming assets. The provision for loan losses was $180 for the first nine months of both 1998 and 1997, and $60 for the third quarter of both 1998 and 1997. The allowance for loan losses at September 30, 1998 was $900, or 1.02% of total loans compared to $992, or 1.17% of total loans at December 31, 1997. The allowance as a percentage of loans has declined; however, the level of nonperforming loans also declined by $456, or 59.0%, and the allowance as a percent of nonperforming loans more than doubled to 283.9%. Net charge-offs were $272 and $121 for the first nine months of 1998 and 1997, respectively. Management believes this increase is primarily attributable to two large commercial loan recoveries recorded in 1997, rather than an adverse trend in the overall portfolio.

NONINTEREST INCOME AND EXPENSE

Noninterest income totaled $582 for the first nine months of 1998, compared to $523 for that same period of 1997, an increase of $59, or 11.3%. Noninterest income for the third quarter increased $8, or 4.3% to $196 compared to the prior year.

Other noninterest income increased for both the first nine months and the third quarter of 1998. Nearly two-thirds of the increase was attributable to increased earnings on the cash value of life insurance, as a result of the additional life insurance purchases in 1997. The remaining increase was split nearly evenly between increased ATM fees related to new ATM surcharges implemented in late 1997, and merchant charge card fees related to increased merchant activity.

Partially offsetting the increase in other noninterest income was a decrease in trust income for both the first nine months and the third quarter of 1998.
Trust fees declined as a decline in the volume of estate accounts was experienced. In addition, service charges on deposit accounts decreased slightly for the first nine months of 1998 and for the third quarter of 1998. The average deposit base was very stable between the applicable periods, and the slight decrease in service charges is attributable to natural variations in charges on a similar deposit base.

Noninterest expense totaled $2,241 for the first nine months of 1998, compared to $2,133 for that same period of 1997, an increase of $108, or 5.1%. Total noninterest expense for the third quarter of 1998 was $28, or 3.8% higher than the prior year.

Salary and employee benefits expense was $1,224 for the first nine months of 1998, an increase of $63, or 5.4%, from the $1,161 for the first nine months of 1997. Total salaries and employee benefits for the third quarter of 1998 were $393, a $18, or 4.8% increase from the 1997 amount. While the number of employees declined from 51 to 48 during 1998, this decline was more than offset by a $50 incentive bonus related to achievement of various employee goals, and the additional expense of increased officer retirement benefits.

Other noninterest expenses were $705 for the first nine months of 1998, an increase of $38, or 5.7%, compared to $667 for the first nine months of 1997. For the third quarter of 1998, other operating expenses increased $15, or 5.7% from the prior year. Increases in noninterest expense relate primarily to increased merchant credit card processing costs and increased ATM processing costs. The increased ATM processing costs related to a new debit card product, as well as vendor billing adjustments for ATM transaction processing.

INCOME TAXES

The effective income tax rate for the first nine months of 1998 and 1997 was 35.1% and 34.6%, respectively. The effective income tax rate for the third quarter of 1998 and 1997 was 35.9% and 34.9%, respectively. The increase in effective tax rate for these periods was primarily attributable to the decline in income on non-taxable securities.


FINANCIAL CONDITION

Total assets were $108,626 at September 30, 1998 compared to $104,977 at December 31, 1997, an increase of $3,649, or 3.5%. Increases of $2,129, and $3,426 were realized in cash and cash equivalents, and net loans, respectively, while securities decreased $2,353 for the first nine months of 1998. Proceeds from sales, maturities, and payments on securities were used to partially fund loan growth during 1998, as average deposits were comparable to the prior year. Other assets increased in 1998 due to the addition of other real estate acquired in foreclosure of $350.

Average deposits during 1998 were very comparable to 1997. However, by September 30 total deposits had increased $5,270 from the prior year end, primarily related to increased interest-bearing deposits. Management attributes the increased deposit level to the timing of inflows in public fund deposits, as public funds increased $2,739 in 1998, and to slightly more aggressive pricing on certificates of deposit, as certificates less than $100 increased by $2,754. This period end increase in deposits, allowed for decreases in short-term debt and FHLB advances of $1,946 and $1,000, respectively.

CAPITAL

Management believes the Bank met all the capital requirements as of September 30, 1998, and was well-capitalized under the guidelines established by the banking regulators.

At September 30, 1998, management was not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on Jay Financial's consolidated liquidity, capital resources or operations.

The Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                         Minimum Required
                                                                                                            To Be Well
                                                                             Minimum Required              Capitalized
                                                                               For Capital            Under Prompt Corrective
                                                    Actual                  Adequacy Purposes            Action Regulations
                                                    ------                  -----------------            ------------------
                                            Amount          Ratio         Amount          Ratio         Amount          Ratio
                                            ------          -----         ------          -----         ------          -----
September 30, 1998
------------------
Total capital (to risk weighted assets)   $ 15,159          19.1%        $ 6,350           8.0%        $ 7,938          10.0%
Tier 1 capital (to risk weighted assets)    14,259          18.0           3,175           4.0           4,763           6.0
Tier 1 capital (to average assets)          14,259          13.2           4,324           4.0           5,405           5.0


LIQUIDITY

Liquidity refers to the availability of funds to meet deposit withdrawals and borrowing repayments, fund loan commitments and pay expenses. Jay Financial has many sources of liquid funds, including cash and cash equivalents, payments and maturities of loans and securities, growth in deposits, and net income. In addition, Jay Financial has the ability to sell securities available for sale, and Jay Financial may borrow from the Federal Reserve and the Federal Home Loan Bank.

Jay Financial's consolidated statement of cash flows included in this Proxy Statement-Prospectus illustrates the sources and uses of Jay Financial's cash and cash equivalents for the nine months ended September 30, 1998 and 1997. Including net income of $1,090, net cash from operating activities for the first nine months of 1998 generated $1,167 of available cash. Net cash from investing activities utilized $1,280 of available cash, primarily as a result of funding $3,606 in net loans, which exceeded the $2,386 of funds provided from the sales, maturities and payments on securities. The $5,270 increase in deposits, offset by the net repayments on short-term borrowings and FHLB advances account for the majority of the $2,242 in cash generated from financing activities. Total cash inflows for the nine month period in 1998 exceeded cash outflows by $2,129 resulting in a cash and cash equivalent balance of $4,563 at September 30, 1998.

Management believes Jay Financial has sufficient liquidity to meet reasonable borrower, depositor, and creditor needs in the present economic environment. Jay Financial has not received any recommendations from regulatory authorities which would materially affect liquidity, capital resources or operations.

                 TABLE 1 - JAY FINANCIAL FIVE YEAR FINANCIAL SUMMARY
                   (Dollars in Thousands, Except Per Share Amounts)

                                           NINE MONTHS ENDED SEPTEMBER 30,        FOR THE YEARS ENDED DECEMBER 31,
                                                   1998        1997         1997        1996         1995        1994         1993
                                           ---------------------------------------------------------------------------------------
           SUMMARY OF OPERATIONS
Interest income - tax equivalent  (1)            $6,519      $6,364       $8,565      $8,215       $7,379      $6,481       $6,548
Interest expense                                  2,904       2,774        3,754       3,525        3,159       2,704        2,855
                                           ---------------------------------------------------------------------------------------
Net interest income - tax equivalent (1)          3,615       3,590        4,811       4,690        4,220       3,777        3,693
Tax equivalent adjustment (1)                       (97)       (143)        (187)       (211)        (239)       (275)        (258)
                                           ---------------------------------------------------------------------------------------
Net interest income                               3,518       3,447        4,624       4,479        3,981       3,502        3,435
Provision for loan losses                          (180)       (180)        (240)       (281)        (155)       (139)        (139)
Noninterest income                                  582         523          689         846          596         523          583
Noninterest expense                               2,241       2,133        2,844       2,483        2,423       2,258        2,134
                                           ---------------------------------------------------------------------------------------

Income before income taxes and cumulative
  effect of change in accounting principle        1,679       1,657        2,229       2,561        1,999       1,628        1,745
Income tax expense                                  589         573          768         890          645         476          553
                                           ---------------------------------------------------------------------------------------

Income before cumulative effect of change
  in accounting principle                         1,090       1,084        1,461       1,671        1,354       1,152        1,192
Cumulative effect of change in
  accounting principle                                -           -            -           -            -           -           53
                                           ---------------------------------------------------------------------------------------

NET INCOME                                       $1,090      $1,084       $1,461      $1,671       $1,354      $1,152       $1,245
                                                 ------      ------       ------      ------       ------      ------       ------
                                                 ------      ------       ------      ------       ------      ------       ------

              PER SHARE DATA  (2)
Income before cumulative effect of change
  in accounting principle                        $13.31      $13.24       $17.84      $20.40       $16.53      $14.07       $14.56
Net income                                        13.31       13.24        17.84       20.40        16.53       14.07        15.20
Cash dividends                                     1.00        1.00         2.00        2.00         1.00        0.95         0.95
Shareholders' equity, end of year                179.11      162.61       166.39      149.89       131.49      108.82       103.17

         SELECTED ACTUAL YEAR-END BALANCES
Total assets                                   $108,626    $103,570     $104,977    $101,679      $92,492     $87,391      $84,907
Earning assets                                  101,565      98,101       98,284      95,356       85,530      80,136       78,168
Investment securities available-for-sale          9,621      12,192       11,898      14,352       16,473      21,598        2,753
Investment securities held-to-maturity              855         971          931       1,154        1,411       1,628       20,402
Loans                                            88,242      84,484       84,908      77,502       64,660      55,565       49,545
Allowance for loan losses                          (900)       (981)        (992)       (922)      (1,006)       (878)        (806)
Total deposits                                   88,872      83,685       83,602      87,151       80,829      76,213       74,739
Noninterest-bearing deposits                      5,205       4,508        5,441       7,040        6,660       6,555        5,532
Interest-bearing deposits                        83,667      79,177       78,161      80,111       74,169      69,658       69,207
Long-term borrowings                              3,800       3,800        4,800       1,000            0           0          568
Shareholders' equity                             14,669      13,318       13,627      12,276       10,769       8,912        8,449

                 SELECTED RATIOS
Loans to deposits                                99.29%     100.95%      101.56%      88.93%       80.00%      72.91%       66.29%
Return on average assets                          1.37%       1.42%        1.42%       1.70%        1.52%       1.37%        1.51%
Return on average equity                         10.25%      11.29%       11.25%      14.44%       13.70%      13.34%       15.82%
Dividends payout ratio                           10.03%      10.09%       11.23%       9.81%        6.06%       6.77%        6.27%
Leverage capital ratio (3)                       13.19%      12.52%       12.54%      12.32%       11.38%      10.02%       10.38%
Efficiency ratio (4)                             53.40%      51.86%       51.71%      44.85%       50.31%      52.51%       49.91%

                   OTHER DATA
Number of employees                                  48          51           51          49           44          42           42
Average common shares outstanding (2)            81,900      81,900       81,900      81,900       81,899      81,893       81,893
Cash dividends declared                             $82         $82         $164        $164          $82         $78          $78


(1) Net interest income has been presented on both a tax equivalent and non-tax equivalent basis. The tax equivalent basis was calculated using a 34% tax rate for all periods presented. The tax equivalent adjustment reverses the tax equivalent basis in order to present net interest income in accordance with generally accepted accounting principles (GAAP), as reflected in the consolidated financial statements.

(2) Per share data has been retroactively adjusted to reflect stock dividends.

(3) The leverage capital ratio is that of the Bank. Jay Financial is not required to calculate such ratio.

(4) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income, on a fully tax equivalent basis, and noninterest income.

          TABLE 2 - JAY FINANCIAL AVERAGE BALANCE SHEETS AND INTEREST RATES
                                (Dollars in Thousands)

                                                                         YEARS ENDED DECEMBER 31,
                                                             1997                                         1996
                                          -----------------------------------------------------------------------------------
                                           AVERAGE                       AVERAGE        AVERAGE                       AVERAGE
ASSETS                                     BALANCE       INTEREST        RATE           BALANCE       INTEREST          RATE
                                          -----------------------------------------------------------------------------------
INTEREST EARNING ASSETS
  Securities
    Taxable                                 $8,480           $496          5.85%        $10,108           $536          5.30%
    Non-taxable (1)                          6,286            476          7.57%          7,359            562          7.64%
    Federal funds sold                         635             38          5.98%          2,166            114          5.26%
    Interest-bearing balances with banks         -              -          0.00%            187              9          4.81%
    Unrealized loss on AFS securities          (48)             -          0.00%           (185)             -          0.00%
                                          -----------------------------------------------------------------------------------
      Total securities                      15,353          1,010          6.58%         19,635          1,221          6.22%
  Loans (1)(2)
    Commercial                              41,936          3,959          9.44%         38,060          3,746          9.84%
    Real estate                             28,474          2,447          8.59%         24,245          2,103          8.67%
    Installment and other consumer          10,756          1,149         10.68%         10,344          1,145         11.07%
                                          -----------------------------------------------------------------------------------
      Total loans                           81,166          7,555          9.31%         72,649          6,994          9.63%

  TOTAL EARNING ASSETS                      96,519          8,565          8.87%         92,284          8,215          8.90%
                                          -----------------------------------------------------------------------------------

NONINTEREST EARNING ASSETS
  Allowance for loan losses                   (945)                                      (1,007)
  Premises and equipment                     1,063                                        1,066
  Cash and due from banks                    2,542                                        2,632
  Accrued interest and other assets          3,405                                        3,190
                                          --------                                      -------
  TOTAL ASSETS                            $102,584                                      $98,165
                                          --------                                      -------
                                          --------                                      -------

LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
  Deposits
    Interest-bearing demand deposits       $20,631           $530          2.57%        $21,368           $533          2.49%
    Savings deposits                         6,945            196          2.82%          6,248            170          2.72%
    Time deposits                           51,913          2,810          5.41%         51,755          2,779          5.37%
                                          -----------------------------------------------------------------------------------
      Total interest-bearing deposits       79,489          3,536          4.45%         79,371          3,482          4.39%
  Borrowed funds
    Short-term borrowings                      812             46          5.67%            451             23          5.10%
    Long-term debt                           2,750            172          6.25%            325             20          6.15%
                                          -----------------------------------------------------------------------------------
      Total borrowed funds                   3,562            218          6.12%            776             43          5.54%
  TOTAL INTEREST-BEARING LIABILITIES        83,051         $3,754          4.52%         80,147         $3,525          4.40%
                                          -----------------------------------------------------------------------------------

NONINTEREST-BEARING LIABILITIES
  Noninterest-bearing demand deposits        5,719                                        5,656
  Accrued interest and other liabilities       833                                          789
  Shareholders' equity                      12,981                                       11,573
                                          --------                                      -------
  TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                  $102,584                                      $98,165
                                          --------                                      -------
                                          --------                                      -------

INTEREST MARGIN RECAP
  NET INTEREST INCOME AND
    INTEREST RATE SPREAD                                   $4,811          4.35%                        $4,690          4.50%
                                                         --------        -------                      --------        -------
                                                         --------        -------                      --------        -------
  NET INTEREST INCOME MARGIN                                               4.98%                                        5.08%
                                                                         -------                                      -------
                                                                         -------                                      -------


(1) Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34% for all years.

(2) Nonaccrual loans are included in average loan balances and loan fees are included in interest income. Loan fees were $61 and $98 for 1997 and 1996.

--------------------------------------------------------------------------------
                     TABLE 3 - JAY FINANCIAL VOLUME/RATE ANALYSIS
--------------------------------------------------------------------------------
                                (Dollars in Thousands)

                                                          1997-1996
                                           ------------------------------------
                                                           Change       Change
                                             Total         Due To       Due To
INTEREST INCOME                             Change         Volume         Rate
                                           ------------------------------------
Loans                                         $561           $799        $(238)
Securities
  Taxable                                      (40)           (85)          45
  Tax-exempt                                   (86)           (81)          (5)
Interest-bearing balances with banks            (9)            (9)           -
Federal funds sold                             (76)           (90)          14
                                           ------------------------------------

TOTAL INTEREST INCOME                          350            534         (184)
                                           ------------------------------------



INTEREST EXPENSE

Interest-bearing DDA                            (3)           (19)          16
Savings deposits                                26             19            7
Time deposits                                   31              9           22
Short-term borrowings                           23             20            3
Long-term borrowings                           152            152            -
                                           ------------------------------------

TOTAL INTEREST EXPENSE                         229            181           48
                                           ------------------------------------

NET INTEREST INCOME                           $121           $353        $(232)
                                            ------         ------      -------
                                            ------         ------      -------


--------------------------------------------------------------------------------
           TABLE 4 - JAY FINANCIAL ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------
                               (Dollars in Thousands)


                                                                 SEPTEMBER 30,                  DECEMBER 31,
                                                             1998           1997           1997           1996
                                                   ---------------------------------------------------------------
BALANCE AT BEGINNING OF PERIOD                               $992           $922           $922         $1,006

LOANS CHARGED-OFF
  Commercial                                                 (234)          (200)          (224)          (300)
  Real estate-residential                                       0              0              0            (24)
  Consumer                                                   (126)           (80)          (116)           (82)
                                                   ---------------------------------------------------------------
          TOTAL CHARGE-OFFS                                  (360)          (280)          (340)          (406)
                                                   ---------------------------------------------------------------

CHARGE-OFFS RECOVERED
  Commercial                                                    6            116            118              7
  Real estate-residential                                      35              5              5              3
  Consumer                                                     47             38             47             31
                                                   ---------------------------------------------------------------
          TOTAL RECOVERIES                                     88            159            170             41
                                                   ---------------------------------------------------------------

Net loans charged-off                                        (272)          (121)          (170)          (365)
Current year provision                                        180            180            240            281
                                                   ---------------------------------------------------------------

BALANCE AT END OF PERIOD                                     $900           $981           $992           $922
                                                             ----           ----           ----           ----
                                                             ----           ----           ----           ----

Loans at period end                                       $88,242        $84,484        $84,908        $77,502

Ratio of allowance to loans at period
   end                                                      1.02%          1.16%          1.17%          1.19%

Average loans                                             $85,732        $80,235        $81,166        $72,649

Ratio of net loans charged-off to
   average loans                                            0.32%          0.15%          0.21%          0.50%



                                                                      ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                                                                              (Dollars in Thousands)

                                                                SEPTEMBER 30,                   DECEMBER 31,
                                                             1998           1997           1997           1996

                                                   ---------------------------------------------------------------
Commercial                                                   $692           $790           $753           $733
Real estate-residential                                       116             89            110             98
Consumer                                                       70             67             64             71
Unallocated                                                    22             35             65             20
                                                   ---------------------------------------------------------------
Total                                                        $900           $981           $992           $922
                                                             ----           ----           ----           ----
                                                             ----           ----           ----           ----

                                                                          COMPOSITION OF LOAN PORTFOLIO
                                                                              (Dollars in Thousands)

                                                                SEPTEMBER 30,                   DECEMBER 31,
                                                             1998           1997           1997           1996

                                                   ---------------------------------------------------------------
Commercial                                                 53.45%         52.58%         52.21%         51.01%
Real estate-residential                                    35.20%         34.75%         35.22%         34.89%
Consumer                                                   11.35%         12.66%         12.56%         14.10%
                                                   ---------------------------------------------------------------
Total                                                     100.00%        100.00%        100.00%        100.00%
                                                          -------        -------        -------        -------
                                                          -------        -------        -------        -------


--------------------------------------------------------------------------------
                     TABLE 5 - JAY FINANCIAL NONPERFORMING ASSETS
--------------------------------------------------------------------------------
                                (Dollars in Thousands)

                                       SEPTEMBER 30,             DECEMBER 31,
                                              1998           1997           1996
                                     -------------------------------------------
PRINCIPAL BALANCE
  Nonaccrual                                  $301           $736           $758
  90 days or more past due                      16             37             17
                                     -------------------------------------------

          TOTAL NONPERFORMING LOANS           $317           $773           $775
                                              ----           ----           ----
                                              ----           ----           ----
Nonperforming loans as a percent
   of loans                                  0.36%          0.91%          1.00%

Other real estate owned                       $350             $0            $10

OREO as a percent of loans                   0.40%          0.00%          0.01%

Allowance as a percent of
  nonperforming loans                      283.91%        128.33%        118.97%


--------------------------------------------------------------------------------
                 TABLE 6 - JAY FINANCIAL NONINTEREST INCOME & EXPENSE
--------------------------------------------------------------------------------
                                (Dollars in Thousands)

                                                         % CHANGE
                                              1997       FROM '96         1996
                                     -------------------------------------------
NONINTEREST INCOME
Trust income                               $    90        (21.74%)     $   115
Service charges on deposit accounts            249         (2.73%)         256
Other                                          342        (29.48%)         485
Net gain on loan sales                           9        (10.00%)          10
Securities losses, net                          (1)       (95.00%)         (20)
                                     -------------------------------------------

          TOTAL NONINTEREST INCOME            $689        (18.56%)        $846
                                              ----        -------         ----
                                              ----        -------         ----


                                                         % CHANGE
                                              1997       FROM '96         1996
                                     -------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits            $  1,551         12.80%     $  1,375
Premises and equipment                         403         17.15%          344
Other                                          890         16.49%          764

          TOTAL NONINTEREST EXPENSE         $2,844         14.54%       $2,483
                                            ------         ------       ------
                                            ------         ------       ------


--------------------------------------------------------------------------------
                TABLE 7 - JAY FINANCIAL SECURITIES MATURITY SCHEDULE
--------------------------------------------------------------------------------
                            (Dollars in Thousands)

                                                   AT DECEMBER 31, 1997
                                                   --------------------
                                            1 Year and Less      1 to 5 Years        5 to 10 Years        Over 10 Years
                                           -----------------   -----------------   -----------------   -----------------    Total
AVAILABLE-FOR-SALE                         Balance     Rate    Balance     Rate    Balance     Rate    Balance     Rate    Balance
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
  U.S. Government & agencies                  $498     5.27%    $2,534     6.25%         -         -         -         -    $3,032
  States and political subdivisions (1)      1,641     7.11%     1,872     7.94%     1,106     7.73%         -         -     4,619
  Mortgage-backed                                -         -       357     6.21%       386     6.41%     2,411     6.63%     3,154
  Equity securities (2)                          -         -         -         -         -         -         -         -     1,093

                                           -------             -------             -------             -------             -------
          TOTAL AVAILABLE-FOR-SALE          $2,139              $4,763              $1,492              $2,411             $11,898
                                           -------             -------             -------             -------             -------
                                           -------             -------             -------             -------             -------


HELD-TO-MATURITY
  States and political subdivisions (1)        $75     6.70%      $701     7.35%      $155     8.59%        $0         -      $931

                                           -------             -------             -------             -------             -------
          TOTAL HELD-TO-MATURITY               $75                $701                $155                  $0                $931
                                           -------             -------             -------             -------             -------
                                           -------             -------             -------             -------             -------

(1) - Average rates were calculated on a tax equivalent basis using a marginal federal income tax rate of 34%.

(2) - Equity securities have no stated maturity date.

--------------------------------------------------------------------------------
                       TABLE 8 - JAY FINANCIAL LOAN LIQUIDITY
--------------------------------------------------------------------------------
                               (Dollars in Thousands)

                                                                     LOAN MATURITIES AT DECEMBER 31, 1997
                                                        ------------------------------------------------------
                                                           1 Year          1 - 5         Over 5
                                                         and Less          Years          Years          Total
                                                        ------------------------------------------------------
Commercial                                                $10,740         $8,690        $24,902        $44,332

Real estate-residential                                       482          1,282         28,144         29,908

Consumer                                                      895          9,431            342         10,668
                                                        ------------------------------------------------------
          TOTAL LOANS                                     $12,117        $19,403        $53,388        $84,908
                                                        ------------------------------------------------------
                                                        ------------------------------------------------------


SENSITIVITY TO CHANGES IN INTEREST RATES

  Fixed rates                                             $11,954        $18,484        $11,328        $41,766

  Variable rates                                              163            919         42,060         43,142

                                                        ------------------------------------------------------
          TOTAL LOANS                                     $12,117        $19,403        $53,388        $84,908
                                                        ------------------------------------------------------
                                                        ------------------------------------------------------

--------------------------------------------------------------------------------
              TABLE 9 - JAY FINANCIAL MATURITY RANGES OF TIME DEPOSITS
                 WITH BALANCES OF $100,000 OR MORE AT DECEMBER 31,
--------------------------------------------------------------------------------
                               (Dollars in Thousands)

                                              1997
                                    --------------
3 months or less                            $6,874
3 through 6 months                           3,969
6 through 12 months                            300
Over 12 months                               2,511
                                    --------------
          TOTAL                            $13,654
                                           -------
                                           -------


--------------------------------------------------------------------------------
                 TABLE 10 - JAY FINANCIAL FUNDING USES AND SOURCES
--------------------------------------------------------------------------------
                              (Dollars in Thousands)

                                                             1997                          1996
                                        -------------------------------------------------------
                                                     Increase/(decrease)
                                           Average   -------------------                Average
                                           Balance         Amount        Percent        Balance
                                        -------------------------------------------------------
FUNDING USES
  Loans, total                             $81,166         $8,517         11.72%        $72,649
  Taxable securities                         8,480         (1,628)       (16.11%)        10,108
  Tax-exempt securities                      6,286         (1,073)       (14.58%)         7,359
  Federal funds sold                           635         (1,531)       (70.68%)         2,166
  Interest-bearing balances                      -           (187)      (100.00%)           187

                                        -------------------------------------------------------
          TOTAL USES                       $96,567         $4,098          4.43%        $92,469
                                           -------         ------          -----        -------
                                           -------         ------          -----        -------
FUNDING SOURCES
  Noninterest-bearing deposits              $5,719            $63          1.11%         $5,656
  Interest-bearing demand                   20,631           (737)        (3.45%)        21,368
  Savings deposits                           6,945            697         11.16%          6,248
  Time deposits                             51,913            158          0.31%         51,755
  Short-term borrowings                        812            361         80.04%            451
  Long-term borrowings                       2,750          2,425        746.15%            325

                                        -------------------------------------------------------
          TOTAL SOURCES                    $88,770         $2,967          3.46%        $85,803
                                           -------         ------          -----        -------
                                           -------         ------          -----        -------

--------------------------------------------------------------------------------
          TABLE 11 - JAY FINANCIAL LIQUIDITY AND INTEREST RATE SENSITIVITY
--------------------------------------------------------------------------------
                               (Dollars in Thousands)


                                                                         AT DECEMBER 31, 1997

                                                           1 - 90       91 - 365          1 - 5
                                                             Days           Days          Years   Over 5 Years      Total
                                                        ------------   ------------     --------- ------------   ------------
INTEREST EARNING ASSETS
  Loans                                                    $9,752        $20,552        $42,703        $11,901        $84,908

  Securities held-to-maturity
    Taxable                                                     0              0              0              0              -
    Tax-exempt                                                 75              0            701            155            931

  Securities available-for-sale
    Taxable                                                     0          2,110          3,243          1,926          7,279
    Tax-exempt                                              1,160            614          1,770          1,075          4,619
                                                        ------------   ------------     --------- ------------   ------------
      Total Securities                                      1,235          2,724          5,714          3,156         12,829

  Restricted stock                                              0              0              0            547            547

  Federal funds sold                                            0              0              0              0              -

                                                        ------------   ------------     --------- ------------   ------------
TOTAL EARNING ASSETS                                      $10,987        $23,276        $48,417        $15,604        $98,284
                                                        ------------   ------------     --------- ------------   ------------
                                                        ------------   ------------     --------- ------------   ------------

INTEREST BEARING LIABILITIES

  Interest-bearing demand deposits                        $21,302             $0             $0             $0        $21,302
  Savings deposits                                          7,062              0              0              0          7,062
  Time Deposits                                            12,370         18,109         19,318              0         49,797
  Short-term borrowings                                     2,145              0              0              0          2,145
  Long-term borrowings                                          0          1,000          3,800              0          4,800
                                                        ------------   ------------     --------- ------------   ------------
TOTAL INTEREST BEARING LIABILITIES                        $42,879        $19,109        $23,118             $0        $85,106
                                                        ------------   ------------     --------- ------------   ------------
                                                        ------------   ------------     --------- ------------   ------------

Rate sensitive gap                                        (31,892)         4,167         25,299         15,604         13,178
Rate sensitive cumulative gap                             (31,892)       (27,725)        (2,426)        13,178
Cumulative gap as a percentage of earning assets          (32.45%)       (28.21%)        (2.47%)        13.41%


                             REGULATION AND SUPERVISION
                 OF FIRST MERCHANTS, JAY FINANCIAL AND SUBSIDIARIES

BANK HOLDING COMPANY REGULATION

     First Merchants and Jay Financial are registered as bank holding companies and are subject to the regulations of the Federal Reserve Board ("FEDERAL RESERVE") under the Bank Holding Company Act of 1956, as amended (the "BHC ACT"). Bank holding companies are required to file periodic reports with and are subject to periodic examination by the Federal Reserve. The Federal Reserve has issued regulations under the BHC Act requiring a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. Thus, it is the policy of the Federal Reserve that, a bank holding company should stand ready to use its resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. Additionally, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a bank holding company is required to guarantee the compliance of any subsidiary bank that may become "undercapitalized" (as defined in the FDICIA) with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan. Under the BHC Act, the Federal Reserve has the authority to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the determination that such activity constitutes a serious risk to the financial stability of any bank subsidiary.

     The BHC Act prohibits First Merchants and Jay Financial from doing any of the following without the prior approval of the Federal Reserve:

     1. Acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock or substantially all of the assets of any bank or savings association.

     2.   Merging or consolidating with another bank holding company.

     3. Engaging in or acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve to be closely related to banking.

The BHC Act does not place territorial restrictions on such nonbanking-related activities.

CAPITAL ADEQUACY GUIDELINES FOR BANK HOLDING COMPANIES

     Bank holding companies are required to comply with the Federal Reserve's risk-based capital guidelines. These guidelines require a minimum ratio of capital to risk-weighted assets of 8% (including certain off-balance sheet activities such as standby letters of credit). At least half of the total required capital must be "Tier 1 capital," consisting principally of common shareholders' equity, noncumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder may consist of a limited amount of subordinate debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, cumulative perpetual preferred stock, and a limited amount of the general loan loss allowance.

     In addition to the risk-based capital guidelines, the Federal Reserve has adopted a Tier 1 (leverage) capital ratio under which the bank holding company must maintain a minimum level of Tier 1 capital to average total consolidated assets. The ratio is 3% in the case of bank holding companies which have the highest regulatory examination ratings and are not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a ratio of at least 1% to 2% above the stated minimum.

     The following are First Merchants' and Jay Financial's regulatory capital ratios as of September 30, 1998:

                              First Merchants          Jay Financial
                              ---------------          -------------
          Tier 1 Capital:     16.30%                   18.34%

          Total Capital:      17.24                    19.47

          Leverage Ratio:     11.94                    13.48

BANK REGULATION

     First Merchants Bank, The Union County National Bank and The First National Bank of Portland are national banks and are supervised, regulated and examined by the Office of the Comptroller of the Currency (the "OCC"). First United Bank, Pendleton Banking Company and The Randolph County Bank are state banks chartered in Indiana and are supervised, regulated and examined by the Indiana Department. In addition, three of First Merchants' subsidiaries, Pendleton Banking Company, First United Bank and The Randolph County Bank, are supervised and regulated by the FDIC. Each regulator has the authority to issue cease-and-desist orders if it determines that activities of the bank regularly represent an unsafe and unsound banking practice or a violation of law.

     Both federal and state law extensively regulate various aspects of the banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosure, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations. Current federal law also requires banks, among other things, to make deposited funds available within specified time periods.

     Insured state-chartered banks are prohibited under FDICIA from engaging as the principal in activities that are not permitted for national banks, unless
(i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund, and (ii) the bank is, and continues to be, in compliance with all applicable capital standards.

BANK CAPITAL REQUIREMENTS

     The FDIC and the OCC have adopted risk-based capital ratio guidelines to which state-chartered banks and national banks are subject. The guidelines establish a framework that makes regulatory capital requirements more sensitive to differences in risk profiles. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk-weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

     Like the capital guidelines established by the Federal Reserve, these guidelines divide a bank's capital into tiers. Banks are required to maintain a total risk-based capital ratio of 8%. The FDIC or OCC may, however, set higher capital requirements when a bank's particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

     In addition, the FDIC and the OCC established guidelines prescribing a minimum Tier 1 leverage ratio (Tier 1 capital to adjusted total assets as specified in the guidelines). These guidelines provide for a minimum Tier 1 leverage ratio of 3% for banks that meet specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier 1 leverage ratio of 3% plus an additional 100 to 200 basis points.

     All of First Merchants' affiliate banks as well as The First National Bank of Portland exceed the risk-based capital guidelines of the FDIC and/or the OCC as of September 30, 1998.

     The Federal Reserve, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

FDICIA

     FDICIA requires, among other things, federal bank regulatory authorities to take "prompt corrective action" with respect to banks which do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The FDIC has adopted regulations to implement the prompt corrective action provisions of FDICIA.

     "Undercapitalized" banks are subject to growth limitations and are required to submit a capital restoration plan. A bank's compliance with such plan is required to be guaranteed by the bank's parent holding company. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. "Significantly undercapitalized" banks are subject to one or more restrictions, including an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cease receipt of deposits from correspondent banks, and restrictions on compensation of executive officers. "Critically undercapitalized" institutions may not, beginning 60 days after become "critically undercapitalized," make any payment of principal or interest on certain subordinated debt or extend credit for a highly leveraged transaction or enter into any transaction outside the ordinary course of business. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.

     As of September 30, 1998, each bank subsidiary of First Merchants and Jay Financial was "well capitalized" based on the "prompt corrective action" ratios and deadlines described above. It should be noted, however, that a bank's capital category is determined solely for the purpose of applying the OCC's (or the FDIC's) "prompt corrective action" regulations and that the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects.

DEPOSIT INSURANCE

     First Merchants' and Jay Financial's affiliated banks are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund (the "BIF") and the Savings Association Insurance Fund ("SAIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (i) the bank's capitalization, and (ii) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

     Effective January 1, 1997, the annual insurance premiums on bank deposits insured by the BIF and the SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

     The Deposit Insurance Funds Act of 1996 provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF- and SAIF-insured deposits) to pay for the cost of Financing Corporation ("FICO") funding. The FDIC established the FICO assessment rates effective January 1, 1997 at $0.013 per $100 annually for BIF-assessable deposits and $0.0648 per $100 annually for SAIF-assessable deposits. The FICO assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations.

BROKERED DEPOSITS

     Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it (i) is well capitalized, or (ii) is adequately capitalized and received a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from (a) paying an interest rate on deposits in excess of 76 basis points over certain prevailing market rates or (b) offering "pass through" deposit insurance on certain employee benefit plan accounts unless it provides certain notice to affected depositors.

INTERSTATE BANKING AND BRANCHING

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("RIEGLE-NEAL") subject to certain concentration limits, required regulatory approvals and other requirements, (i) bank holding companies such as First Merchants and Jay Financial are permitted to acquire banks and bank holding companies located in any state; (ii) any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that holding company; and (iii) banks are permitted to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states, and establishing de novo branch offices in other states.

ADDITIONAL MATTERS

     In addition to the matters discussed above, First Merchants' affiliate banks and The First National Bank of Portland are subject to additional regulation of their activities, including a variety of consumer protection regulations affecting their lending, deposit and collection activities and regulations affecting secondary mortgage market activities.

     The earnings of financial institutions are also affected by general economic conditions and prevailing interest rates, both domestic and foreign, and by the monetary and fiscal policies of the United States Government and its various agencies, particularly the Federal Reserve.

     Additional legislation and administrative actions affecting the banking industry may be considered by the United States Congress, state legislatures and various regulatory agencies, including those referred to above. It cannot be predicted with certainty whether such legislation or administrative action will be enacted or the extent to which the banking industry in general or First Merchants and its affiliate banks in particular would be affected thereby.

                              COMPARISON OF COMMON STOCK

THE FOLLOWING SUMMARY COMPARISON OF FIRST MERCHANTS COMMON STOCK AND JAY FINANCIAL COMMON STOCK INCLUDES ALL MATERIAL FEATURES OF SUCH STOCKS BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO FIRST MERCHANTS' ARTICLES OF INCORPORATION AND BY-LAWS AND JAY FINANCIAL'S ARTICLES OF INCORPORATION AND BY-LAWS.

GOVERNING LAW

     The rights of holders of Jay Financial common stock who receive First Merchants common stock in the merger will be governed by the Indiana Business Corporation Law (the "IBCL"), the state in which First Merchants is incorporated, and by First Merchants' Articles of Incorporation ("FIRST MERCHANTS' ARTICLES") and By-Laws. The rights of Jay Financial shareholders are governed by the IBCL, the state in which Jay Financial is incorporated, and by Jay Financial's Articles of Incorporation ("JAY FINANCIAL'S ARTICLES") and By-Laws. The rights of Jay Financial shareholders differ in certain respects from the rights they would have as First Merchants shareholders, including certain anti-takeover measures, the vote percentage required for the amendment of certain significant provisions of the articles of incorporation and for the approval of certain significant corporate transactions.

AUTHORIZED BUT UNISSUED SHARES

     First Merchants' Articles authorizes the issuance of 20,000,000 shares of common stock, of which 10,079,540 shares were outstanding as of November 30, 1998. The remaining authorized but unissued shares of common stock may be issued upon authorization of the Board of Directors of First Merchants without prior shareholder approval. First Merchants has 500,000 shares of preferred stock authorized. These shares are available to be issued, without prior shareholder approval, in classes with relative rights, privileges and preferences determined for each class by the Board of Directors of First Merchants. No shares of preferred stock have currently been issued.

     As of November 30, 1998, First Merchants had 162,977 shares of its common stock reserved and remaining available for issuance under its Employee Stock Purchase Plan and 34,829 shares of its common stock reserved and remaining available for issuance under its Stock Options Plan.

     The issuance of additional shares of First Merchants common stock or the issuance of First Merchants preferred stock may adversely affect the interests of First Merchants shareholders.

     Jay Financial's Articles authorize the issuance of 540,000 shares of common stock, 500,000 of which are Class A shares and 40,000 of which are Class B shares. Each outstanding share of Class A stock is entitled to one vote on all matters to which shareholders are entitled to vote. Class B stock is "non-voting stock." However, the IBCL extends voting rights to Class B shareholders in situations such as the merger. Besides voting rights, the two classes of stock are equal. There are 64,234 shares of Class A stock issued and outstanding and 17,666 shares of Class B stock issued and outstanding.

PREEMPTIVE RIGHTS

     As permitted by Indiana law, neither First Merchants' Articles nor Jay Financial's Articles provide for preemptive rights to subscribe for any new or additional First Merchants or Jay Financial shares of common stock. Preemptive rights may be granted to First Merchants or Jay Financial shareholders if First Merchants' or Jay Financial's Articles are amended accordingly.

DIVIDEND RIGHTS

     The holders of common stock of First Merchants and Jay Financial are entitled to dividends and other distributions when, as and if declared by their respective Board of Directors. With respect to First Merchants and Jay Financial, a dividend generally MAY NOT be paid if:

     1. The corporation would not be able to pay its debts as they become due in the usual course of business; or

     2. The corporation's total assets would be less than the sum of its total liabilities plus preferential rights of shareholders payable upon dissolution.

     The amount of dividends, if any, that may be declared by First Merchants in the future will necessarily depend upon many factors, including, without limitation, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since First Merchants is primarily dependent upon dividends paid by its subsidiaries for revenues), the discretion of First Merchants' Board of Directors and other factors that may be appropriate in determining dividend policies.

     First Merchants' national bank subsidiaries and its Indiana-chartered affiliate banks may pay dividends to First Merchants in cash on their common stock only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years.

     Dividends paid by First Merchants' affiliate banks will ordinarily be restricted to a lesser amount than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks' principal federal regulatory authorities. See "REGULATION AND SUPERVISION OF FIRST MERCHANTS, JAY FINANCIAL AND SUBSIDIARIES." If a bank's capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may
be prohibited.   Neither First Merchants' present affiliate banks nor the Bank is subject to such a restriction.

VOTING RIGHTS

     The holders of the outstanding shares of First Merchants common stock are entitled to one vote per share on all matters presented for shareholder vote. Jay Financial shares are divided into two classes, Class A and Class
B. As described above, Class A shares may vote on all matters presented for shareholder approval. However, Class B shares generally are not entitled to vote. Indiana law extends the Class B shareholders the right to vote on the merger. Neither First

Merchants shareholders nor Jay Financial shareholders have cumulative voting rights in the election of directors.

     Indiana law generally requires that mergers, consolidations, sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation be approved by a shareholder vote of a majority of votes entitled to be cast at the shareholders meeting, subject to provision in the corporations' articles of incorporation requiring a higher percentage vote. First Merchants' Articles provide that certain business combinations may, under certain circumstances, require approval of more than a majority of the outstanding voting shares of First Merchants common stock. See "COMPARISON OF COMMON STOCK--Anti-Takeover Provisions."

     Indiana law requires shareholder approval for most amendments to a corporation's articles of incorporation by a majority of a quorum at a shareholder's meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote). Indiana law permits a corporation in its articles of incorporation to prescribe a higher shareholder vote requirement for certain amendments. First Merchants' Articles require a super-majority shareholder vote of seventy-five percent of the outstanding shares of common stock for the amendment of certain significant provisions. Jay Financial's Articles require a majority vote to amend any provision.

DISSENTERS' RIGHTS

     Jay Financial shareholders possess dissenters' rights in connection with certain mergers and other significant corporate actions. Under Indiana law, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the following events:

     1. Consummation of a plan of merger to which Jay Financial is a party, if shareholder approval is required and the shareholder is entitled to vote thereon.

     2. Consummation of a plan of share exchange by which Jay Financial' shares will be acquired, if the shareholder is entitled to vote thereon.

     3. Consummation of a sale or exchange of all, or substantially all, the property of Jay Financial other than in the usual course of business, if the shareholder is entitled to vote thereon.

     4.   Approval of a control share acquisition under Indiana law; and

     5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the board of directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

     First Merchants shareholders do not have dissenters' rights because its shares are traded on the NASDAQ National Market System. With respect to dissenters' rights of Jay Financial shareholders in connection with the merger, see the discussion under "MERGER -- Rights of Dissenting Shareholders" and also Appendix B.

LIQUIDATION RIGHTS

     In the event of any liquidation or dissolution of First Merchants, its shareholders are entitled to receive pro rata, according to the number of shares held, any assets distributable to shareholders, subject to the payment of First Merchants' liabilities and any rights of creditors and holders of shares of First Merchants preferred stock then outstanding. In the event of any liquidation or dissolution of Jay Financial, its shareholders are entitled to receive pro rata, according to the number of shares held, any assets distributable to shareholders, subject to the payment of Jay Financial's liabilities and any rights of creditors.

ASSESSMENT AND REDEMPTION

     Under Indiana law, neither the shares of First Merchants common stock nor of Jay Financial common stock are liable to further assessment.

     Under Indiana law, First Merchants may redeem or acquire shares of its common stock with funds legally available therefor, and shares so acquired constitute authorized but unissued shares. First Merchants may not redeem or acquire its shares of common stock if, after such redemption it would not be able to pay its debts as they become due. Additionally, First Merchants may not redeem its shares if its total assets would be less than the sum of its total liabilities plus preferential rights of shareholders payable upon dissolution. Jay Financial has similar redemption rights under Indiana law.

     First Merchants and Jay Financial must give prior notice to the Federal Reserve if the consideration to be paid by them for any redemption or acquisition of their respective shares, when aggregated with the consideration paid for all redemption or acquisitions for the preceding 12 months, equal or exceeds 10% of the consolidated net worth of the company involved.

ANTI-TAKEOVER PROVISIONS

     The anti-takeover measures applicable to First Merchants and Jay Financial, as described below, may have the effect of discouraging a person or other entity to acquire control of either company. These measures may have the effect of discouraging certain tender offers for shares of either company's common stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.

     INDIANA LAW. Under the business combinations provisions of the IBCL, any 10% shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Securities Exchange Act of 1934 or which has specifically adopted this provision in the corporation's articles of incorporation, is prohibited for a period of five years from completing a business combination with the corporation unless, prior to the acquisition of such 10% interest, the board of directors approved either the acquisition of such interest or the proposed business combination. Further, the corporation and a 10% shareholder may not consummate a business combination unless all provisions of the articles of incorporation are complied with and a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share as determined by Indiana law.

     An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combinations provision, but such an election remains ineffective for 18 months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the election. First Merchants is covered by the business combinations provisions of the IBCL and Jay Financial is not covered. The constitutional validity of the business combinations provisions of Indiana law has been upheld by the United States Supreme Court.

     In addition to the business combinations provision, the IBCL also contains a "control share acquisition" provision which, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision, however, also may have the effect of discouraging premium bids for outstanding shares. The IBCL provides that, unless otherwise provided in the corporation's articles of incorporation or by-laws, certain acquisitions of shares of the corporation's common stock will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares.
Upon disapproval of the resolution, the shares held by the acquiror shall be redeemed by the corporation at the fair market value of the shares as determined by the control share acquisition provision.

     This provision does not apply to a plan of affiliation and merger if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange. First Merchants is subject to the control share acquisition provision. Jay Financial is not.

     FIRST MERCHANTS' ARTICLES. In addition to the protection afforded by the IBCL, First Merchants' Articles provide that the directors of First Merchants shall be divided into three classes, each serving three year terms with one class to be elected at each annual meeting of shareholders. First Merchants' Articles provide that directors may be removed with or without cause by a 2/3rds vote of the shares entitled to vote; provided, however, that if the Board by 2/3rds vote recommends removal of a director, that director may be removed by a majority of the shares entitled to vote.

     First Merchants' Articles also require the approval of the holders of 3/4ths of the voting stock as a condition of certain business combinations involving any shareholder holding more than 10% of the voting stock. "Business combinations" include, but are not limited to, mergers, consolidations, sales, leases, liquidations, dissolutions, certain reorganizations, and agreements
relating to the foregoing.    An exception exists if the transaction is approved
by a 2/3rds vote of the Board or the shareholders are to receive fair consideration for their shares. "Fair consideration" generally means, an amount per share equal to the higher of (a) the highest per share price paid for the stock in the two years preceding the business combination, and (b) the per share book value for the stock. In the event 2/3rds Board approval is obtained or fair consideration is to be paid, then approval of the business combination would only require the approval of the holders of 2/3rds of the voting stock.

     The above referred to provision of First Merchants' Articles can be amended only with the approval of 3/4ths of the voting stock.

     The existence of authorized but unissued common and preferred stock of First Merchants may have an anti-takeover effect as the issuance of additional First Merchants shares with sufficient voting power could have a dilutive effect on its stock and may result in the defeat of an attempt to acquire control of First Merchants. The Board may issue shares of common stock and/or preferred stock at any time without shareholder approval. The relative rights, preferences, limitations and restrictions attendant with the ownership of the preferred stock would be determined by the Board prior to the issuance thereof. The Board would determine whether any voting rights would attach to the preferred stock. The Board has no present plans to issue any preferred stock or common stock other than in connection with the merger. The issuance of preferred or common stock in the future could result in the dilution of ownership and control of First Merchants by common shareholders. There is no guarantee that current shareholders would have an opportunity to purchase any of the preferred or common stock when and if it is issued since they do not have preemptive rights.

     JAY FINANCIAL'S ARTICLES. The existence of authorized but unissued shares of Jay Financial common stock may have an anti-takeover effect as the issuance of additional Jay Financial shares with sufficient voting power could have a dilutive effect on Jay Financial's stock and may result in the defeat of an
attempt to acquire control of the corporation.    The Board of Directors of Jay
Financial may issue shares of common stock at any time without shareholder approval. The Agreement prohibits the issuance by Jay Financial of additional shares of common stock.

DIRECTOR LIABILITY

     Under the IBCL, a director of First Merchants or Jay Financial will not be liable to shareholders for any action taken as a director, or any failure to take any action, unless:

     1. The director has breached or failed to perform his duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation; and


     2. Such breach or failure to perform constitutes willful misconduct or recklessness.

                                   LEGAL OPINIONS

     Certain legal matters in connection with the Agreement will be passed upon for First Merchants by the law firm of Bingham Summers Welsh & Spilman, 2700 Market Tower, 10 West Market Street, Indianapolis, Indiana 46204 and for Jay Financial by the law firm of Krieg, DeVault, Alexander and Capehart, One Indiana Square, Suite 2800, Indianapolis, IN 46204. Frank A. Bracken is of counsel with Bingham Summers Welsh & Spilman and a director of First Merchants.

                                       EXPERTS

     The consolidated financial statements of First Merchants, incorporated by reference in this Proxy Statement-Prospectus, have been audited by Olive, LLP, independent public accountants, to the extent and for the periods indicated in their report thereon, and have been so incorporated by reference in this Proxy Statement-Prospectus in reliance upon such report of Olive, LLP given on the authority of such firm as experts in auditing and accounting.

     The consolidated financial statements of Jay Financial included in this Proxy Statement - Prospectus have been audited by Crowe, Chizek & Co. LLP, independent public accountants, to the extent and for the periods indicated in their report thereon, and have been so included in this Proxy Statement-Prospectus in reliance upon such report of Crowe, Chizek & Co. LLP given on the authority of such firm as experts in auditing and accounting.

                                    OTHER MATTERS

     The Special Meeting of Shareholders is called for the purposes set forth in the Notice. The Board of Directors of Jay Financial knows of no other matter for action by shareholders at such Special Meeting other than the matters described in the Notice. However, the enclosed proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of the printing thereof and which may properly come before the Special Meeting. It is the intention of the persons named in the proxy to vote with respect to such matters in accordance with the recommendations of management of Jay Financial.

                      WHERE YOU CAN FIND ADDITIONAL INFORMATION

     First Merchants has filed with the Securities and Exchange Commission (the "COMMISSION") a Registration Statement under the Securities Act that registers the distribution to Jay Financial shareholders of the shares of First Merchants common stock to be issued in connection with the merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Jay Financial and First Merchants common stock. The rules and regulations of the Commission allow First Merchants to omit certain information included in the Registration Statement from this Proxy Statement-Prospectus.

     In addition, First Merchants files reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read this information at the following locations of the Commission:

     Public Reference Room        New York Regional Office         Chicago Regional Office
    450 Fifth Street, N.W.         7 World Trade Center               Citicorp Center
           Room 1024                     Suite 1300                500 West Madison Street
    Washington, D.C.  20549          New York, NY 10048                   Suite 1400
                                                                Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

     The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like First Merchants, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     The Commission allows First Merchants to "incorporate by reference" information into this Proxy Statement-Prospectus. This means that it can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Proxy Statement-Prospectus, except for any information that other information included directly in this document supersedes.

     This Proxy Statement-Prospectus incorporates by reference the documents listed below that First Merchants has previously filed with the Commission. They contain important information about First Merchants and its financial condition.

First Merchants SEC Filings                  Period
---------------------------                  ------
Annual Report on Form 10-K . . . . . . .     Year ended December 31, 1997

Quarterly Report on Form 10-Q. . . . . .     Quarter ended March 31, 1998

Quarterly Report on Form 10-Q. . . . . .     Quarter ended June 30, 1998

Quarterly Report on Form 10-Q. . . . . .     Quarter ended September 30, 1998

Current Report on Form 8-K . . . . . . .     Dated August 11, 1998


The description of First Merchants common stock set forth in the registration statement filed by First Merchants pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed with the Commission for the purpose of updating such description.

     First Merchants incorporates by reference additional documents that it may file with the Commission between the date of this Proxy Statement-Prospectus and the date of the Jay Financial Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     First Merchants has supplied all information contained or incorporated by reference in this Proxy Statement-Prospectus relating to First Merchants, as well as all pro forma financial information, and Jay Financial has supplied all such information relating to Jay Financial.

     You can obtain any of the documents incorporated by reference in this document through First Merchants, or from the Commission through the Commission's web site at the address described above. Documents incorporated by reference are available from First Merchants without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement-Prospectus. You can obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from:

                            FIRST MERCHANTS CORPORATION
                                   Larry R. Helms
                     Senior Vice President and General Counsel
                              200 East Jackson Street
                               Muncie, Indiana 47305
                                   (765) 747-1530

     If you would like to request documents, please do so by ___________, 1999 to insure timely delivery before the Special Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we received your request.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS OR IN ANY OF THE MATERIALS THAT WE HAVE INCORPORATED INTO THIS DOCUMENT. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.


                              FORWARD LOOKING STATEMENTS

     This Proxy Statement-Prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, and business of First Merchants and Jay Financial and of First Merchants following the consummation of the merger, including statements relating to the cost savings and revenue enhancements that are expected to be realized from the merger and the expected impact of the merger on First Merchants' financial performance. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) expected cost savings from the merger cannot be fully realized; (ii) deposit attrition, customer loss, or revenue loss following the merger is greater than expected; (iii) competitive pressure in the banking industry increases significantly; (iv) costs or difficulties related to the integration of the businesses of First Merchants and Jay Financial are greater than expected; (v) changes in the interest rate environment reduce margins; (vi) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (vii) changes occur in the regulatory environment; (viii) changes occur in business conditions and inflation; (ix) changes occur in the securities markets; and (x) disruptions of the operations of First Merchants, Jay Financial or any of their subsidiaries, or any other governmental or private entity as a result of the "Year 2000 Problem." The forward-looking earnings estimates included in this Proxy Statement-Prospectus have not been examined or compiled by the independent public accountants of First Merchants and Jay Financial, nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors that could affect the financial results of First Merchants after the merger is included in the Commission filings incorporated by reference herein. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION."

                           INDEX TO FINANCIAL STATEMENTS


JAY FINANCIAL CORPORATION
     Consolidated Balance Sheets as of September 30, 1998 and 1997 (unaudited) . . . . . .          F-2

     Consolidated Statements of Income and Comprehensive Income for the
          Three Months Ended September 30, 1998 and 1997 (unaudited) . . . . . . . . . . .          F-3

     Consolidated Statements of Income and Comprehensive Income for the
          Nine Months Ended September 30, 1998 and 1997 (unaudited). . . . . . . . . . . .          F-4

     Consolidated Statements of Cash Flows for the Nine Months Ended
          September 30, 1998 and 1997 (unaudited). . . . . . . . . . . . . . . . . . . . .          F-5

     Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . .          F-6

     Report of Independent Auditors. . . . . . . . . . . . . . . . . . . . . . . . . . . .          F-7

     Consolidated Balance Sheets as of December 31, 1997 and 1996. . . . . . . . . . . . .          F-8

     Consolidated Statements of Income for the Years Ended
          December 31, 1997 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . .          F-9

     Consolidated Statements of Changes in Shareholders' Equity
          for the Years Ended December 31, 1997 and 1996 . . . . . . . . . . . . . . . . .          F-10

     Consolidated Statements of Cash Flows for the Years Ended
          December 31, 1997 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . .          F-11

     Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . .          F-12


                              JAY FINANCIAL CORPORATION
                             CONSOLIDATED BALANCE SHEETS
                       (Dollars in thousands except share data)
                                     (Unaudited)

--------------------------------------------------------------------------------

                                                                  September 30,       December 31,
                                                                      1998                1997
                                                                      ----                ----
ASSETS
Cash and due from banks                                              $2,263              $2,434
Federal funds sold                                                    2,300                   -
                                                                   --------            --------
     Total cash and cash equivalents                                  4,563               2,434
Securities available-for-sale, at market                              9,621              11,898
Securities held-to-maturity, at cost (market value - $877
  and $954)                                                             855                 931
Restricted stock                                                        547                 547
Loans                                                                88,242              84,908
     Less: Allowance for loan losses                                   (900)               (992)
                                                                   --------            --------
Loans, net                                                           87,342              83,916
Premises and equipment, net                                             875               1,029
Accrued interest receivable                                           1,089                 939
Cash value of life insurance                                          2,944               2,844
Other assets                                                            790                 439
                                                                   --------            --------

                                                                   $108,626            $104,977
                                                                   --------            --------
                                                                   --------            --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Deposits
     Noninterest-bearing deposits                                    $5,205              $5,441
     Interest-bearing deposits                                       83,667              78,161
                                                                   --------            --------
        Total deposits                                               88,872              83,602
     U.S. Treasury demand notes                                         199                 845
     Federal funds purchased                                            -                 1,300
     Federal Home Loan Bank advances                                  3,800               4,800
     Accrued interest payable                                           316                 290
     Other liabilities                                                  770                 513
                                                                   --------            --------
                                                                     93,957              91,350
                                                                   --------            --------

Shareholders' equity
     Class A common stock, $1 stated value, 500,000 shares
       authorized, 64,234 shares issued and outstanding                  64                  64
     Class B common stock, nonvoting, $1 stated value, 40,000
       shares authorized, 17,666 issued and outstanding                  18                  18
     Additional paid-in capital                                         775                 775
     Retained earnings                                               13,801              12,793
     Unrealized gain (loss) on securities available-for-sale,
       net of tax ($73 and $54)                                          11                 (23)
                                                                   --------            --------
                                                                     14,669              13,627
                                                                   --------            --------

                                                                   $108,626            $104,977
                                                                   --------            --------
                                                                   --------            --------

                             JAY FINANCIAL CORPORATION
             CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
               For the three months ended September 30, 1998 and 1997
                    (Dollars in thousands except per share data)
                                    (Unaudited)

--------------------------------------------------------------------------------

                                                                           1998                1997
                                                                           ----                ----
INTEREST INCOME
   Loans, including fees                                                 $ 2,045             $ 1,942
   Taxable securities                                                        110                 122
   Non-taxable securities                                                     49                  73
   Federal funds sold                                                         36                   3
                                                                         -------             -------
                                                                           2,240               2,140
INTEREST EXPENSE
   Deposits                                                                  930                 877
   Short-term borrowings                                                       4                  18
   Federal Home Loan Bank advances                                            68                  61
                                                                         -------             -------
                                                                           1,002                 956
                                                                         -------             -------

NET INTEREST INCOME                                                        1,238               1,184

Provision for loan losses                                                     60                  60
                                                                         -------             -------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                        1,178               1,124

NONINTEREST INCOME
   Trust income                                                               17                  30
   Service charges on deposit accounts                                        60                  64
   Securities gains (losses), net                                              4                   3
   Net gain on loan sales                                                      7                   2
   Other                                                                     108                  89
                                                                         -------             -------
                                                                             196                 188
NONINTEREST EXPENSES
   Salaries and employee benefits                                            393                 375
   Premises and equipment                                                     99                 104
   Other                                                                     278                 263
                                                                         -------             -------
                                                                             770                 742
                                                                         -------             -------
INCOME BEFORE INCOME TAXES                                                   604                 570

Provision for income taxes                                                   217                 199
                                                                         -------              ------

NET INCOME                                                                   387                 371
Other comprehensive income, net of tax:
   Change in unrealized gains/losses on securities                            41                  24
                                                                         -------              ------

COMPREHENSIVE INCOME                                                     $   428              $  395
                                                                         -------              ------
                                                                         -------              ------
Net income per share                                                     $  4.73              $ 4.53
                                                                         -------              ------
                                                                         -------              ------
Dividends per share                                                      $   .50              $  .50
                                                                         -------              ------
                                                                         -------              ------

                              JAY FINANCIAL CORPORATION
              CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                For the nine months ended September 30, 1998 and 1997
                     (Dollars in thousands except per share data)
                                     (Unaudited)

--------------------------------------------------------------------------------

                                                                           1998                1997
                                                                           ----                ----
INTEREST INCOME
   Loans, including fees                                                 $ 5,853             $ 5,578
   Taxable securities                                                        339                 381
   Non-taxable securities                                                    162                 245
   Federal funds sold                                                         68                  17
                                                                         -------             -------
                                                                           6,422               6,221
INTEREST EXPENSE
   Deposits                                                                2,672               2,635
   Short-term borrowings                                                      14                  42
   Federal Home Loan Bank advances                                           218                  97
                                                                           2,904               2,774
                                                                         -------             -------

NET INTEREST INCOME                                                        3,518               3,447

Provision for loan losses                                                    180                 180
                                                                         -------             -------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                        3,338               3,267

NONINTEREST INCOME
   Trust income                                                               59                  73
   Service charges on deposit accounts                                       174                 190
   Securities gains (losses), net                                              8                  (1)
   Net gain on loan sales                                                     16                   7
   Other                                                                     325                 254
                                                                         -------             -------
                                                                             582                 523

NONINTEREST EXPENSES
   Salaries and employee benefits                                          1,224               1,161
   Premises and equipment                                                    312                 305
   Other                                                                     705                 667
                                                                         -------             -------
                                                                           2,241               2,133
                                                                         -------             -------

INCOME BEFORE INCOME TAXES                                                 1,679               1,657
Provision for income taxes                                                   589                 573
                                                                         -------             -------
NET INCOME                                                                 1,090               1,084

Other comprehensive income, net of tax:
   Change in unrealized gains/losses on securities                            34                  40
                                                                         -------             -------

COMPREHENSIVE INCOME                                                     $ 1,124             $ 1,124
                                                                         -------             -------
                                                                         -------             -------
Net income per share                                                     $ 13.31             $ 13.24
                                                                         -------             -------
                                                                         -------             -------
Dividends per share                                                      $  1.00             $  1.00
                                                                         -------             -------
                                                                         -------             -------

                              JAY FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                For the nine months ended September 30, 1998 and 1997
                                (Dollars in thousands)
                                     (Unaudited)

--------------------------------------------------------------------------------

                                                                           1998                1997
                                                                           ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                           $  1,090            $  1,084
   Adjustments to reconcile net income to net cash
     from operating activities
       Provision for loan losses                                             180                 180
       Depreciation and amortization                                         242                 242
       Securities net (gains) losses                                          (8)                  1
       Net change in
          Interest receivable                                               (150)               (129)
       Interest payable                                                       26                  33
       Other assets and liabilities                                         (213)                229
                                                                        --------            --------
          Net cash from operating activities                               1,167               1,640

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of securities available-for-sale                              (1,508)             (2,126)
   Purchase of restricted stock                                                -                 (56)
   Proceeds from sales of securities available-for-sale                    1,508               2,004
   Proceeds from principal payments and maturities
     of securities available-for-sale                                      2,311               2,310
   Proceeds from maturities of securities held-to-maturity                    75                 181
   Loans made to customers and payments received                          (3,606)             (7,103)
   Purchases of premises and equipment, net                                  (60)               (172
                                                                        --------            --------)
     Net cash from investing activities                                   (1,280)             (4,962)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net change in deposits                                                  5,270              (3,466)
   Net change in short-term borrowings                                    (1,946)              1,230
   Proceeds from FHLB advances                                                 -               2,800
   Payments on FHLB advances                                              (1,000)                  -
   Dividends paid                                                            (82)                (82)
                                                                        --------            --------
     Net cash from financing activities                                    2,242                 482
                                                                        --------            --------

Net change in cash and cash equivalents                                    2,129              (2,840)

Cash and cash equivalents at beginning of period                           2,434               4,843
                                                                        --------            --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                              $  4,563            $  2,003
                                                                        --------            --------
                                                                        --------            --------

                              JAY FINANCIAL CORPORATION
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  September 30, 1998
                                     (Unaudited)

--------------------------------------------------------------------------------

NOTE 1 - BASIS OF PRESENTATION

The significant accounting policies followed by Jay Financial Corporation (the "Company") for interim financial reporting are consistent with the accounting policies followed for annual financial reporting. The consolidated interim financial statements have been prepared in accordance with Generally Accepted Accounting Principles and in accordance with instructions to Form 10-QSB and may not include all information and footnotes normally disclosed for full annual financial statements. All adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the periods reported have been included in the accompanying unaudited consolidated financial statements and all such adjustments are of a normal recurring nature.

Under a new accounting standard, comprehensive income is now reported for all periods. Comprehensive income includes both net income and other comprehensive income. Other comprehensive income includes the changes in unrealized gains and losses on securities available-for-sale, net of tax.

NOTE 2 - PENDING BUSINESS COMBINATION

On August 20, 1998, the Company agreed to merge with First Merchants Corporation (First Merchants). First Merchants is a bank holding company located in Muncie, Indiana. Under the terms of the agreement, each outstanding common share of the Company will be converted into 13.41681 common shares of First Merchants. The proposed transaction requires approval by regulatory authorities and the shareholders of the Company. The proposed transaction is expected to be consummated in the first quarter of 1999. It is expected to be accounted for as a pooling-of-interests.

                            REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
Jay Financial Corporation
Portland, Indiana


We have audited the accompanying consolidated balance sheets of Jay Financial Corporation as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jay Financial Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                             Crowe, Chizek and Company LLP


Indianapolis, Indiana
January 8, 1998, except for Note 15,
as to which the date is August 20, 1998

                              JAY FINANCIAL CORPORATION
                             CONSOLIDATED BALANCE SHEETS
                              December 31, 1997 and 1996
                  (dollar references in thousands except share data)

-------------------------------------------------------------------------------

                                                                         1997         1996
                                                                         ----         ----
ASSETS
Cash and due from banks                                               $   2,434     $   2,893
Federal funds sold                                                            -         1,950
                                                                      ---------     ---------
  Total cash and cash equivalents                                         2,434         4,843
Securities available-for-sale, at market                                 11,898        14,352
Securities held-to-maturity, at cost (market value - $954
  and $1,175 in 1997 and 1996)                                              931         1,154
Restricted stock                                                            547           398
Loans                                                                    84,908        77,502
     Less: Allowance for loan losses                                       (992)         (922)
                                                                      ---------     ---------
     Loans, net                                                          83,916        76,580
Premises and equipment, net                                               1,029         1,085
Accrued interest receivable                                                 939           909
Cash value of life insurance                                              2,844         1,815
Other assets                                                                439           543
                                                                      ---------     ---------

       Total assets                                                   $ 104,977     $ 101,679
                                                                      ---------     ---------
                                                                      ---------     ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Deposits
  Noninterest-bearing deposits                                        $   5,441     $   7,040
  Interest-bearing deposits                                              78,161        80,111
                                                                      ---------     ---------
     Total deposits                                                      83,602        87,151
  U.S. Treasury demand notes                                                845           637
  Federal funds purchased                                                 1,300             -
  Federal Home Loan Bank advances                                         4,800         1,000
  Accrued interest payable                                                  290           260
  Other liabilities                                                         513           355
                                                                      ---------     ---------
     Total liabilities                                                   91,350        89,403
                                                                      ---------     ---------
Shareholders' equity

  Class A common stock, $1 stated value, 500,000 shares
    authorized, 64,234 shares issued and outstanding                         64            64
  Class B common stock, nonvoting, $1 stated value, 40,000
    shares authorized, 17,666 issued and outstanding                         18            18
  Additional paid-in capital                                                775           775
  Retained earnings                                                      12,793        11,496
  Unrealized depreciation on securities available-for-sale,
    net of tax ($54 in 1997 and $20 in 1996)                                (23)          (77)
                                                                      ---------     ---------
     Total shareholders' equity                                          13,627        12,276
                                                                      ---------     ---------

       Total liabilities and shareholders' equity                     $ 104,977     $ 101,679
                                                                      ---------     ---------
                                                                      ---------     ---------

                             JAY FINANCIAL CORPORATION
                         CONSOLIDATED STATEMENTS OF INCOME
                       Years ended December 31, 1997 and 1996
               (dollar references in thousands except per share data)

--------------------------------------------------------------------------------

                                                      1997           1996
                                                      ----           ----
INTEREST INCOME
   Loans, including fees                           $   7,530      $   6,974
   Taxable securities                                    496            536
   Non-taxable securities                                314            371
   Federal funds sold                                     38            114
   Interest-bearing balances with banks                    -              9
                                                   ---------      ---------
                                                       8,378          8,004
INTEREST EXPENSE
   Deposits                                            3,536          3,482
   Short-term borrowings                                  46             23
   Federal Home Loan Bank advances                       172             20
                                                   ---------      ---------
                                                       3,754          3,525
                                                   ---------      ---------

NET INTEREST INCOME                                    4,624          4,479

Provision for loan losses                                240            281
                                                   ---------      ---------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES    4,384          4,198

NONINTEREST INCOME
   Trust income                                           90            115
   Service charges on deposit accounts                   249            256
   Securities losses, net                                 (1)           (20)
   Net gain on loan sales                                  9             10
   Other                                                 342            485
                                                   ---------      ---------
                                                         689            846
NONINTEREST EXPENSES
   Salaries and employee benefits                      1,551          1,375
   Premises and equipment                                403            344
   Other                                                 890            764
                                                   ---------      ---------
                                                       2,844          2,483
                                                   ---------      ---------
INCOME BEFORE INCOME TAXES                             2,229          2,561

Provision for income taxes                               768            890
                                                   ---------      ---------

NET INCOME                                         $   1,461      $   1,671
                                                   ---------      ---------
                                                   ---------      ---------

Net income per share                               $   17.84      $   20.40
                                                   ---------      ---------
                                                   ---------      ---------

Average shares outstanding                            81,900         81,900
                                                   ---------      ---------
                                                   ---------      ---------

                             JAY FINANCIAL CORPORATION
             CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                       Years ended December 31, 1997 and 1996
               (dollar references in thousands except per share data)

--------------------------------------------------------------------------------

                                                                                    Unrealized
                                                                                   Appreciation
                                                                                  (Depreciation)
                                                                                  on Securities
                                                       Additional                   Available-
                                            Common       Paid-in        Retained     for-Sale,
                                             Stock       Capital        Earnings    Net of Tax          Total
                                             -----       -------        --------    ----------          -----
BALANCE, JANUARY 1, 1996                   $    82       $    775       $  9,989      $     (77)    $   10,769

Net income                                                                 1,671                         1,671

Cash dividends-$2 per share                                                 (164)                         (164)

Net change in unrealized
  depreciation on securities
  available-for-sale                                                                          -              -
                                           -------        -------        -------        -------        -------
BALANCE, DECEMBER 31, 1996                      82            775         11,496            (77)        12,276

Net income                                                                 1,461                         1,461

Cash dividends - $2 per share                                               (164)                         (164)

Net change in unrealized
  depreciation on securities
  available-for-sale                                                                         54             54
                                           -------        -------        -------        -------        -------

BALANCE, DECEMBER 31, 1997                 $    82        $   775        $12,793        $   (23)       $13,627
                                           -------        -------        -------        -------        -------
                                           -------        -------        -------        -------        -------


                             JAY FINANCIAL CORPORATION
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                       Years ended December 31, 1997 and 1996
                          (dollar references in thousands)

--------------------------------------------------------------------------------

                                                              1997         1996
                                                              ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                               $   1,461    $   1,671
  Adjustments to reconcile net income to net cash
   from operating activities
    Provision for loan losses                                    240          281
    Depreciation and amortization                                351          361
    Deferred income tax                                          (89)          87
    Securities net losses                                          1           20
    Net change in
      Interest receivable                                        (30)         (40)
      Interest payable                                            30          (12)
      Other assets and liabilities                               197         (196)
                                                           ---------    ---------
        Net cash from operating activities                     2,161        2,172
                                                           ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net change in interest-bearing balances with banks             -            498
  Purchase of securities available-for-sale                   (2,126)      (3,101)
  Purchase of restricted stock                                  (149)         (36)
  Proceeds from sales of securities available-for-sale         2,003        2,038
  Proceeds from principal payments and maturities
    of securities available-for-sale                           2,618        3,135
  Proceeds from maturities of securities held-to-maturity        221          255
  Loans purchased                                             (1,103)      (2,095)
  Loans sold                                                     250          530
  Loans made to customers and payments received               (6,723)     (11,642)
  Payment of life insurance premiums                            (935)         -
  Purchases of premises and equipment, net                      (221)        (256)
                                                           ---------    ---------
    Net cash from investing activities                        (6,165)     (10,674)
                                                           ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposits                                      (3,549)       6,322
  Net change in short-term borrowings                          1,508          283
  Proceeds from FHLB advances                                  3,800        1,000
  Dividends paid                                                (164)        (164)
                                                           ---------    ---------
    Net cash from financing activities                         1,595        7,441
                                                           ---------    ---------

NET CHANGE IN CASH AND CASH EQUIVALENTS                       (2,409)      (1,061)

Cash and cash equivalents at beginning of year                 4,843        5,904
                                                           ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                   $   2,434    $   4,843
                                                           ---------    ---------
                                                           ---------    ---------

Cash paid during the year for:
  Interest                                                 $   3,724    $   3,537
  Income taxes                                                   824        1,020


                             JAY FINANCIAL CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       Years ended December 31, 1997 and 1996
                          (dollar references in thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS: The consolidated financial statements include Jay Financial Corporation (the "Company") and its wholly-owned subsidiary, The First National Bank of Portland ("Bank"). Intercompany transactions are eliminated in consolidation.

The Company operates primarily in the banking industry, which accounts for more than 90% of its revenues, operating income and assets. The Company and Bank are engaged in the business of commercial and retail banking and trust and investment services in Jay County, Indiana. The Bank's customers are located primarily in Jay County and surrounding counties. The majority of the Company's income is derived from loans to customers who are predominantly small and middle-market businesses and individuals. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Bank has a diversified loan portfolio, approximately 20% of the portfolio at December 31, 1997 is dependent upon the agriculture industry.

USE OF ESTIMATES: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair value of financial instruments, and the determination and carrying value of impaired loans are particularly subject to change.

SECURITIES: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in shareholders' equity, net of tax. Securities are written down to fair value when a decline in fair value is not temporary. Interest and dividend income, adjusted by amortization of purchase premium or discount, is included in earnings. Realized gains and losses are determined based on the amortized cost of the specific security sold.

LOANS: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

                             JAY FINANCIAL CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       Years ended December 31, 1997 and 1996
                          (dollar references in thousands)

-----------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs, less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost net of accumulated depreciation. Depreciation is computed over the assets' useful lives on the straight line basis.

INCOME TAXES: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

LOAN SERVICING: The Bank sells originated loans with servicing rights retained. Servicing rights have not been recorded as an asset due to immateriality.

FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

NET INCOME PER SHARE: Net income per share is computed based upon weighted average common shares outstanding.

                             JAY FINANCIAL CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       Years ended December 31, 1997 and 1996
                          (dollar references in thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

CASH FLOW REPORTING: Cash and cash equivalents include cash on hand, demand deposits with other financial institutions and federal funds sold. Cash flows are reported net for customer loan and deposit transactions, interest-bearing time deposits with other financial institutions and short-term borrowings with maturities of 90 days or less.

FUTURE ACCOUNTING CHANGES: New accounting standards have been issued which will require future reporting of comprehensive income (net income plus changes in holding gains and losses on securities available for sale) and may require redetermination of industry segment financial information.


NOTE 2 - RESTRICTION ON CASH

At December 31, 1997 and 1996, the Bank was required to have $802 and $824 on deposit with the Federal Reserve or as cash on hand. These reserves do not earn interest.

NOTE 3 - SECURITIES

The amortized cost and market values of securities at year-end are as follows.

                                                          Gross          Gross
                                         Amortized     Unrealized     Unrealized         Market
                                           Cost           Gains         Losses            Value
                                           ----           -----         ------            -----
1997:
SECURITIES AVAILABLE-FOR-SALE

U.S. Government and its agencies         $   3,010     $       24     $       (2)     $   3,032
States and political subdivisions            4,512            108              -          4,619
Mortgage-backed                              3,150             24            (20)         3,154
Equity securities                            1,195              -           (103)         1,093
                                         ---------     ----------     ----------      ---------
                                         $  11,867     $      156     $     (125)     $  11,898
                                         ---------     ----------     ----------      ---------
                                         ---------     ----------     ----------      ---------

SECURITIES HELD-TO-MATURITY

State and political subdivisions         $     931     $       23     $        -      $     954
                                         ---------     ----------     ----------      ---------
                                         ---------     ----------     ----------      ---------

                             JAY FINANCIAL CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       Years ended December 31, 1997 and 1996
                          (dollar references in thousands)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

                                                          Gross          Gross
                                         Amortized     Unrealized     Unrealized         Market
                                           Cost           Gains         Losses            Value
                                           ----           -----         ------            -----
1996:
SECURITIES AVAILABLE-FOR-SALE

U.S Government and its agencies          $   3,005     $       18     $      (11)     $   3,012
States and political subdivisions            5,805            106            (16)         5,895
Mortgage-backed                              4,423              9            (55)         4,377
Equity securities                            1,176              -           (108)         1,068
                                         ---------     ----------     ----------      ---------
                                         $  14,409     $      133     $     (190)     $  14,352
                                         ---------     ----------     ----------      ---------
                                         ---------     ----------     ----------      ---------

SECURITIES HELD-TO-MATURITY

State and political subdivisions         $   1,154     $       22     $       (1)     $   1,175
                                         ---------     ----------     ----------      ---------
                                         ---------     ----------     ----------      ---------

Mortgage-backed securities are primarily issued by federal agencies and government sponsored entities.

Restricted stock primarily consists of Federal Reserve and Federal Home Loan Bank stock.

The amortized cost and fair value of debt securities available for sale at year-end 1997, by contractual maturity, are shown below. Securities not due at a single maturity date are shown separately.

                                            Available-for-Sale              Held-to-Maturity
                                            ------------------              ----------------
                                         Amortized         Market      Amortized         Market
                                           Cost             Value        Cost             Value
                                           ----             -----        ----             -----
Due in one year or less                  $   2,135      $   2,139      $      75      $      75
Due after one through five years             4,337          4,406            701            712
Due after five through ten years             1,050          1,106            155            167
Due after ten years                              -              -              -              -
                                         ---------      ---------      ---------      ---------
                                             7,522          7,651            931            954
Mortgage-backed securities                   3,150          3,154              -              -
Equity securities                            1,195          1,093              -              -
                                         ---------      ---------      ---------      ---------
                                         $  11,867      $  11,898      $     931      $     954
                                         ---------      ---------      ---------      ---------
                                         ---------      ---------      ---------      ---------

                             JAY FINANCIAL CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       Years ended December 31, 1997 and 1996
                          (dollar references in thousands)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES  (Continued)

Proceeds from sales of securities during 1997 were $2,003 for securities available-for-sale. Gross gains of $6 and gross losses of $7 were realized on those sales. Proceeds from sales of securities during 1996 were $2,038 for securities available-for-sale. Gross gains of $2 and gross losses of $22 were realized on those sales. No securities held-to-maturity were sold in 1997 or 1996.

Securities with a total amortized cost of $1,508 and $2,008 were pledged at December 31, 1997 and 1996 to secure public deposits and for other purposes as permitted or required by law. See also Note 9.


NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans are comprised of the following classifications:

                                                      1997           1996
                                                      ----           ----
Real estate-residential                            $  29,908      $  27,041
Real estate-commercial                                25,576         22,707
Commercial                                            18,756         16,823
Consumer                                              10,668         10,931
                                                   ---------      ---------
                                                   $  84,908      $  77,502
                                                   ---------      ---------
                                                   ---------      ---------

Loans dependent on the agriculture industry included in total loans were approximately $17,136 and $13,429 at December 31, 1997 and 1996.

Activity in the allowance for loan losses was as follows:

                                                      1997           1996
                                                      ----           ----
     Balance, January 1                            $     922      $   1,006
     Provision for loan losses                           240            281
     Recoveries on loans                                 170             41
     Loans charged off                                  (340)          (406)
                                                   ---------      ---------

     Balance, December 31                          $     992      $     922
                                                   ---------      ---------
                                                   ---------      ---------

                             JAY FINANCIAL CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       Years ended December 31, 1997 and 1996
                          (dollar references in thousands)

--------------------------------------------------------------------------------

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired loan information is as follows:

                                                      1997           1996
                                                      ----           ----
Year end loans:
  with no allowance for loan losses allocated      $     480      $       9
  with allowance for loan losses allocated                83            971
Amount of the allowance allocated                         41            281

Average  balance of impaired loans during the year       741            417
Interest income recognized during impairment              11             12
Cash-basis interest income recognized                     11             12


Certain of the Company's officers, directors, principal shareholders and their associates were loan customers of the Bank. At December 31, 1997 and 1996 loans to these individuals totaled $3,874 and $3,480.


NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment are as follows:

                                                      1997           1996
                                                      ----           ----
     Land and land improvements                    $      96      $      96
     Buildings and improvements                        1,046            935
     Furniture and equipment                           1,574          1,464
                                                    --------      ---------
           Total cost                                  2,716          2,495
     Accumulated depreciation and amortization        (1,687)        (1,410)
                                                    --------      ---------

                                                    $  1,029      $   1,085
                                                    --------      ---------
                                                    --------      ---------

Depreciation charged to operations totaled $277 and $228 for 1997 and 1996.

                             JAY FINANCIAL CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       Years ended December 31, 1997 and 1996
                          (dollar references in thousands)

-----------------------------------------------------------------------------

NOTE 6 - DEPOSITS

Certificates of deposit of $100 or more total $13,654 and $15,752 at December 31, 1997 and 1996.

At year-end 1997, the scheduled maturities of certificates and other time deposits (included in interest bearing deposits) are as follows:

                    1998                                $  30,479
                    1999                                    9,515
                    2000                                    7,038
                    2001                                    1,291
                    2002                                    1,474
                    Thereafter                                  -
                                                        ---------

                                                        $  49,797
                                                        ---------
                                                        ---------

NOTE 7 - LOAN SERVICING

Mortgage loans serviced for FHLMC are not included in the consolidated financial statements. The unpaid principal balances totaled $4,840 and $5,305 at December 31, 1997 and 1996.

NOTE 8 - INCOME TAX

Income tax expense:

                                                      1997           1996
                                                      ----           ----
     Currently payable                             $     857      $     803
     Deferred                                            (89)            87
                                                   ---------      ---------
                                                   $     768      $     890
                                                   ---------      ---------
                                                   ---------      ---------

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to pre-tax income is reconciled as follows:

                                                               1997      1996
                                                               ----      ----
     Income tax provision computed at statutory federal rate $   758   $   871
     Tax effect of:
       Income from tax exempt securities and loans              (106)     (119)
       State income tax, net of federal tax effect               126       145
       Other                                                     (10)       (7)
                                                             -------   -------
     Income tax expense                                      $   768   $   890
                                                             -------   -------
                                                             -------   -------

                             JAY FINANCIAL CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       Years ended December 31, 1997 and 1996
                          (dollar references in thousands)

--------------------------------------------------------------------------------

NOTE 8 - INCOME TAX (Continued)

The year-end net deferred tax asset is comprised of the following components:

                                                                     1997           1996
                                                                     ----           ----
     Deferred tax assets:
       Allowance for loan losses                                  $     333      $     305
       Deferred compensation                                             66             50
       Accrued retirement benefits                                       81             61
       Unrealized loss on equity securities available for sale           41             43
       Other                                                              7              6
                                                                  ---------      ---------
                                                                        528            465
     Deferred tax liabilities:
       Depreciation                                                     (48)           (72)
       Unrealized gain on debt securities available for sale            (54)           (20)
       Net deferred loan fees                                           (45)           (26)
       Leasing activities                                               (57)           (29)
       Net discount accretion on securities and other                    (9)           (57)
                                                                  ---------      ---------
                                                                       (213)          (204)

     Valuation allowance                                                (41)           (43)
                                                                  ---------      ---------
       Net deferred tax asset                                     $     274      $     218
                                                                  ---------      ---------
                                                                  ---------      ---------


NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

Year-end Federal Home Loan Bank advances are as follows:

                                                                     1997           1996
                                                                     ----           ----
     6.07%, due August 1998                                       $     500      $     500
     6.37%, due August 1998                                             500            500
     6.49%, due May 1999                                                500              -
     6.24%, due June 1999                                             1,300              -
     6.06%, due July 1999                                             1,000              -
     6.06%, due October 1999                                          1,000              -
                                                                  ---------      ---------
                                                                  $   4,800      $   1,000
                                                                  ---------      ---------
                                                                  ---------      ---------

The advances outstanding at December 31, 1997 are due in full at maturity, require monthly interest payments and are secured by a blanket pledge of the Bank's eligible securities and mortgage loans.

                             JAY FINANCIAL CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       Years ended December 31, 1997 and 1996
                          (dollar references in thousands)

--------------------------------------------------------------------------------

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk as of December 31, were as follows:

                                                     1997           1996
                                                     ----           ----
     Commitments to extend credit                 $   9,899      $   13,054
     Standby letters of credit                           48              56


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Commitments and letters of credit generally have fixed expiration dates of no more than one year or are variable rate. Since many commitments and most letters of credit expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.


NOTE 11 - REGULATORY MATTERS

The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative and qualitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.

                             JAY FINANCIAL CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       Years ended December 31, 1997 and 1996
                          (dollar references in thousands)

--------------------------------------------------------------------------------

NOTE 11 - REGULATORY MATTERS (Continued)

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

At year end 1997 and 1996, the capital requirements were met and the Bank was categorized as well capitalized. Actual capital levels (in millions) and minimum required levels were:


                                                                                                         Minimum Required
                                                                                                            To Be Well
                                                                            Minimum Required                Capitalized
                                                                              For Capital            Under Prompt Corrective
                                                      Actual               Adequacy Purposes            Action Regulations
                                                      ------               -----------------            ------------------
                                                Amount      Ratio        Amount           Ratio       Amount           Ratio
                                                ------      -----        ------           -----       ------           -----
1997
Total capital (to risk weighted assets)       $ 14,180      18.3%      $  6,197           8.0%      $  7,747          10.0%
Tier 1 capital (to risk weighted assets)        13,212      17.1          3,099           4.0          4,648           6.0
Tier 1 capital (to average assets)              13,212      12.5          4,215           4.0          5,269           5.0

1996
Total capital (to risk weighted assets)         12,954      17.5          5,930           8.0          7,413          10.0
Tier 1 capital (to risk weighted assets)        12,032      16.2          2,965           4.0          4,448           6.0
Tier 1 capital (to average assets)              12,032      12.3          3,905           4.0          4,882           5.0


NOTE 12 - EMPLOYEE BENEFIT PLANS

The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 75 percent for the first 6 percent of base salary contributed. The Bank's expense for the plan was $74 for 1997 and $32 for 1996.

The Bank has purchased life insurance on certain directors and officers, which insurance had an approximate cash value of $2,844 and $1,815 at December 31, 1997 and 1996. The Bank also has entered into deferred compensation, salary continuation and survivor income benefit agreements that provide benefits to certain directors and officers or their beneficiaries. The benefits expected to be paid at retirement are being accrued to date of full eligibility. Accrued benefits payable totaled $372 and $280 at December 31, 1997 and 1996.

                             JAY FINANCIAL CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       Years ended December 31, 1997 and 1996
                          (dollar references in thousands)

--------------------------------------------------------------------------------

NOTE 13 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments at year-end were as follows, in thousands.


                                          ---------- 1997 -------       ---------- 1996 -------
                                          Carrying           Fair       Carrying           Fair
                                            Value           Value         Value           Value
                                            -----           -----         -----           -----
Financial assets
  Cash and cash equivalents                  2,434          2,434          4,843          4,843
  Securities available-for-sale             11,898         11,898         14,352         14,352
  Securities held-to-maturity                  931            954          1,154          1,175
  Loans, net                                83,916         84,534         76,580         76,770
  Accrued interest receivable                  939            939            909            909

Financial liabilities
  Deposits                                 (83,602)       (84,060)       (87,151)       (87,763)
  Short-term borrowings                     (2,145)        (2,145)          (637)          (637)
  FHLB advances                             (4,800)        (4,833)        (1,000)        (1,005)
  Accrued interest payable                    (290)          (290)          (260)          (260)

Off-balance sheet items                          -              -              -              -


For purposes of these fair value disclosures, the following assumptions were used. The fair values for cash and cash equivalents, cash value of life insurance, demand and savings deposits, accrued interest, and short-term borrowings are considered to approximate the carrying amounts. The fair value for securities is based on quoted market values for the individual securities or for equivalent securities. The fair value for loans is based on estimates of the difference in interest rates that the Company would charge the borrowers for similar such loans with similar maturities made at December 31, applied for an estimated time period until the loan is assumed to reprice or be paid. The fair value for certificates of deposit and FHLB advances is based on estimates of the rates that the Company would pay on such deposits and rates available on such advances at December 31, applied for the time period until maturity. The carrying value (which is zero) of off-balance sheet items is considered to be a reasonable estimate of fair value as these instruments are generally variable-rate and short-term in nature, with minimal fees charged.

                             JAY FINANCIAL CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       Years ended December 31, 1997 and 1996
                          (dollar references in thousands)

--------------------------------------------------------------------------------

NOTE 14 -  PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                               CONDENSED BALANCE SHEETS
                               ------------------------
                             December 31, 1997 and 1996

                                                           1997           1996
                                                           ----           ----
ASSETS
  Investment in subsidiary-The First National Bank      $  13,339      $  12,004
  Securities available-for-sale                               285            266
  Other assets                                                  3              6
                                                        ---------      ---------
                                                        $  13,627      $  12,276
                                                        ---------      ---------
                                                        ---------      ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities                                             $       -      $       -

Shareholders' equity                                       13,627         12,276
                                                        ---------      ---------

                                                        $  13,627      $  12,276
                                                        ---------      ---------
                                                        ---------      ---------


                           CONDENSED STATEMENTS OF INCOME
                           ------------------------------
                       Years ended December 31, 1997 and 1996

                                                           1997           1996
                                                           ----           ----
Dividends on securities available for sale              $       6      $       4
Dividends from subsidiary                                     177            244
Equity in subsidiary undistributed income                   1,280          1,426
Other expenses                                                 (2)            (3)
                                                        ---------      ---------

  Net income                                            $   1,461      $   1,671
                                                        ---------      ---------
                                                        ---------      ---------

                             JAY FINANCIAL CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       Years ended December 31, 1997 and 1996
                          (dollar references in thousands)

--------------------------------------------------------------------------------

NOTE 14 - PARENT COMPANY CONDENSED FINANCIAL INFORMATION (Continued)

                          CONDENSED STATEMENTS OF CASH FLOWS
                          ----------------------------------
                       Years ended December 31, 1997 and 1996

                                                           1997           1996
                                                           ----           ----
OPERATING ACTIVITIES
  Net income                                            $   1,461      $   1,671
  Adjustments to reconcile net income to net cash
    provided by operating activities
      Equity in undistributed income of subsidiary         (1,280)        (1,426)
      Change in other assets and liabilities                    3              4
                                                        ---------      ---------
        Net cash from operating activities                    183            249
                                                        ---------      ---------

INVESTING ACTIVITIES
  Purchase securities available-for-sale                      (20)           (85)
                                                        ---------      ---------

FINANCING ACTIVITIES
  Cash dividends                                             (164)          (164)
                                                        ---------      ---------
    Net cash from financing activities                       (164)          (164)
                                                        ---------      ---------

Net change in cash and cash equivalents                         -              -
Cash and cash equivalents at beginning of year                  -              -
                                                        ---------      ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                $       -      $       -
                                                        ---------      ---------
                                                        ---------      ---------

NOTE 15 - PENDING BUSINESS COMBINATION

On August 20, 1998, the Company agreed to merge with First Merchants Corporation (First Merchants). First Merchants is a bank holding company located in Muncie, Indiana. Under the terms of the agreement, each outstanding common share of the Company will be converted into 13.41681 common shares of First Merchants. The proposed transaction requires approval by regulatory authorities and the shareholders of the Company. The proposed transaction is expected to be consummated in the first quarter of 1999. It is expected to be accounted for as a pooling-of-interests.

                                     APPENDIX A

                       AGREEMENT OF REORGANIZATION AND MERGER

                                      BETWEEN

                            FIRST MERCHANTS CORPORATION

                                        AND

                             JAY FINANCIAL CORPORATION


     THIS AGREEMENT OF REORGANIZATION AND MERGER (the "Agreement"), is entered this 20th day of August, 1998, by and between FIRST MERCHANTS CORPORATION ("First Merchants") and JAY FINANCIAL CORPORATION ("Jay Financial").

                                 W I T N E S S E T H:

     WHEREAS, First Merchants is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana;

     WHEREAS, Jay Financial is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Portland, Jay County, Indiana;

     WHEREAS, The First National Bank of Portland (the "Bank") is a national bank duly organized and existing under the laws of the United States and a wholly-owned subsidiary of Jay Financial with its principal banking office in Portland, Jay County, Indiana;

     WHEREAS, it is the desire of First Merchants and Jay Financial to effect a transaction whereby the Bank will become a wholly-owned subsidiary of First Merchants through a statutory merger of Jay Financial with and into First Merchants; and

     WHEREAS, a majority of the entire Board of Directors of First Merchants and a majority of the entire Board of Directors of Jay Financial have approved this Agreement, designated it as a plan of reorganization within the provisions of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and authorized its execution.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, First Merchants and Jay Financial hereby make this Agreement and prescribe the terms and conditions of the merger of Jay Financial with and into First Merchants and the mode of carrying the transaction into effect as follows:

                                     SECTION 1

                                     THE MERGER

     1.01. MERGER. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 11 hereof), Jay Financial shall be merged into and under the Articles of Incorporation of First Merchants, which shall be the "Continuing Company" and which shall continue its corporate existence under the laws of the State of Indiana, pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law and particularly Indiana Code Chapter 23-1-40 (the "Merger").

     1.02. RIGHT TO REVISE MERGER. First Merchants may, at any time, change the method of effecting the Merger if and to the extent First Merchants deems such change to be desirable, including, without limitation, to provide for the merger of Jay Financial and a wholly-owned subsidiary of First Merchants; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of Jay Financial specified in Section 3 hereof as a result of the Merger, (ii) adversely affect the tax treatment to the shareholders of Jay Financial, or (iii) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.


                                     SECTION 2

                                EFFECT OF THE MERGER

     Upon the Merger becoming effective:

     2.01. GENERAL DESCRIPTION. The separate existence of Jay Financial shall cease and the Continuing Company shall possess all of the assets of Jay Financial including all of the issued and outstanding shares of capital stock of the Bank and all of its rights, privileges, immunities, powers, and franchises and shall be subject to and assume all of the duties and liabilities of Jay Financial.

     2.02. NAME, OFFICES, AND MANAGEMENT. The name of the Continuing Company shall continue to be "First Merchants Corporation." Its principal banking office shall be located at 200 E. Jackson Street, Muncie, Indiana. The Board of Directors of the Continuing Company, until such time as their successors have been elected and qualified, shall consist of the current Board of Directors of First Merchants. The officers of First Merchants immediately prior to the Effective Date shall continue as the officers of the Continuing Company.

     2.03. CAPITAL STRUCTURE. The amount of capital stock of the Continuing Company shall not be less than the capital stock of First Merchants immediately prior to the Effective Date increased by the amount of capital stock issued in accordance with Section 3 hereof.

     2.04. ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of the Continuing Company shall be those of First Merchants immediately prior to the Effective Date until the same shall be further amended as provided by law.

     2.05. ASSETS AND LIABILITIES. The title to all assets, real estate and other property owned by First Merchants and Jay Financial shall vest in the Continuing Company without reversion or impairment. All liabilities of Jay Financial shall be assumed by the Continuing Company.

     2.06. ADDITIONAL ACTIONS. If, at any time after the Effective Date, the Continuing Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in the Continuing Company its right, title or interest in, to or under any of the rights, properties or assets of Jay Financial or the Bank, or (b) otherwise carry out the purposes of this Agreement, Jay Financial and the Bank and their respective officers and directors shall be deemed to have granted to the Continuing Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Continuing Company are authorized in the name of Jay Financial or the Bank or otherwise to take any and all such action.


                                     SECTION 3

                                CONSIDERATION TO BE
                    DISTRIBUTED TO SHAREHOLDERS OF JAY FINANCIAL

     3.01. CONSIDERATION. Upon and by reason of the Merger becoming effective, the shareholders of Jay Financial of record on the Effective Date who have not dissented to the Merger in accordance with Indiana Code Section 23-1-44, as amended, shall be entitled to receive eight and 94454/100,000 (8.94454) shares of First Merchants common stock for each share of Jay Financial common stock held (the "Conversion Ratio"). The Conversion Ratio shall be subject to adjustment as set forth in Sections 3.03 and 3.04 hereof.

     3.02. NO FRACTIONAL FIRST MERCHANTS COMMON SHARES. Certificates for fractional shares of common stock of First Merchants shall not be issued in respect of fractional interests arising from the Conversion Ratio. Each Jay Financial shareholder who would otherwise have been entitled to a fraction of a First Merchants share, upon surrender of all of his/her certificates representing Jay Financial common shares, shall be paid in cash (without interest) in an amount equal to the fraction of the average of the closing price of First Merchants common stock as quoted by NASDAQ for the five (5) business days preceding the Effective Date. No such shareholder of Jay Financial shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     3.03. RECAPITALIZATION. If, between the date of this Agreement and the Effective Date, First Merchants issues a stock dividend with respect to its shares of common stock, combines, subdivides, or splits up its outstanding shares or takes any similar recapitalization action, then the number of shares of First Merchants common stock into which each outstanding Jay Financial share will be converted under Section 3.01 hereof shall be adjusted so that each Jay Financial shareholder shall receive such number of First Merchants shares as represents the same percentage of outstanding shares of First Merchants common stock at the Effective Date as would have been represented by the number of shares such shareholder would have received if the recapitalization had not occurred.

     3.04.     CONVERSION RATIO ADJUSTMENT.

              (a) As used in this Section 3.04, the term "First Merchants Average Price" shall mean the average of the daily closing prices of the common stock of First Merchants as reported in The Wall Street Journal (Midwest Edition) for the ten (10) NASDAQ trading days preceding the fifth (5th) calendar day prior to the Closing (the "Determination Date"). The First Merchants Average Price shall be appropriately and proportionately adjusted to reflect any share adjustment as contemplated by Section 3.03 hereof.

              (b) Jay Financial may terminate this Agreement if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors if the First Merchants Average Price shall be less than $34.40; subject, however, to the following two provisions. If Jay Financial elects to exercise its right of termination pursuant to the immediately preceding sentence, it shall give written notice to First Merchants within twenty-four (24) hours of the Determination Date.
      Within two (2) business days after the date of receipt of such notice, First Merchants shall have the option of adjusting the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $34.40 and the Conversion Ratio (as then in effect) and the denominator of which is the First Merchants Average Price. If First Merchants makes an election contemplated by the preceding sentence, it shall give prompt written notice to Jay Financial of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 3.04(b) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this
     Section 3.04(b).

              (c) First Merchants may terminate this Agreement if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors if the First Merchants Average Price shall be greater than $51.60; subject, however, to the following two provisions. If First Merchants elects to exercise its right of termination pursuant to the immediately preceding sentence, it shall give written notice to Jay Financial within twenty-four (24) hours of the Determination Date. Within two (2) business days after the date of receipt of such notice, Jay Financial shall have the option of adjusting the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $51.60 and the Conversion Ratio (as then in effect) and the denominator of which is the First Merchants Average Price. If Jay Financial makes an election contemplated by the preceding sentence, it shall give prompt written notice to First Merchants of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 3.04(c) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 3.04(c).

     3.05.  DISTRIBUTION OF FIRST MERCHANTS COMMON STOCK AND CASH.

            (a) Each share of common stock of First Merchants outstanding immediately prior to the Effective Date shall remain outstanding unaffected by the Merger.

            (b) Following the Effective Date, distribution of stock certificates representing First Merchants common stock and cash payments for fractional shares shall be made by First Merchants to each former shareholder of Jay Financial within ten (10) days of such shareholder's delivery of his/her certificates representing common stock of Jay Financial to the conversion agent, First Merchants Bank (the "Conversion Agent"). Certificates surrendered for exchange by a person who is deemed to be an "affiliate" (as defined in Section 7.06 hereof) of Jay Financial shall not be exchanged until First Merchants has received a written agreement from such affiliate as required pursuant to Section
     7.06 hereof. Interest shall not accrue or be payable with respect to any cash payments.

            (c) Following the Effective Date, stock certificates representing Jay Financial common stock shall be deemed to evidence only the right to receive ownership of First Merchants common stock (for all corporate purposes other than the payment of dividends) and cash for fractional shares, as applicable. No dividends or other distributions otherwise payable subsequent to the Effective Date on stock of First Merchants shall be paid to any shareholder entitled to receive the same until such shareholder has surrendered his/her certificates for Jay Financial common stock to the Conversion Agent in exchange for certificates representing First Merchants common stock and cash. Upon surrender, there shall be paid to the recordholder of the new certificate(s) evidencing shares of First Merchants common stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such common stock.

            (d) At or after the Effective Date, there shall be no transfers on the stock transfer books of Jay Financial of any shares of the common stock of Jay Financial. If, after the Effective Date, certificates are presented for transfer to Jay Financial, such certificates shall be cancelled and exchanged for the consideration set forth in Section 3.01 hereof, as adjusted pursuant to the terms of this Agreement.

            (e) First Merchants shall be entitled to rely upon the stock transfer books of Jay Financial to establish the persons entitled to receive cash and shares of common stock of First Merchants, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

            (f) With respect to any certificate for shares of Jay Financial common stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue common stock to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance satisfactory to First Merchants, and upon compliance by the Jay Financial shareholder with all procedures historically required by Jay Financial in connection with lost, stolen, or destroyed certificates.


                                     SECTION 4

                              DISSENTING SHAREHOLDERS

     Shareholders of Jay Financial shall have the rights accorded to dissenting shareholders under Indiana Code Section 23-1-44, as amended.

                                     SECTION 5

                                REPRESENTATIONS AND
                            WARRANTIES OF JAY FINANCIAL

     Jay Financial represents and warrants to First Merchants with respect to itself and the Bank as follows: (For the purposes of this Section, a "Disclosure Letter" is defined as a letter referencing Section 5 of this Agreement which shall be prepared and executed by an authorized executive officer of Jay Financial and delivered to and initialed by an authorized executive officer of First Merchants as provided in Section 7.08 hereof.)

     5.01. ORGANIZATION AND AUTHORITY. Jay Financial is a corporation duly organized and validly existing under the laws of the State of Indiana, and the Bank is a national bank duly organized and validly existing under the laws of the United States. Jay Financial and the Bank have the power and authority (corporate and other) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. Jay Financial's only subsidiary is the Bank, and the Bank has no subsidiaries. The Bank is subject to primary federal regulatory supervision and regulation by the Office of the Comptroller of the Currency.

     5.02.  AUTHORIZATION.

            (a) Jay Financial has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of Jay Financial, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

            (b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under Jay Financial's Articles of Incorporation or By-Laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment, to which Jay Financial or the Bank is subject or bound, the result of which would materially affect the business or financial condition of Jay Financial or the Bank; (iii) result in the creation of or give any person, corporation or entity, the right to create any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of Jay Financial or the Bank; (iv) terminate or give any person, corporation or entity, the right to terminate, amend, abandon, or refuse to perform any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment to which Jay Financial or the Bank is subject or bound; or
     (v) accelerate or modify, or give any
     party thereto the right to accelerate or modify, the time within which, or the terms according to which, Jay Financial or the Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment.

            (c) Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, federal and state securities laws and applicable Indiana banking and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Jay Financial of the transactions contemplated by this Agreement.

     5.03.  CAPITALIZATION.

            (a) As of June 30, 1998, Jay Financial had 500,000 shares of Class A voting common stock authorized, no par value per share, 64,234 shares of which were issued and outstanding, and 40,000 shares of Class B non-voting common stock authorized, no par value per share, 17,666 shares of which were issued and outstanding, for an aggregate number of shares of common stock issued and outstanding of 81,900 shares. Such issued and outstanding shares of Jay Financial common stock have been duly and validly authorized by all necessary corporate action of Jay Financial, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. Jay Financial has no intention or obligation to authorize or issue additional shares of its common stock. Jay Financial has not authorized the issuance of any other class of stock. On a consolidated basis as of June 30, 1998, Jay Financial had total capital of $14,282,735.38, which consisted of voting common stock of $64,234.00, nonvoting common stock of $17,666.00, capital surplus of $775,244.44, and retained earnings of $13,455,462.35.

            (b) As of June 30, 1998, the Bank had 40,000 shares of common stock authorized, $5 par value per share, all of which shares were issued and outstanding to Jay Financial. Such issued and outstanding shares of Bank common stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Bank shareholders. All the issued and outstanding shares of Bank common stock are owned by Jay Financial free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. As of June 30, 1998, the Bank had total capital of $13,984,368, which consisted of common stock of $200,000, capital surplus of $3,010,000, and retained earnings of $10,804,239.

            (c) There are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock or any debt securities, of Jay Financial or the Bank by which Jay Financial or the Bank is or may become bound. Neither Jay Financial or the Bank has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock.

            (d) Except as set forth in the Disclosure Letter, no person or entity beneficially owns 5% or more of Jay Financial's outstanding shares of common stock.

            (e) Neither Jay Financial nor the Bank has taken or agreed to take any action or has any knowledge of any fact or circumstance and neither Jay Financial nor the Bank will take any action that would prevent the Merger from qualifying for pooling-of-interests accounting treatment.

     5.04. ORGANIZATIONAL DOCUMENTS. The respective Articles of Incorporation or Association and By-Laws of Jay Financial and the Bank have been delivered to First Merchants and represent true, accurate and complete copies of such corporate documents of Jay Financial and the Bank in effect as of the date of this Agreement.

     5.05. COMPLIANCE WITH LAW. Neither Jay Financial nor the Bank has engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of Jay Financial could result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could materially affect the business, prospects, condition (financial or otherwise) or results of operations of Jay Financial or the Bank. Jay Financial and the Bank possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption and such licenses, franchises, permits and authorizations shall be transferred to First Merchants on the Effective Date without any restrictions or limitations thereon or the need to obtain any consents of third parties. All agreements and understandings with, and all orders and directives of, all regulatory agencies or government authorities with respect to the business or operations of Jay Financial or the Bank, including all correspondence, communications and commitments related thereto, are set forth in the Disclosure Letter. The Bank has received no inquiries from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act or the Community Reinvestment Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder.

     5.06. ACCURACY OF STATEMENTS. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by Jay Financial or the Bank to First Merchants in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied by Jay Financial or the Bank with respect to their businesses, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     5.07. LITIGATION AND PENDING PROCEEDINGS. Except as set forth in the Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of Jay Financial or the Bank threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does Jay Financial or the Bank have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) against, by or materially adversely affecting Jay Financial or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets, or which would prevent the performance of this Agreement or declare the same unlawful or cause the rescission hereof. There are no material uncured violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Jay Financial or the Bank as a result of an examination by any regulatory agency or body.

     5.08.  FINANCIAL STATEMENTS.

            (a) Jay Financial's consolidated balance sheets as of the end of the three fiscal years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998 and the related consolidated statements of income, shareholders' equity and cash flows for the years or period then ended (hereinafter collectively referred to as the "Financial Information") present fairly the consolidated financial condition or position of Jay Financial as of the respective dates thereof and the consolidated results of operations of Jay Financial for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

            (b) All loans reflected in the Financial Information and which have been made, extended or acquired since June 30, 1998, (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that the Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming the Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming the Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if the Bank is not able to enforce any such security interest or mortgage.

     5.09. ABSENCE OF CERTAIN CHANGES. Except for events and conditions relating to the business environment in general or as set forth in the Disclosure Letter, since June 30, 1998, no events or conditions of any character, whether actual, threatened or contemplated, have occurred, or, to the knowledge of Jay Financial, can reasonably be expected to occur, which materially adversely affect Jay Financial's or the Bank's business, prospects, conditions (financial or otherwise), assets or results of operations or which have caused, or can reasonably be expected to cause, Jay Financial's or the Bank's business to be conducted in a materially less profitable manner than prior to June 30, 1998.

     5.10. ABSENCE OF UNDISCLOSED LIABILITIES. Neither Jay Financial nor the Bank is a party to any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually exceeds $10,000 per year or which may not be terminated within one year from the date of this Agreement, except as set forth in the Disclosure Letter and except for unfunded loan commitments made in the ordinary course of the Bank's business consistent with past practices, nor to the knowledge of Jay Financial does there exist any circumstances resulting from transactions effected or to be effected or events which have occurred or may occur or from any action taken or omitted to be taken which could reasonably be expected to result in any such agreement, contract, obligation, commitment, arrangement, liability, lease or license.

     5.11.  TITLE TO ASSETS.

            (a) Except as set forth in the Disclosure Letter, Jay Financial and the Bank have good and marketable title in fee simple absolute to all personal property reflected in the June 30, 1998 Financial Information, good and marketable title to all other properties and assets which Jay Financial or the Bank purport to own, good and marketable title to or right to use by terms of any lease or contract all other property used in Jay Financial's or the Bank's business, and good and marketable title to all property and assets acquired since June 30, 1998, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature.

            (b) All furniture, fixtures, machinery, equipment, computer software and hardware, and all other tangible personal property owned or used by Jay Financial or the Bank, including any such items leased as a lessee, are in good working order and free of known defects, subject only to normal wear and tear. The operation by Jay Financial or the Bank of such properties and assets is in compliance with all applicable laws, ordinances, rules and regulations of any governmental authority having jurisdiction over such use.

          5.12.  LOANS AND INVESTMENTS.

          (a) Except as set forth in the Disclosure Letter, there is no loan of the Bank in excess of $10,000 that has been classified by bank regulatory examiners as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss," nor is there any loan of the Bank in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility. The Bank's loan watch list and all loans in excess of $10,000 that the Bank's management has determined to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status are set forth in the Disclosure Letter.

          (b) Each of the reserves and allowances for possible loan losses and the carrying value for real estate owned which are shown on the Financial Information is, in the opinion of Jay Financial and the Bank, adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on loans outstanding and real estate owned as of the date of such Financial Information.

          (c) Except as set forth in the Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by Jay Financial or the Bank since June 30, 1998 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Jay Financial or the Bank to dispose freely of such investment at any time. Except as set forth in the Disclosure Letter, neither Jay Financial nor the Bank are a party to any repurchase agreements with respect to securities.

     5.13.  EMPLOYEE BENEFIT PLANS.

            (a) The Disclosure Letter contains a list identifying each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA, and (ii) is maintained, administered or contributed to by Jay Financial or the Bank and covers any employee, director or former employee or director of Jay Financial or the Bank under which Jay Financial or the Bank has any liability. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three most recent annual reports prepared in connection with any such plan and the current summary plan descriptions. Such plans are hereinafter referred to individually as an "Employee Plan" and collectively as the "Employee Plans." The Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are identified in the list referred to above.

            (b) The Employee Plans comply with and have been operated in accordance with all applicable laws, regulations, rulings and other requirements the breach or violation of which could materially affect Jay Financial, the Bank, or an Employee Plan. Each Employee Plan has been administered in substantial conformance with such requirements and all reports and information required with respect to each Employee Plan has been timely given.

            (c) No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no "reportable event," as defined in Section 4043(b) of ERISA, has occurred with respect to any Employee Plan. Neither Jay Financial nor the Bank has any liability to the Pension Benefit Guaranty Corporation ("PBGC"), to the Internal Revenue Service ("IRS"), to the Department of Labor ("DOL") or to an employee or Employee Plan beneficiary under Section 502 of ERISA.

            (d) To the best knowledge of Jay Financial and the Bank, no "fiduciary," as defined in Section (3)(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA.

            (e) Each of the Employee Plans which is intended to be qualified under Code Section 401(a) has been amended to comply in all material respects with the applicable requirements of the Code, including the Tax Reform Act of 1986, the Revenue Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Budget Reconciliation Act of 1989, the Revenue Reconciliation Act of 1990, the Tax Extension Act of 1991, the Unemployment Compensation Amendments of 1992, the Omnibus Budget Reconciliation Act of 1993, and the Retirement Protection Act of 1994 and any rules, regulations or other requirements promulgated thereunder (the "Acts"). In addition, each such Employee Plan has been and is being operated in substantial conformance with the applicable provisions of ERISA and the Code, as amended by the Acts. Except as set forth in the Disclosure Letter, Jay Financial and/or the Bank, as applicable, sought and received favorable determination letters from the IRS within the applicable remedial amendment periods under Code Section 401(b), and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan.

            (f) No Employee Plan owns any security of Jay Financial or the Bank.

            (g) No Employee Plan has incurred an "accumulated funding deficiency," as determined under Code Section 412 and ERISA Section 302.

            (h) No Employee Plan has been terminated or incurred a partial termination (either voluntarily or involuntarily).

            (i) No claims against an Employee Plan, Jay Financial or the Bank, with respect to an Employee Plan, (other than normal benefit claims) have been asserted or threatened.

            (j) There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of Jay Financial or the Bank that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

            (k) To the best knowledge of Jay Financial and the Bank, no event has occurred that would cause the imposition of the tax described in Code Section 4980B. To the best knowledge of Jay Financial and the Bank, all requirements of ERISA Section 601 have been met.

            (l) The Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by Jay Financial or the Bank and
     (iii) covers any employee, director or former employee or director of Jay Financial or the Bank. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the "Benefit Arrangements." Each of the Benefit Arrangements has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

            (m) Except for (i) COBRA health care continuation coverage obligations of the Bank, and (ii) the Bank's obligation to pay for the cost of individual lifetime health care insurance coverage for one retiree which arose out of an acquisition by the Bank in 1988, neither Jay Financial nor the Bank has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of Jay Financial or the Bank.

            (n) Except as set forth in the Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Jay Financial or the Bank relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1997.

            (o) For purposes of this Section 5.13, references to Jay Financial or the Bank are deemed to include (i) all predecessors of Jay Financial or the Bank, (ii) any subsidiary of Jay Financial or the Bank,
     (iii) all members of any controlled group (as determined under Code
     Section 414(b) or (c)) that includes Jay Financial or the Bank, and (iv) all members of any affiliated service group (as determined under Code
     Section 414(m) or (n)) that includes Jay Financial or the Bank.

     5.14 OBLIGATIONS TO EMPLOYEES. Except as set forth in the Disclosure Letter, all accrued obligations and liabilities of Jay Financial and the Bank, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by Jay Financial or the Bank for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by Jay Financial or the Bank in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not materially adversely affect Jay Financial or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets. All obligations and liabilities of Jay Financial and the Bank, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefor have been and are being made in accordance with generally accepted accounting principles, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not materially adversely affect Jay Financial or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets. All accruals and reserves referred to in this Section
5.14 are correctly and accurately reflected and accounted for in the books, statements and records of Jay Financial and the Bank, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not materially adversely affect Jay Financial or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets.

     5.15. TAXES, RETURNS AND REPORTS. Jay Financial and the Bank have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid in all materials respects all taxes, assessments and other governmental charges due or claimed to be due upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of Jay Financial's and the Bank's tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to June 30, 1998. Neither Jay Financial nor the Bank has or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from June 30, 1998 up to and including the Effective Date, except to the extent reflected on their Financial Information or on financial statements of Jay Financial or the Bank subsequent to such date and as set forth in the Disclosure Letter. Neither Jay Financial nor the Bank is currently under audit by any state or federal taxing authority. Except as set forth in the Disclosure Letter, neither the federal, state, or local tax returns of Jay Financial or the Bank have been audited by any taxing authority during the past five (5) years.

     5.16. DEPOSIT INSURANCE. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") in accordance with the Federal Deposit Insurance Act, and the Bank has paid all premiums and assessments with respect to such deposit insurance.

     5.17. REPORTS. Since January 1, 1995, each of Jay Financial and the Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Federal Reserve Board, (ii) the Office of the Comptroller of the Currency, (iii) the FDIC, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the "Regulatory Authorities"), having jurisdiction over the affairs of either Jay Financial or the Bank. All such reports filed by Jay Financial and the Bank complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authorities and are true, accurate and complete and were prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis. There is no unresolved violation, criticism or exception by any of the Regulatory Authorities with respect to any report or statement filed by, or any examinations of, Jay Financial or the Bank.

     5.18. ABSENCE OF DEFAULTS. Neither Jay Financial nor the Bank is in violation of its charter documents or By-Laws or in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

     5.19. TAX AND REGULATORY MATTERS. Neither Jay Financial nor the Bank has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or
(ii) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

     5.20.  REAL PROPERTY.

            (a) The legal description of each parcel of real property owned by Jay Financial or the Bank (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Jay Financial or the Bank for disposition as required by law) is set forth in the Disclosure Letter under the heading of "Owned Real Property" (such real property being herein referred to as the "Owned Real Property"). The legal description of each parcel of real property leased by Jay Financial or the Bank is also set forth in the Disclosure Letter under the heading of "Leased Real Property" (such real property being herein referred to as the "Leased Real Property"). Jay Financial shall update the Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof. Collectively, the Owned Real Property and the Leased Real Property are herein referred to as the "Real Property."

            (b) There is no pending action involving Jay Financial or the Bank as to the title of or the right to use any of the Real Property.

            (c) Neither Jay Financial nor the Bank has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

            (d) None of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or "setback" line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

            (e) None of the buildings, structures or improvements located on the Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of Jay Financial, threatened, with respect to any such building, structure or improvement. The Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained in accordance with reasonable and prudent business practices applicable to like facilities. The Real Property has been used and operated in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.

            (f) Except as may be reflected in the Financial Information or with respect to such easements, liens, defects or encumbrances as do not individually or in the aggregate materially adversely affect the use or value of the Owned Real Property, Jay Financial and the Bank have, and at the Closing Date will have, good and marketable title to their respective Owned Real Property.

            (g) Neither Jay Financial nor the Bank has caused or allowed the generation, treatment, storage, disposal or release at any Real Property of any Toxic Substance, except in accordance with all applicable federal, state and local laws and regulations. "Toxic Substance" means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

            (h) Except as disclosed in the Disclosure Letter, there are no underground storage tanks located on, in or under any Owned Real Property. Neither Jay Financial nor the Bank own or operate any underground storage tank at any Leased Real Property.

            (i) The Real Property is not "property" within the definition of Indiana Code 13-11-2-174. Neither Jay Financial nor the Bank is required to provide a "disclosure document" to First Merchants as a result of the Merger pursuant to the Indiana Responsible Property Transfer Law (I.C. Section 13-25-3-1 ET SEQ.).

            (j) There are no mechanic's or materialman's liens against the Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the Real Property in respect of which liens may or could be filed against the Real Property.

     5.21. BROKER'S OR FINDER'S FEES. Except as set forth in the Disclosure Letter, no agent, broker or other person acting on behalf of Jay Financial or the Bank or under any authority of Jay Financial or the Bank is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto, other than attorneys' or accountants' fees, in connection with any of the transactions contemplated by this Agreement.

     5.22. BRING DOWN OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Jay Financial and the Bank contained in this Section 5 shall be true, accurate and correct on and as of the Effective Date except as affected by the transactions contemplated by and specified within the terms of this Agreement.

     5.23. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Section 5 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter Jay Financial and the Bank and all directors, officers and employees of Jay Financial and the Bank shall have no further liability with respect thereto unless a court of competent jurisdiction should determine that any misrepresentation or breach of a warranty was willfully or intentionally made or is deemed to be fraudulent.


                                     SECTION 6

                                REPRESENTATIONS AND
                           WARRANTIES OF FIRST MERCHANTS

     First Merchants hereby represents and warrants to Jay Financial as follows:

     6.01. ORGANIZATION AND QUALIFICATION. First Merchants is a corporation organized and existing under the laws of the State of Indiana and has the corporate power and authority to conduct its business in the manner and by the means utilized as of the date hereof.

     6.02.  AUTHORIZATION.

            (a) First Merchants has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor's rights.

            (b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under First Merchant's Articles of Incorporation or By-laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment, to which First Merchants is subject or bound, the result of which would materially affect the business or financial condition of First
     Merchants; (iii) result in the creation of or give any person, corporation or entity, the right to create any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of First Merchants;
     (iv) terminate or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants is a party or by which First Merchant is subject or bound; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, First Merchants is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment.

          (c) Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, federal and state securities laws, and applicable Indiana banking and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by First Merchants of the transactions contemplated by this Agreement.

     6.03.  CAPITALIZATION.

            (a) As of June 30, 1998, First Merchants had 20,000,000 shares of common stock authorized, no par value, of which 6,697,656 shares were issued and outstanding. Such issued and outstanding shares of First Merchants common stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders.

            (b) First Merchants has 500,000 shares of Preferred Stock authorized, no par value, no shares of which have been issued and no commitments exist to issue any of such shares.

            (c) The shares of First Merchants' common stock to be issued pursuant to the Merger will be fully paid, validly issued and nonassessable.

     6.04. ORGANIZATIONAL DOCUMENTS. The Articles of Incorporation and By-laws of First Merchants in force as of the date hereof have been delivered to Jay Financial. The documents delivered by it represent complete and accurate copies of the corporate documents of First Merchants in effect as of the date of this Agreement.

     6.05. ACCURACY OF STATEMENTS. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by First Merchants to Jay Financial in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied by First Merchants with respect to its business, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and to the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     6.06. COMPLIANCE WITH LAW. First Merchants has not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of First Merchants, could result in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could materially adversely affect the business, prospects, condition (financial or otherwise) or results of operations of First Merchants. First Merchants possesses all licenses, franchises, permits and other authorizations necessary for the continued conduct of its business without material interference or interruption. There are no agreements or understandings with, nor any orders or directives of, any regulatory agencies or government authorities, which would have a material adverse effect on the consolidated financial position of First Merchants. First Merchants has received no written inquiries from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act or the Community Reinvestment Act.

     6.07. FINANCIAL STATEMENTS. First Merchants consolidated balance sheets as of the end of the three (3) fiscal years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998 and the related consolidated statements of income, shareholders' equity and cash flows for the years or period then ended present fairly the consolidated financial condition or position of First Merchants as of the respective dates thereof and the consolidated results of operations of First Merchants for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. All required regulatory reports have been filed by First Merchants with its primary federal regulator during 1998, 1997, 1996 and 1995, and all of such reports are true, accurate and complete in all material respects and have been prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis.

     6.08. ABSENCE OF CERTAIN CHANGES. Except for events and conditions relating to the business environment in general, since June 30, 1998, no events or conditions of any character, whether actual, threatened or contemplated, have occurred, or can reasonably be expected to occur, which materially adversely affect First Merchants consolidated business, prospects, conditions (financial or otherwise), assets or results of operations or which have caused, or can reasonably be expected to cause, First Merchants business, on a consolidated basis, to be conducted in a materially less profitable manner than prior to June 30, 1998.

     6.09. FIRST MERCHANTS SECURITIES AND EXCHANGE COMMISSION FILINGS. First Merchants has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934 and the Securities Act of 1933, including First Merchants' Annual Report on Form 10-K for the year ended December 31, 1997, and Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, copies of which have previously been delivered to Jay Financial.

     6.10. BRING DOWN OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of First Merchants contained in this Section 6 shall be true, accurate and correct on and as of the Effective Date except as affected by the transactions contemplated by and specified within the terms of this Agreement.

     6.11. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Section 6 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter First Merchants and all directors, officers and employees of First Merchants shall have no further liability with respect thereto unless a court of competent jurisdiction should determine that any misrepresentation or breach of a warranty was willfully or intentionally made or is deemed to be fraudulent.


                                     SECTION 7

                             COVENANTS OF JAY FINANCIAL

     Jay Financial covenants and agrees with First Merchants, and covenants and agrees to cause the Bank to act, as follows:

     7.01. SHAREHOLDER APPROVAL. Jay Financial shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Jay Financial at the earliest possible reasonable date, and the Board of Directors of Jay Financial shall recommend to the shareholders of Jay Financial that such shareholders approve this Agreement. The Board of Directors of Jay Financial shall use its best efforts to obtain any vote of its shareholders necessary for the approval of this Agreement.

     7.02. OTHER APPROVALS. Jay Financial and the Bank shall proceed expeditiously, cooperate fully and use their best efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

     7.03.  CONDUCT OF BUSINESS.

            (a) On and after the date of this Agreement and until the Effective Date or until this Agreement shall be terminated as herein provided, neither Jay Financial nor the Bank shall, without the prior written consent of First Merchants, (i) make any material changes in their capital structure; (ii) authorize a class of stock or issue, or authorize the issuance of, stock other than or in addition to the outstanding stock as set forth in

     Section 5.03 hereof; (iii) declare, distribute or pay any dividends on their shares of common stock, or authorize a stock split, or make any other distribution to their shareholders, except for (a) the payment by Jay Financial prior to the Effective Date of customary quarterly cash dividends on its common stock in October, 1998, December, 1998, and April, 1999, which dividends shall not exceed fifty cents ($.50) per share, respectively, provided that Jay Financial shall not pay any such dividend during the fiscal quarter in which the Merger shall become effective and in which Jay Financial shareholders will become entitled to receive dividends on the shares of First Merchants into which the shares of Jay Financial have been converted or in any subsequent fiscal quarter, and (b) the payment by the Bank to Jay Financial of dividends to pay Jay Financial's expenses of operations and its business and payment of fees and expenses incurred in connection with the transactions contemplated by this Agreement; (iv) merge, combine or consolidate with or sell their assets or any of their securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any liability or obligation, make any commitment, payment or disbursement, enter into any contract, agreement, understanding or arrangement or engage in any transaction, or acquire or dispose of any property or asset having a fair market value in excess of $10,000.00 (except for personal or real property acquired or disposed of in connection with foreclosures on mortgages or enforcement of security interests and loans made or sold by the Bank in the ordinary course of business); (vi) subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance;
     (vii) promote or increase or decrease the rate of compensation (except for promotions and non-material increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of Jay Financial or the Bank; (viii) execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of Jay Financial or the Bank, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities; (ix) amend their Articles of Incorporation or By-Laws from those in effect on the date of this Agreement; (x) modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment or severance agreements with respect to any present or former Jay Financial or Bank directors, officers or employees; (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any common stock of the Bank; (xii) fail to make additions to the Bank's reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices;
     (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; and (xiv) agree in writing or otherwise to take any of the foregoing actions.

            (b) Jay Financial and the Bank shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

            (c) Jay Financial and the Bank shall continue to give to First Merchants and its employees, accountants, attorneys and other authorized representatives reasonable access during regular business hours and other reasonable times to all their premises, properties, statements, books and records.

     7.04. PRESERVATION OF BUSINESS. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, Jay Financial and the Bank each shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use their best efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

     7.05. OTHER NEGOTIATIONS. Except with the prior written approval of First Merchants, on and after the date of this Agreement and until the Effective Date, Jay Financial and the Bank shall not, and shall not permit or authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit, encourage, or engage in discussions or negotiations with, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock), tender offer, acquisition of control of Jay Financial or the Bank or similar transaction involving Jay Financial or the Bank (all such transactions hereinafter referred to as an "Acquisition Transaction"). Jay Financial and the Bank shall promptly communicate to First Merchants the terms of any proposal, written or oral, which either may receive with respect to an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussion with respect thereto.

     7.06. RESTRICTIONS REGARDING AFFILIATES. Jay Financial shall, within thirty (30) days after the date of this Agreement and promptly thereafter until the Effective Date to reflect any changes or upon the request of First Merchants, provide First Merchants with a list identifying each person who may reasonably be deemed to be an "affiliate" of Jay Financial within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "1933 Act"). Each director, executive officer and other person who is an "affiliate" of Jay Financial for purposes of the 1933 Act shall deliver to First Merchants, at least thirty-one (31) days prior to the Effective Date, a written agreement, in form and substance satisfactory to counsel to First Merchants, regarding compliance by each such person with (i) the provisions of such Rule 145, and (ii) the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares (or reduction of risk with respect thereto) of Jay Financial common stock during the thirty (30) days preceding the Effective Date, or First Merchants common stock until such time as financial results covering at least thirty (30) days of post-Merger operations have been published.

     7.07. PRESS RELEASE. Neither Jay Financial nor the Bank shall issue any press releases or make any other public announcements or disclosures relating to the Merger without the prior approval of First Merchants.

     7.08. DISCLOSURE LETTER. Within five (5) business days after the date of execution of this Agreement by both First Merchants and Jay Financial, Jay Financial shall deliver to First Merchants the Disclosure Letter referenced in
Section 5 hereof in complete form containing all required information as of the date of this Agreement along with copies of all documents, instruments, and agreements referenced in the Disclosure Letter. Upon receipt of the Disclosure Letter, First Merchants shall have the opportunity to review the Disclosure Letter and all documents, instruments, and agreements provided therewith and conduct such additional due diligence and review of Jay Financial and the Bank as First Merchants deems necessary. Within ten (10) business days after receipt by First Merchants of the Disclosure Letter from Jay Financial, First Merchants shall have the right to either (i) accept the complete Disclosure Letter by having an authorized executive officer of First Merchants initial the Disclosure Letter and delivering an initialed copy to Jay Financial, or (ii) provide Jay Financial with written notice of termination of this Agreement by First Merchants in accordance with the terms of Section 10.01(j) hereof. In the event the Disclosure Letter is accepted by First Merchants, Jay Financial shall thereafter promptly supplement, amend and update monthly and as of the Effective Date the Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter.

     7.09 CONFIDENTIALITY. Jay Financial and the Bank shall use their best efforts to cause their respective officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from First Merchants, unless such information (i) was already known to Jay Financial and the Bank, (ii) becomes available to Jay Financial and the Bank from other sources, (iii) is independently developed by Jay Financial and the Bank, (iv) is disclosed outside of Jay Financial and the Bank with and in accordance with the terms of prior written approval of First Merchants, or
(v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. Jay Financial and the Bank further agree that in the event this Agreement is terminated, it will return to First Merchants all information obtained by Jay Financial and the Bank regarding First Merchants, including all copies made of such information by Jay Financial and the Bank. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     7.10 COOPERATION. Jay Financial shall generally cooperate with First Merchants and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (i) Jay Financial shall cooperate and assist First Merchants in preparation of and/or filing of all regulatory applications, the registration statement for registration of First Merchants' shares, and all other documentation required to be prepared for consummation of the Merger and obtaining all necessary approvals, and (ii) Jay Financial shall furnish First Merchants with all information concerning itself and the Bank that First Merchants may request in connection with the preparation of the documentation referenced above. Prior to the Closing (as defined in Section 12 hereof), Jay Financial agrees to disclose to First Merchants any fact or matter that comes to the attention of Jay Financial that might indicate that any of the representations or warranties of Jay Financial may be untrue, incorrect, or misleading in any material respect.

     7.11. ENVIRONMENTAL REPORTS. Jay Financial, at its sole cost and expense, shall provide to First Merchants, as soon as reasonably practical, but not later than thirty (30) days after the date hereof, a report of a phase one environmental investigation on all real property owned, leased or operated by Jay Financial or the Bank as of the date hereof (but excluding space in retail and similar establishments leased by Jay Financial or the Bank for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property) and within ten (10) days after the acquisition or lease of any real property acquired or leased by Jay Financial or the Bank after the date hereof (but excluding space in retail and similar establishments leased by Jay Financial or the Bank for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one investigation in First Merchants' reasonable opinion, Jay Financial shall provide to First Merchants, within thirty (30) days of such request, a report of a phase two investigation on properties requiring such additional study. First Merchants shall have fifteen
(15) business days from the receipt of any such phase one or phase two investigation report to notify Jay Financial of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonable likely to be required by applicable law, or (ii) recommended or suggested by such report or reports as prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $250,000 as reasonably estimated by an environmental expert retained for such purpose by First Merchants and reasonably acceptable to Jay Financial, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then First Merchants shall have the right for a period of fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated to terminate this Agreement by providing written notice of such termination to Jay Financial.

     7.12. LETTER TO JAY FINANCIAL SHAREHOLDERS. Within two (2) business days after execution of this Agreement by Jay Financial and First Merchants, Jay Financial shall deposit in the United States mail a letter to each of the shareholders of record of Jay Financial as of the date of execution of this Agreement informing each shareholder about the execution of this Agreement and the proposed Merger. The terms of such letter to the shareholders of Jay Financial shall be in a form mutually agreed to by First Merchants and Jay Financial.


                                     SECTION 8

                             COVENANTS OF FIRST MERCHANTS

     First Merchants covenants and agrees with Jay Financial as follows:

     8.01. APPROVALS. First Merchants shall proceed expeditiously, cooperate fully and use its best efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement. First Merchants shall provide Jay Financial with copies of proposed regulatory filings in connection with the Merger and afford Jay Financial the opportunity to offer comment on the filings before filing. The approval of the shareholders of First Merchants of the transactions contemplated by this Agreement is not required.

     8.02.  EMPLOYEE BENEFIT PLANS.

            (a) COVERAGE UNDER FIRST MERCHANTS' PLANS. No later than January 1, 2000, First Merchants will cover the Bank's employees under any tax-qualified retirement plan First Merchants maintains for its employees, provided that such an employee meets the applicable participation requirements, in lieu of the Bank's current tax-qualified retirement plan. Until that time, the Bank's current tax-qualified retirement plan will be maintained at the same level, with respect to benefit accruals, provided for on the Effective Date. Following the Effective Date, the Bank employees will otherwise receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided to those employees by Jay Financial or the Bank on the Effective Date. For purposes of determining a Jay Financial or Bank employee's eligibility and vesting service under a First Merchant's employee benefit plan that the employee is permitted to enter, service with Jay Financial or the Bank will be treated as service with First Merchants; provided, however, that service with Jay Financial or the Bank shall not be treated as service with First Merchants for purposes of benefit accrual.

            (b) COVERAGE UNDER FIRST MERCHANTS' HEALTH PLAN. Those employees of the Bank who become covered by the health plan sponsored by First Merchants under the provisions of subsection (a) and who are, at such time, subject to an eligibility waiting period due to a pre-existing condition exclusion or limitation under the Bank's health plan which also constitutes a pre-existing condition exclusion or limitation under the health plan sponsored by First Merchants shall receive credit towards the satisfaction under the First Merchants health plan of any waiting period imposed with respect to such pre-existing condition exclusion or limitation.

            (c) CONTINUATION OF THE BANK'S DEFERRED COMPENSATION PLANS. From and after the Effective Date, First Merchants shall use its best efforts to continue or cause the Bank to continue, in accordance with their respective terms, the nonqualified deferred compensation plans sponsored by Jay Financial and the Bank for the benefit of the members of the Board of Directors of Jay Financial and the Bank and the employees of the Bank, provided such plans do not require additional cash contributions or benefit accruals by the Bank or First Merchants beyond what has been contributed or earned in terms of an accrued benefit as of the Effective Date. First Merchants reserves the right, however, to amend any and all such plans so as to prevent any new employees or directors of the Bank or Jay Financial from becoming eligible thereunder.

     8.03. FIRST MERCHANTS BOARD OF DIRECTORS. First Merchants shall cause all necessary action to be taken to cause the current President of the Bank, Barry Hudson, to either (i) be nominated for election as a member of the First Merchants' Board of Directors for a three (3)-year term at the first annual meeting of the shareholders of First Merchants following the Effective Date or
(ii) to be appointed as a member of the First Merchants' Board of Directors at the next meeting of the First Merchants' Board of Directors following the Effective Date to serve until the first annual meeting of the shareholders of First Merchants following the Effective Date and then to be nominated for election as a member of the First Merchants' Board of Directors for a three
(3)-year term at the first annual meeting of the shareholders of First Merchants following the Effective Date, whichever can be effected first depending on the timing of the occurrence of the Effective Date.

     8.04. PRESS RELEASE. Except as required by law, First Merchants shall not issue any press release to any national wire service relating solely to the Merger without the prior approval of Jay Financial.

     8.05. CONFIDENTIALITY. First Merchants shall, and shall use its best efforts to cause its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by it from Jay Financial or the Bank, unless such information (i) was already known to First Merchants, (ii) becomes available to First Merchants from other sources,
(iii) is independently developed by First Merchants, (iv) is disclosed outside of First Merchants with and in accordance with the terms of prior written approval of Jay Financial or the Bank, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. First Merchants further agrees that in the event this Agreement is terminated, it will return to Jay Financial all information obtained by First Merchants regarding Jay Financial or the Bank, including all copies made of such information by First Merchants. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     8.06. COVENANTS REGARDING THE BANK. Upon consummation of the Merger, the Bank shall be a national bank organized under the laws of the United States and the officers and directors of the Bank in office immediately prior to the consummation of the Merger shall be the officers and directors of the Bank at the Effective Date subject to the provisions of the Bank's Articles of Association and By-Laws. Thereafter, the Bank directors who desire to continue to serve in that capacity shall do so for at least the remainder of the one (1) year terms to which they have been elected. The Bank directors will be subject to First Merchants' policy of mandatory retirement at age seventy (70); provided, however, the policy of mandatory retirement will not apply to any of the Bank's current directors until twelve (12) months after the Effective Date. First Merchants intends to continue to operate the Bank as an operating subsidiary of First Merchants under the name "The First National Bank of Portland" with no changes in the number or locations of branches.


                                     SECTION 9

                         CONDITIONS PRECEDENT TO THE MERGER

     The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Date:

     9.01. SHAREHOLDER APPROVAL. The shareholders of Jay Financial shall have approved, ratified and confirmed this Agreement as required by applicable law.

     9.02. REGISTRATION STATEMENT EFFECTIVE. First Merchants shall have registered its shares of common stock to be issued to shareholders of Jay Financial in accordance with this Agreement with the Securities and Exchange Commission pursuant to the 1933 Act, and all state securities and "blue sky" approvals and authorizations required to offer and sell such shares shall have been received by First Merchants. The registration statement with respect thereto shall have been declared effective by the Securities and Exchange Commission and no stop order shall have been issued or threatened.

     9.03. TAX OPINION. The parties shall have obtained an opinion of counsel, which shall be in form and content satisfactory to counsel for all parties hereto, to the effect that the Merger effected pursuant to this Agreement shall constitute a tax-free transaction (except to the extent cash or boot is received) to each party hereto and to the shareholders of each party. Such opinion shall be based upon factual representations received by such counsel from the parties, which representations may take the form of written certifications.

     9.04. AFFILIATE AGREEMENTS. First Merchants and the Bank shall have obtained (a) from Jay Financial, a list identifying each affiliate of Jay Financial and (b) from each affiliate of Jay Financial, the agreements contemplated by Section 7.06 hereof.

     9.05. REGULATORY APPROVALS. The Board of Governors of the Federal Reserve System and the Indiana Department of Financial Institutions shall have authorized and approved the Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained.

     9.06. OFFICER'S CERTIFICATE. First Merchants and Jay Financial shall have delivered to each other a certificate signed by their Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all the representations and warranties of their respective corporations are true, accurate and correct on and as of the Effective Date; (b) all the covenants of their respective corporations have been complied with from the date of this Agreement through and as of the Effective Date; and (c) their respective corporations have satisfied and fully complied with all conditions necessary to make this Agreement effective as to them.

     9.07. FAIRNESS OPINION. Jay Financial shall have obtained an opinion from an investment banker of its choosing to the effect that the terms of the Merger are fair to the shareholders of Jay Financial from a financial viewpoint. Such opinion shall be (a) in form and substance reasonably satisfactory to Jay Financial, (b) dated as of a date not later than the mailing date of the Proxy Statement relating to the Merger and (c) included in the Proxy Statement.

     9.08. POOLING OF INTERESTS. First Merchants shall have obtained from its independent accountants, Olive, LLC, a letter stating that, based upon their review of such documents and information which they deemed relevant, such firm is currently unaware of any reason why the Merger cannot be accounted for as a "pooling of interests."

     9.09. NO JUDICIAL PROHIBITION. Neither Jay Financial, the Bank nor First Merchants shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     9.10. CHANGE OF CONTROL AGREEMENTS. First Merchants shall have offered Change of Control Agreements to Barry Hudson and Jim Meinerding.


                                     SECTION 10

                                TERMINATION OF MERGER

     10.01. MANNER OF TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by First Merchants to Jay Financial or by Jay Financial to First Merchants only for the following reasons:

            (a) By Jay Financial or First Merchants, if there has been a material misrepresentation, a breach of warranty or a failure to comply with any covenant on the part of any party in the representations, warranties, and covenants set forth herein; provided that the party in default shall have no right to terminate for its own default;

            (b) By Jay Financial or First Merchants, if it shall determine in its sole discretion that the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of commencement or threat of material litigation or proceedings against any of the parties;

            (c) By Jay Financial or First Merchants, if the financial condition, business, assets, or results of operations of the other party shall have been materially and adversely changed from that in existence at June 30, 1998;

            (d) By Jay Financial or First Merchants, if the transaction contemplated herein has not been consummated by April 30, 1999 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

            (e) By First Merchants if any of the items, events or information set forth in any update to the Disclosure Letter has had or may have a material adverse effect on the financial condition, results of operations, business, or prospects of Jay Financial or the Bank;

            (f) By First Merchants or Jay Financial if, in the opinion of counsel to First Merchants or Jay Financial, the Merger will not constitute a tax-free reorganization under the Code;

            (g) By First Merchants if the Merger cannot be accounted for as a "pooling of interests";

            (h) By First Merchants or Jay Financial pursuant to their respective termination rights set forth in Section 3.04 hereof;

            (i) By First Merchants pursuant to its termination rights set forth in Section 7.11 hereof; or

            (j) By First Merchants, if it shall determine in its sole discretion that the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of any matters disclosed in the Disclosure Letter received by First Merchants in accordance with
     Section 7.08 hereof or contained in any of the documents, instruments or agreements referenced in the Disclosure Letter.

     10.02. EFFECT OF TERMINATION. Upon termination by written notice, as provided in this Section, this Agreement shall be void and of no further force or effect and there shall be no obligation on the part of Jay Financial or First Merchants or their respective officers, directors, employees, agents, or shareholders, except for payment of their respective expenses and performance of their respective obligations under Sections 7.09 and 8.05.


                                     SECTION 11

                               EFFECTIVE DATE OF MERGER

     Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day specified in the Articles of Merger of Jay Financial with and into First Merchants as filed with the Secretary of State of the State of Indiana (the "Effective Date"). The Effective Date shall occur no later than the last business day of the month in which any waiting period following the last approval of the Merger by a state or federal regulatory agency or governmental authority expires.

                                     SECTION 12

                                      CLOSING

     12.01. CLOSING DATE AND PLACE. The closing of the Merger (the "Closing") shall take place at the main office of First Merchants on the Effective Date or at such other place as mutually agreed to by First Merchants and Jay Financial.

     12.02. ARTICLES OF MERGER. Subject to the provisions of this Agreement, on the Effective Date, the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana.

     12.03. OPINIONS OF COUNSEL. At the Closing, Jay Financial shall deliver an opinion of its counsel, Krieg DeVault Alexander & Capehart, to First Merchants, and First Merchants shall deliver an opinion of its counsel, Bingham Summers Welsh & Spilman, to Jay Financial, dated as of the date of the Closing. The form of such opinions shall be as mutually agreed to by the parties hereto and their respective counsel.


                                     SECTION 13

                                   MISCELLANEOUS

     13.01. EFFECTIVE AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions thereof shall inure to the benefit of any other person, firm, or corporation whomsoever, except as expressly applied to the officers and directors of First Merchants and Jay Financial. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

     13.02.  WAIVER; AMENDMENT.

            (a) First Merchants and Jay Financial may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

            (b) Notwithstanding the prior approval by the shareholders of Jay Financial, this Agreement may be amended, modified or supplemented by the written agreement of Jay Financial and First Merchants without further approval of such shareholders, except that no such amendment, modification or supplement shall result in a decrease in the consideration specified in Section 3 hereof or shall materially adversely affect the rights of the shareholders of Jay Financial without the further approval of such shareholders.

     13.03. NOTICES. Any notice required or permitted by this Agreement shall be deemed to have been duly given if delivered in person, receipted for or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to First Merchants:             With a copy to:

     200 E. Jackson Street, Box 792     Bingham Summers Welsh & Spilman
     Muncie, IN  47305                  2700 Market Tower
     Attn:  Stefan S. Anderson,         10 West Market Street
       President and Chief Executive    Indianapolis, Indiana  46204-2982
       Officer                          Attn:  David R. Prechtel, Esq.

     If to Jay Financial:               With a copy to:

     112 West Main Street               Krieg DeVault Alexander & Capehart
     P.O. Box 1089                      One Indiana Square, Suite 2800
     Portland, IN 47371                 Indianapolis, Indiana  46204
     Attn:  Barry Hudson, President     Attn:  Michael E. Williams, Esq.

or to such substituted address as any of them have given to the other in writing. Notwithstanding the foregoing, all notices required to be given pursuant to Sections 3.04(b) and 3.04(c) hereof shall be given in the time periods specified in such sections by either hand delivery or facsimile transmission to the specified parties.

     13.04. HEADINGS. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

     13.05. SEVERABILITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this

Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

     13.06. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by facsimile signatures, each of which shall constitute an original signature.

     13.07. GOVERNING LAW. This Agreement is executed in and shall be construed in accordance with the laws of the State of Indiana.

     13.08. ENTIRE AGREEMENT. This Agreement supersedes any other agreement, whether oral or written, between First Merchants and Jay Financial relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

     13.09. EXPENSES. First Merchants and Jay Financial shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the cost of the fairness opinion referenced in Section 9.07 shall be borne by Jay Financial whether or not the Merger is consummated. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     IN WITNESS WHEREOF, First Merchants and Jay Financial have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.


                                   FIRST MERCHANTS CORPORATION
ATTEST:

/s/ Larry R. Helms                 By:  /s/ Stefan S. Anderson
-------------------------------       -------------------------------------
Larry R. Helms, Secretary             Stefan S. Anderson, President and Chief
                                      Executive Officer


                                   JAY FINANCIAL CORPORATION
ATTEST:

/s/ Stephen Myron                  By: /s/ Barry Hudson
-------------------------------       -------------------------------------
Stephen Myron, M.D., Secretary        Barry Hudson, President

                                     APPENDIX B

                                     CHAPTER 44

                                 DISSENTERS' RIGHTS

     23-1-44-1.     "CORPORATION" DEFINED. - As used in this chapter,
"corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share
exchange of that issuer.   [P.L. 149-1986, Section 28.]

     23-1-44-2.     "DISSENTER" DEFINED. - As used in this chapter, "dissenter"
means a shareholder who is entitled to dissent from corporate action under section 8 [IC 23-1-44-8] of this chapter and who exercises that right when and in the manner required by sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter. [P.L.149-1986, Section 28.]

     23-1-44-3.     "FAIR VALUE" DEFINED. - As used in this chapter, "fair
value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. [P.L. 149-1986,
Section 28.]

     23-1-44-4.     "INTEREST" DEFINED. - As used in this chapter, "interest"
means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances. [P.L. 149-1986, Section 28.]

     23-1-44-5.     "RECORD SHAREHOLDER" DEFINED. - As used in this chapter,
"record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4. [P.L. 149-1986, Section 28.]

     23-1-44-6.     "BENEFICIAL SHAREHOLDER" DEFINED. - As used in this chapter,
"beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder. [P.L. 149-1986, Section 28.]

     23-1-44-7.     "SHAREHOLDER" DEFINED. - As used in this chapter,
"shareholder" means the record shareholder or the beneficial shareholder. [P.L. 149-1986, Section 28.]

     23-1-44-8.     SHAREHOLDER DISSENT. - (a) A shareholder is entitled to
dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party if:

               (A) Shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

               (B)  The shareholder is entitled to vote on the merger.

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

          (4)  The approval of a control share acquisition under IC 23-1-42.

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

          (1) Registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

          (2) Traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets - National Market Issues or a similar market.

     (c)  A shareholder:

          (1) Who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

          (2) Who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

     may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement. [P.L. 149-1986, Section 28; P.L. 107-1987, Section 19.]

     23-1-44-9.     BENEFICIAL SHAREHOLDER DISSENT. - (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

          (1) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and

          (2) The beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote. [P.L. 149-1986,
          Section 28.]

     23-1-44-10.    NOTICE OF DISSENTERS' RIGHTS PRECEDING SHAREHOLDER VOTE. -
(a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

     (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 [IC 23-1-44-121 of this chapter. [P.L. 149-1986, Section 28; P.L. 107-1987,
Section 20.]

     23-1-44-11.    NOTICE OF INTENT TO DISSENT. - (a) If proposed corporate
action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

          (2) Must not vote the shareholder's shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter. [P.L. 149-1986, Section 28.]

     23-1-44-12.    NOTICE OF DISSENTERS' RIGHTS FOLLOWING ACTION CREATING
RIGHTS. - (a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 [IC 23-1-44-11] of this chapter.

     (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this chapter. [P.L. 149-1986, Section 28.]

     23-1-44-13.    DEMAND FOR PAYMENT BY DISSENTER. - (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 [IC 23-1-44-12] of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice under section 12(b)(3) [IC 23-1-44-12(b)(3)] of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action. [P.L. 149-1986, Section 28.]

     23-1-44-14.    TRANSFER OF SHARES RESTRICTED AFTER DEMAND FOR PAYMENT. -
(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 [IC 23-1-44-16] of this chapter.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. [P.L. 149-1986, Section 28.]

     23-1-44-15.    PAYMENT TO DISSENTER. - (a) Except as provided in section 17
[IC 23-1-44-17] of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 [IC 23-1-44-13] of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

     (b)  The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares; and

          (3)  A statement of the dissenter's right to demand payment under section 18 [IC 23-1-44-18] of this chapter. [P.L. 149-1986, Section 28; P.L. 107-1987, Section 21.]

     23-1-44-16.    RETURN OF SHARES AND RELEASE OF RESTRICTIONS. - (a) If the
corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 [IC 23-1-44-12] of this chapter and repeat the payment demand procedure. [P.L. 149-1986, Section 28.]

     23-1-44-17.    OFFER OF FAIR VALUE FOR SHARES OBTAINED AFTER FIRST
ANNOUNCEMENT. - (a) A corporation may elect to withhold payment required by section 15

[IC 23-1-44-15] of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 [IC 23-1-44-18] of this chapter. [P.L. 149-1986, Section 28.]

     23-1-44-18.    DISSENTER DEMAND FOR FAIR VALUE UNDER CERTAIN CONDITIONS. -
(a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 [IC 23-1-44-15] of this chapter), or reject the corporation's offer under section 17 [IC 23-1-44-17] of this chapter and demand payment of the fair value of the dissenter's shares, if:

          (1) The dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

          (2) The corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares. [P.L. 149-1986, Section 28.]

     23-1-44-19.    EFFECT OF FAILURE TO PAY DEMAND - COMMENCEMENT OF JUDICIAL
APPRAISAL PROCEEDING. - (a) If a demand for payment under IC 23-1-42-11 or under section 18 [IC 23-1-44-18] of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e)  Each dissenter made a party to the proceeding is entitled to judgment.

          (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 [IC 23-1-44-17] of this chapter. [P.L. 149-1986, Section 28.]

     23-1-44-20. JUDICIAL DETERMINATION AND ASSESSMENT OF COSTS. - (a) The court in an appraisal proceeding commenced under section 19 [IC 23-1-44-19] of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [P.L. 149-1986, Section 28.]

                                      APPENDIX C

                          PROFESSIONAL BANK SERVICES, INC.

                             FAIRNESS OPINION AND UPDATE


                                  August 19, 1998



Board of Directors
Jay Financial Corporation
112 West Main Street
Portland, Indiana  47371-2123

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Jay Financial Corporation, Portland, Indiana (the "Company") of the proposed merger of the Company with First Merchants Corporation, Muncie, Indiana ("FRME"). In the proposed merger, Company shareholders will receive an aggregate of 732,558 FRME common shares for all 81,900 Company common shares outstanding as further defined in the Agreement of Reorganization and Merger between FRME and the Company (the "Agreement"). On August 17, 1998, the proposed consideration to be received represents an aggregate value of $29,577,029 or $261.14 per Company common share based on the average of the bid/ask price for FRME common stock of $40.375 as quoted on the National Association of Securities Dealers Automated Quotation System.

Profession Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company and its wholly owned subsidiary, The First National Bank of Portland (the "Bank), contained in : (i) December 31, 1997, March 31, 1998 and June 30, 1998 Consolidated Reports of Condition and Income filed by the Bank with the FDIC; (ii) December 31, 1996 and 1997 audited annual reports of the Company; and (iii) December 31, 1997 and March 31, 1998 Uniform Bank Performance Reports of the Bank. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the

Board of Directors
Jay Financial Corporation
August 19, 1998
Page 2


aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally. We have also taken into consideration other offers received by the Company.

For the purposes of this opinion, PBS reviewed and analyzed the historic performance of FRME contained in: (i) December 31, 1995, 1996 and 1997 audited annual reports of FRME; and (ii) June 30, 1997, September 30, 1997, March 31, 1998 and June 30, 1998 unaudited financial data and reports filed on Form 10-K and 10-Q with the Securities and Exchange Commission.

We have not compiled, reviewed or audited the financial statements of the Company or FRME nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or FRME.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.

                              Very truly yours,



                              PROFESSIONAL BANK SERVICES, INC.

                             ____________________, 1999


Board of Directors
Jay Financial Corporation
112 West Main Street
Portland, Indiana  47371-2123

Dear Members of the Board:

To our knowledge, nothing of a material nature has occurred since the issuance of our Fairness Opinion (the "Opinion") to the common shareholders of Jay Financial Corporation, Portland, Indiana (the "Company") dated August 19, 1998, that would cause us to alter or rescind the Opinion. The Opinion is related to the fairness from a financial point of view, to the common shareholders of the Company, regarding the proposed transaction outlined in the Agreement of Reorganization and Merger between First Merchants Corporation, Muncie, Indiana and the Company.

                                        Very truly yours,



                                        PROFESSIONAL BANK SERVICES, INC.

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Articles of Incorporation provide that the Registrant will indemnify any person who is or was a director, officer, employee or agent of the Registrant or of any other corporation for which he is or was serving in any capacity at the request of the Registrant against all liability and expense that may be incurred in connection with or resulting from or arising out of any claim, action, suit or proceeding with respect to which such director, officer or employee is wholly successful or acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant or such other corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director, officer, employee or agent of the Registrant is entitled to be indemnified as a matter of right with respect to those claims, actions, suits or proceedings where he has been wholly successful. In all other cases, such director, officer, employee or agent will be indemnified only if the Board of Directors of the Registrant or independent legal counsel finds that he has met the standards of conduct set forth above.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following Exhibits are being filed as part of this Registration Statement except those which are incorporated by reference:



Exhibit No.              Description of Exhibit                                 Form S-4 Page
-----------              ----------------------                                 -------------
  1.      None

  2.      Agreement of Reorganization and Merger . . . . . . . . . . . . .           (A)

  3.a.    First Merchants Corporation Articles of Incorporation and the
          Articles of Amendment thereto. . . . . . . . . . . . . . . . . .           (B)

    b.    First Merchants Corporation Bylaws and amendments thereto. . . .           (B)

  4.      None

  5.      Opinion of Bingham Summers Welsh & Spilman (legality). . . . . .           170

6-7.      None



                                         II-1


  8.      Opinion of Bingham Summers Welsh & Spilman
          (tax matters). . . . . . . . . . . . . . . . . . . . . . . . . .           171

  9.      None

 10.a.    First Merchants Corporation and First Merchants Bank,
          National Association Management Incentive Plan . . . . . . . . .           (C)
    b.    First Merchants Bank, National Association Unfunded Deferred
          Compensation Plan, as Amended. . . . . . . . . . . . . . . . . .           (C)
    c.    First Merchants Corporation 1989 Stock Option Plan . . . . . . .           (D)
    d.    First Merchants Corporation 1994 Stock Option Plan . . . . . . .           (E)
    e.    First Merchants Corporation Change of Control Agreements . . . .           (F)
    f.    First Merchants Corporation Unfunded Deferred Corporation Plan .           (F)
    g.    First Merchants Corporation Supplemented Executive Retirement
          Plan and amendments thereto. . . . . . . . . . . . . . . . . . .           (G)
    h.    Agreement of Reorganization and Merger dated October 27, 1998 among First Merchants Corporation, Pendleton Banking Company
          and Anderson Community Bank. . . . . . . . . . . . . . . . . . .           174

11-20.    None

21.       Subsidiaries of Registrant . . . . . . . . . . . . . . . . . . .           207
22.       None

23. a.    Consent of Olive, LLP. . . . . . . . . . . . . . . . . . . . . .           208
    b.    Consent of Crowe, Chizek & Co. LLP . . . . . . . . . . . . . . .           209
    c.    Consent of Bingham Summers Welsh & Spilman (legality). . . . . .           (l)
    d.    Consent of Bingham Summers Welsh & Spilman(tax matters). . . . .           (l)
    e.    Consent of Professional Bank Services, Inc.. . . . . . . . . . .           210

24.       Power of Attorney included in "Signatures" section . . . . . . .           166

25-28.    None

99.       Form of Proxy. . . . . . . . . . . . . . . . . . . . . . . . . .           211


(b) All schedules are omitted because they are not applicable or not required or because the required information is included in the consolidated financial statements or related notes.

(c)       Fairness opinion furnished as part of prospectus.

(A)       Included as Appendix A to the Prospectus.

(B) Incorporated by reference to Registrant's Quarterly Report Form 10-Q for quarter ended June 30, 1997.

(C) Incorporated by reference to Registrant's Form 10-K for year ended December 31, 1996.

(D)       Incorporated by reference to Registrant's Registration
          Statement on Form S-8 (SEC File No. 33-28901) effective on May 24, 1989.

(E) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1993.

(F) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1996.

(G) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1997.

(l)       Included in opinion.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (e) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (h) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Muncie, State of Indiana, as of the 28th day of December, 1998.

                                   FIRST MERCHANTS CORPORATION

                                   By:/s/ Stefan S. Anderson
                                      --------------------------------------
                                        Stefan S. Anderson, Chief Executive
                                        Officer

     Each person whose signature appears below constitutes and appoints Stefan
S. Anderson and Larry R. Helms and each of them his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed by First Merchants Corporation pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of the 28th day of December, 1998 by the following persons in the capacities indicated.

/s/ Stefan S. Anderson
-------------------------------
Stefan S. Anderson                 Chairman of the Board, Chief Executive
                                   Officer and Director (Principal Executive
                                   Officer)

/s/ James L. Thrash
-------------------------------
James L. Thrash                    Senior Vice President and Chief
                                   Financial Officer (Principal Financial
                                   and Accounting Officer)


/s/ Frank A. Bracken
-------------------------------
Frank A. Bracken                   Director

/s/ Thomas B. Clark
-------------------------------
Thomas B. Clark                    Director


/s/ Michael L. Cox
-------------------------------
Michael L. Cox                     Director


/s/ David A. Galliher
-------------------------------
David A. Galliher                  Director


/s/ Norman M. Johnson
-------------------------------
Norman M. Johnson                  Director


/s/ Ted J. Montgomery
-------------------------------
Ted J. Montgomery                  Director


/s/ George A. Sissel
-------------------------------
George A. Sissel                   Director


/s/ Robert M. Smitson
-------------------------------
Robert M. Smitson                  Director


/s/ Michael D. Wickersham
-------------------------------
Michael D. Wickersham              Director


/s/ John E. Worthen
-------------------------------
John E. Worthen                    Director

(a) The following Exhibits are being filed as part of this Registration Statement except those that are incorporated by reference:



Exhibit No.              Description of Exhibit                                 Form S-4 Page
-----------              ----------------------                                 -------------
  1.      None

  2.      Agreement of Reorganization and Merger . . . . . . . . . . . . .           (A)

  3.a.    First Merchants Corporation Articles of Incorporation and the
          Articles of Amendment thereto. . . . . . . . . . . . . . . . . .           (B)

    b.    First Merchants Corporation Bylaws and amendments thereto. . . .           (B)

  4.      None

  5.      Opinion of Bingham Summers Welsh & Spilman (legality). . . . . .           170

6-7.      None

  8.      Opinion of Bingham Summers Welsh & Spilman
          (tax matters). . . . . . . . . . . . . . . . . . . . . . . . . .           171

  9.      None

 10.a.    First Merchants Corporation and First Merchants Bank,
          National Association Management Incentive Plan . . . . . . . . .           (C)
    b.    First Merchants Bank, National Association Unfunded Deferred
          Compensation Plan, as Amended. . . . . . . . . . . . . . . . . .           (C)
    c.    First Merchants Corporation 1989 Stock Option Plan . . . . . . .           (D)
    d.    First Merchants Corporation 1994 Stock Option Plan . . . . . . .           (E)
    e.    First Merchants Corporation Change of Control Agreements . . . .           (F)
    f.    First Merchants Corporation Unfunded Deferred Corporation Plan .           (F)
    g.    First Merchants Corporation Supplemented Executive Retirement
          Plan and amendments thereto. . . . . . . . . . . . . . . . . . .           (G)
    h.    Agreement of Reorganization and Merger dated October 27, 1998 among First Merchants Corporation, Pendleton Banking Company
          and Anderson Community Bank. . . . . . . . . . . . . . . . . . .           174

11-20.    None

21.       Subsidiaries of Registrant . . . . . . . . . . . . . . . . . . .           207
22.       None

23. a.    Consent of Olive, LLP. . . . . . . . . . . . . . . . . . . . . .           208
    b.    Consent of Crowe, Chizek & Co. LLP . . . . . . . . . . . . . . .           209



    c.    Consent of Bingham Summers Welsh & Spilman (legality). . . . . .           (l)
    d.    Consent of Bingham Summers Welsh & Spilman(tax matters). . . . .           (l)
    e.    Consent of Professional Bank Services, Inc.. . . . . . . . . . .           210

24.       Power of Attorney included in "Signatures" section . . . . . . .           166

25-28.    None

99.       Form of Proxy. . . . . . . . . . . . . . . . . . . . . . . . . .           211


(b) All schedules are omitted because they are not applicable or not required or because the required information is included in the consolidated financial statements or related notes.

(c)       Fairness opinion furnished as part of prospectus.

(A)       Included as Appendix A to the Prospectus.

(B) Incorporated by reference to Registrant's Quarterly Report Form 10-Q for quarter ended June 30, 1997.

(C) Incorporated by reference to Registrant's Form 10-K for year ended December 31, 1996.

(D)       Incorporated by reference to Registrant's Registration
          Statement on Form S-8 (SEC File No. 33-28901) effective on May 24, 1989.

(E) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1993.

(F) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1996.

(G) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1997.

(l)       Included in opinion.